AMALGAMATION

involving

ARMADA DATA CORPORATION

and

1498798 B.C. LTD.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

to be held on October 28, 2024

and

MANAGEMENT INFORMATION CIRCULAR

September 25, 2024

These materials are important and require your immediate attention. They require Shareholders to make important decisions. If you are in doubt as to how to make such decisions, please contact your financial, legal, tax or other professional advisors. The Board of Directors recommends that Shareholders vote FOR the special resolution in respect of the Amalgamation.

LETTER TO SHAREHOLDERS

September 25, 2024

Dear Shareholders:

Armada Data Corporation (the "Corporation") intends to hold a special meeting (the "Meeting") of the shareholders of the Corporation (the "Shareholders"). The Meeting will be held at 295 The West Mall, 6th Floor, Toronto, Ontario, M9C 4Z4, commencing at 10:00 a.m. (Toronto time) on October 28, 2024.

As always, the Corporation encourages Shareholders to vote their shares prior to the Meeting following the instructions set out in the form of proxy or voting instruction form received by such Shareholders.

The purpose of the Meeting is to:

1. consider and, if thought advisable, pass, with or without variation, a special resolution approving the amalgamation (the "Amalgamation") of the Corporation and 1498798 B.C. Ltd. ("Acquiror"), substantially upon the terms and conditions set forth in the acquisition agreement among the Corporation, James Matthews, 2190960 Ontario Ltd., Eli Oszlak and Acquiror (the "Acquisition Agreement"), and the amalgamation agreement between the Corporation and Acquiror (the "Amalgamation Agreement").

THE BOARD OF DIRECTORS OF THE CORPORATION (THE "BOARD") AFTER CAREFUL CONSIDERATION AND FOLLOWING THE RECEIPT OF THE OPINION OF THE FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE (AS DEFINED IN THE ACCOMPANYING MANAGEMENT INFORMATION CIRCULAR (THE "CIRCULAR")), HAS (WITH INTERESTED DIRECTORS ABSTAINING) APPROVED THE AMALGAMATION AND DETERMINED THAT THE AMALGAMATION IS IN THE BEST INTERESTS OF THE CORPORATION AND ITS SHAREHOLDERS AND IS FAIR TO ALL SHAREHOLDERS (OTHER THAN JAMES MATTHEWS, 2190960 ONTARIO LTD., ELI OSZLAK, ACQUIROR AND THEIR AFFILIATES OR ASSOCIATES)), AND RECOMMENDS THAT YOU VOTE IN FAVOUR OF THE RESOLUTION APPROVING THE AMALGAMATION.

Further details on how the Board made this determination, including details of the fairness opinion provided to the Special Committee (as defined in the Circular), are set out in the attached Circular.

Pursuant to the Amalgamation Agreement: (a) each issued and outstanding common share in the capital of the Corporation (the "Common Shares"), other than those held by Dissenting Shareholders (as defined in the Circular), James Matthews, 2190960 Ontario Ltd. and Eli Oszlak, will be exchanged for one fully paid and non-assessable Amalco Redeemable Preferred Share (as defined in the Circular); (b) each issued and outstanding Common Share that is held by James Matthews, 2190960 Ontario Ltd. and Eli Oszlak will be exchanged for one fully paid and non- assessable common share of Amalco (as defined in the Circular); (c) each issued and outstanding common share of Acquiror will be exchanged for one fully paid and non-assessable common share of Amalco; and (d) each issued and outstanding Common Share held by each Dissenting Shareholder, if any, will be cancelled and become an entitlement to be paid the fair value of such Common Share in accordance with Division 2 of Part 8 of the Business Corporations Act (British Columbia) (the "BCBCA").

Each Amalco Redeemable Preferred Share issued to Shareholders upon exchange of each Common Share pursuant to the Amalgamation will be immediately automatically redeemed for cash consideration of $0.04 per Amalco Redeemable Preferred Share.

A Shareholder has the right to dissent with respect to the Amalgamation and, provided the Amalgamation becomes effective, to be paid the fair value for its Common Shares by Amalco. The dissent right procedures must be strictly followed. It is recommended that any Shareholder wishing to exercise its dissent rights seek legal advice, as failure to comply strictly with the procedures of the BCBCA will result in the loss of the dissent rights.

The attached Notice of Special Meeting and Circular describe in detail the proposed Amalgamation and the procedures to be followed at the Meeting. Please review the Circular carefully, as it has been prepared to help you make an informed decision. If you require assistance, consult your financial, legal or other professional advisors.

It is important that your Common Shares be voted at the Meeting. Regardless of the number of Common Shares you hold, we encourage all Shareholders to vote. If you are a registered holder of the Common Shares, whether or not you are able to attend the Meeting, we urge you to complete the enclosed form of proxy for the Common Shares that you hold and return it in the envelope provided to the Corporation's registrar and transfer agent, Computershare Trust Company of Canada, either: (i) by mail in the enclosed envelope or to Computershare Trust Company of Canada at 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1, or (ii) by fax in North America at 1-866-249-7775 (outside North America at 416-263-9524), at any time up to and including 10:00 a.m. on October 24, 2024 being two business days (excluding Saturdays, Sundays and holidays) before the date of the Meeting. If you received a voting instruction form, please follow the voting instructions specified in the voting instruction form.

The Circular is accompanied by a Letter of Transmittal for registered Shareholders. The Letter of Transmittal contains instructions on how to deliver your Common Shares in exchange for the consideration being paid pursuant to the Amalgamation. You will not receive any consideration under the Amalgamation unless and until the Amalgamation is completed and you have returned the properly completed documents, including the Letter of Transmittal, to Computershare Investor Services Inc. as follows:

By Mail or by Courier:

Computershare Investor Services Inc.

100 University Avenue, 8th Floor
Toronto, Ontario M5J 2Y1

Attention: Corporate Actions

Shareholders are cautioned that the use of the mail to transmit proxies is at each Shareholder's risk.

Subject to the satisfaction of the closing conditions of the Amalgamation, it is anticipated that the Amalgamation will be completed on or about October 30, 2024.

If you have any questions or need assistance with the completion and delivery of your proxy, please contact the Corporation's transfer agent, Computershare Trust Company of Canada by telephone at 1-800-564-6253 (toll-free within North America) or at 1-514-982-7555. If you have any questions about submitting your Common Shares to the depositary including with respect to completing the Letter of Transmittal, please contact Computershare Investor Services Inc., who will act as depositary under the Amalgamation, by telephone at 1-800-564-6253 (toll-free within North America) or at 1-514-982-7555.

Yours very truly,

"James Matthews"

James Matthews, Chief Executive Officer

ARMADA DATA CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN about the special meeting (the "Meeting") of shareholders ("Shareholders") of Armada Data Corporation (the "Corporation" or "Armada").

When: October 28, 2024 at 10:00 a.m. (Toronto time)

Where: 295 The West Mall, 6th Floor, Toronto, Ontario, M9C 4Z4

The purpose of the Meeting is as follows:

1. Amalgamation. Consider and, if thought advisable, pass, with or without variation, a special resolution, (the "Amalgamation Resolution") the full text of which is set forth in Schedule "B" to the Circular, approving the amalgamation (the "Amalgamation") of the Corporation and 1498798 B.C. Ltd. ("Acquiror"), substantially upon the terms and conditions set forth in the acquisition agreement (the "Acquisition Agreement"), among the Corporation, James Matthews, 2190960 Ontario Ltd., Eli Oszlak and Acquiror, and the amalgamation agreement (the "Amalgamation Agreement") between the Corporation and Acquiror, copies of which are attached as Schedule "C" to the Circular; and

2. Other Business. Consider other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

Pursuant to Division 2 of Part 8 of the Business Corporations Act (British Columbia) (the "BCBCA"), a registered holder of common shares in the capital of the Corporation ("Common Shares") may dissent in respect of the special resolution approving the Amalgamation described in the accompanying management information circular (the "Circular"). If the Amalgamation is completed, dissenting shareholders who have complied with the procedures set forth in the BCBCA will be entitled to be paid the fair value of their Common Shares. The text of Division 2 of Part 8 of the BCBCA is set forth in Schedule "D" to the Circular. Failure to adhere strictly with the requirements set forth in Division 2 of Part 8 of the BCBCA may result in the loss or unavailability of any right to dissent.

This notice is accompanied by a form of proxy and the Circular.

You may vote your Common Shares by proxy if you are unable to attend the Meeting. Please review the enclosed Circular and date, sign and return the enclosed form of proxy to the Corporation's transfer agent by 10:00 a.m. (Toronto time) on October 24, 2024, being two business days before the Meeting.

The board of directors of the Corporation (the "Board") has fixed the close of business on September 23, 2024 as the record date, being the date for the determination of the registered holders entitled to notice and to vote at the Meeting and any adjournments(s) thereof.

DATED at Mississauga, Ontario as of the 25th day of September, 2024.

BY ORDER OF THE BOARD OF DIRECTORS

"James Matthews"

James Matthews, Chief Executive Officer

ARMADA DATA CORPORATION

MANAGEMENT INFORMATION CIRCULAR

SEPTEMBER 25, 2024

FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON

OCTOBER 28, 2024

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE AMALGAMATION

The following questions and answers are intended to assist Shareholders in making a decision on how to vote at the Meeting. A more detailed description of these matters follows these questions and answers. Capitalized terms used and not otherwise defined in the following questions and answers have the meanings assigned to such terms in this Circular.

1. When and where is the Meeting?

The Meeting will take place at 10:00 a.m. (Toronto time) on October 28, 2024, at 295 The West Mall, 6th Floor, Toronto, Ontario M9C 4Z4.

Registered Shareholders may participate in the Meeting either by attending the Meeting in person or by completing and returning the enclosed form of proxy.

Non-Registered Holders who hold their Common Shares through an Intermediary may provide voting instructions to their Intermediary by following the instructions provided by their Intermediary on how to do this. See "Information Regarding Conduct of Meeting - Non-Registered Holders".

2. How many votes does each Shareholder have?

At the Meeting, Shareholders will have one vote for each Common Share held on each matter to be dealt with at the Meeting.

3. Who is entitled to vote?

Shareholders of record as of the close of business on September 23, 2024 are entitled to vote on the matters to be addressed at the Meeting.

4. How do I vote?

If you are a registered Shareholder, there are two ways you can vote:

(a) you may vote in person at the Meeting; or

(b) you may complete, sign and date the form of proxy enclosed with this Circular, to appoint a proxyholder to attend the Meeting and vote for you.

You must deposit the enclosed proxy with Computershare Trust Company of Canada as described under "Information Regarding Conduct of Meeting - Appointment and Revocation of Proxies" by no later than 10:00 a.m. (Toronto time) on October 24, 2024, being two business days (excluding Saturdays, Sundays and holidays) before the Meeting.

If you are a Non-Registered Holder you will not generally receive the form of proxy in respect of your Common Shares. If you hold your Common Shares through an Intermediary such as a broker or dealer, you should have received from your Intermediary either a form of proxy or a Voting Instruction Form in respect of the number of Common Shares you beneficially own. To ensure that your Common Shares are voted, you should carefully follow theinstructions contained in the form of proxy or Voting Instruction Form from your Intermediary. If you do not provide instructions to your Intermediary, you may lose your right to vote at the Meeting. See "Information Regarding Conduct of Meeting - Non-Registered Holders".

5. What do I need to do now?

You should carefully read and consider the information contained in this Circular. If you are a registered Shareholder, whether or not you intend to attend the Meeting in person, you should complete, sign and date the enclosed proxy and return it in the enclosed return envelope, as soon as possible so that your Common Shares may be represented at the Meeting. For more information, see "Information Regarding Conduct of Meeting - Voting of Proxies". If you are a Non-Registered Holder, see "Information Regarding Conduct of Meeting - Non-Registered Holders" for information on how to vote your Common Shares.

6. What is the Amalgamation?

The Amalgamation involves the amalgamation of Armada Data Corporation (the "Corporation" or "Armada") and 1498798 B.C. Ltd. ("Acquiror"), substantially upon the terms and conditions set forth in the Acquisition Agreement and the Amalgamation Agreement. See "The Amalgamation - Description of Amalgamation".

7. How much will I receive for my Common Shares pursuant to the Amalgamation?

Shareholders, other than James Matthews, 2190960 Ontario Ltd., and Eli Oszlak (collectively the "Acquiror Parent Group") and those who have validly exercised their Dissent Rights, will receive a cash payment of $0.04 for each Common Share held. See "The Amalgamation - Background to the Amalgamation - Amalgamation Discussions".

8. What is the recommendation of the Board regarding the Amalgamation?

The Board established a special committee of directors independent of the Amalgamation (the "Special Committee") to receive details of, consider and evaluate the Amalgamation. After careful consideration, and based on the recommendation of the Special Committee, the Board has resolved (with interested directors abstaining) that the Amalgamation is fair to the Shareholders (other than James Matthews, 2190960 Ontario Ltd., Eli Oszlak, Acquiror and their affiliates or associates) and is in the best interests of the Corporation. Accordingly, the Board recommends that Shareholders vote FOR the Amalgamation Resolution. See "The Amalgamation - Board Approval and Recommendation".

9. What votes are necessary to pass the Amalgamation Resolution?

In order to be passed, the Amalgamation Resolution must be approved: (i) by 66⅔% of the votes cast by Shareholders, either present in person or represented by proxy, at the Meeting, and (ii) by a simple majority of the votes cast by holders of Common Shares excluding 5,462,760 Common Shares held by Acquiror Parent Group. See "The Amalgamation - Resolution Approving the Amalgamation".

10. How do I participate in the Amalgamation?

If the Amalgamation Resolution is approved at the Meeting, and if you are a registered Shareholder, you should send your certificate(s) representing your Common Shares, together with your completed and signed Letter of Transmittal by courier to Computershare Investor Services Inc. at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1.

If you have lost your certificate(s) or if it has been destroyed or stolen, you should complete the Letter of Transmittal as fully as possible and forward it to Computershare Investor Services Inc. to inquire about receiving replacement certificate(s).

If the Amalgamation Resolution is approved at the Meeting, and if you hold your Common Shares through an Intermediary such as a broker or dealer, you do not need to physically deliver any share certificate(s). To deliver your Common Shares upon completion of the Amalgamation, you should follow the instructions of such Intermediary, which you can expect to receive closer to the effective time of the Amalgamation. See "The Amalgamation - Amalgamation Procedure - Deposit of Share Certificates or DRS Advice and Redemption of Amalco Redeemable Preferred Shares".

11. If I do not want to participate in the Amalgamation, can I dissent?

In accordance with the BCBCA, registered Shareholders may exercise Dissent Rights in respect of the Amalgamation Resolution, pursuant to and in the manner set forth Division 2 of Part 8 of the BCBCA. Shareholders who duly exercise Dissent Rights are entitled to be paid fair value for their Common Shares, which fair value shall be determined as at the close of business on the day before the Effective Date. In no circumstances will the Corporation or any other person be required to recognize a person exercising Dissent Rights unless such person is a registered Shareholder of those Common Shares in respect of which such rights are sought to be exercised. Non-Registered Holders who wish to exercise Dissent Rights should contact the Intermediaries with whom they deal in respect of their Common Shares. In addition to any other restrictions under Division 2 of Part 8 of the BCBCA, none of the following shall be entitled to exercise Dissent Rights: (a) holders of stock options to acquire Common Shares unless outstanding stock options are exercised prior to the effective time of the Amalgamation and (b) Shareholders who vote, or are deemed to have instructed a proxyholder to vote, FOR the Amalgamation Resolution. For a summary of certain Canadian federal income tax considerations relevant to a Dissenting Shareholder, see "Certain Canadian Federal Income Tax Considerations".

A registered Shareholder who wishes to dissent must provide a written notice of dissent to the Amalgamation Resolution referred to in Division 2 of Part 8 of the BCBCA to the Corporation, which notice must be received no later than 5:00 p.m. (Toronto time) two business days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time).

The full text of Division 2 of Part 8 of the BCBCA is attached as Schedule "D" to this Circular. It is recommended that any registered Shareholder wishing to avail itself of its Dissent Rights under those provisions seek legal advice, as failure to comply strictly with the provisions of the BCBCA may result in the loss of its Dissent Rights. See "Right to Dissent".

12. When will the Amalgamation be completed?

The Corporation and Acquiror are endeavouring to complete the Amalgamation as soon as is reasonably practicable. Subject to the approval of Shareholders, and other customary conditions, the Corporation and Acquiror currently anticipate that the Amalgamation will be completed on or around October 30, 2024. However, there can be no assurance that the Amalgamation will be completed by that time or at all.

13. When will I receive the cash payment for my Shares?

Unless you are a Dissenting Shareholder, you will receive any amount of cash due to you under the Amalgamation after the Amalgamation becomes effective and the Letter of Transmittal and certificate(s) and/or direct registration system ("DRS") advice representing your Common Shares are received by Computershare Investor Services Inc. See "The Amalgamation - Amalgamation Procedure - Deposit of Share Certificates or DRS Advice and Redemption of Amalco Redeemable Preferred Shares".

14. Will the Common Shares continue to be traded on the TSX Venture Exchange after the Amalgamation?

No. The Common Shares will be delisted from the TSX Venture Exchange on or shortly after the Effective Date.

15. In addition to approval by Shareholders, are there any other approvals required for the Amalgamation?

The Board and the board of directors of Acquiror must approve the Amalgamation. After careful consideration, and based on the recommendation of the Special Committee, the Board has resolved (with interested directors abstaining) that the Amalgamation is fair to the Shareholders (other than Acquiror Parent Group, Acquiror and their affiliates or associates) and is in the best interests of the Corporation. See "The Amalgamation - Board Approval and Recommendation". There may also be certain regulatory approvals and authorizations required to be obtained in connection with the consummation of the Amalgamation and the other transactions contemplated under the Acquisition Agreement, including acceptance by the TSX Venture Exchange.

16. What will happen if the Amalgamation is not approved at the Meeting or is not completed?

If the Amalgamation Resolution is not approved at the Meeting, the Amalgamation will not occur and Shareholders will not be entitled to receive a cash payment for their Common Shares.

If the Amalgamation does not occur, the Corporation may consider other strategic alternatives, but there is no assurance that the Corporation will be able to enter into any other strategic transaction or that any such alternatives would be available to the Corporation on commercially acceptable terms or at all.

17. Who can I contact if I have questions?

Shareholders who would like additional copies of this Circular, the form of proxy or the Letter of Transmittal or who have any questions about the procedures for voting or completing the Letter of Transmittal should contact the Chief Financial Officer of the Corporation by email ematthews@armadadata.ca. An electronic copy of the Circular and Letter of Transmittal will also be available under the Corporation's profile at www.sedarplus.ca.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The Amalgamation involves, among other things, the issuance of redeemable preferred shares in the capital of Amalco (the "Amalco Redeemable Preferred Shares") in exchange for Common Shares prior to their redemption for all cash consideration. The Amalco Redeemable Preferred Shares that will be issued to Shareholders have not been and will not be registered under the U.S. Securities Act or the securities laws of any state of the United States and are being issued in reliance on the exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act") set forth in Rule 802 thereunder. A Form CB with this Circular will be furnished to the United States Securities and Exchange Commission. Shareholders will be able to obtain the document free of charge at the SEC's website, www.sec.gov.

The enforcement by Shareholders of civil liabilities under United States federal and state securities laws may be affected adversely by the fact that the Corporation and Acquiror are not incorporated and organized under the laws of the United States, that some or all of their respective officers and directors are residents of countries other than the United States, that the experts named in this Circular are residents of countries other than the United States, and that all or a substantial portion of the assets of the Corporation and Acquiror may be located outside of the United States. As a result, it may be difficult or impossible for Shareholders in the United States to effect service of process within the United States upon the Corporation or Acquiror, their respective directors or officers, or the experts named herein, or to realize against them upon judgments of courts of the United States predicated upon civil liabilities under the federal securities laws of the United States or "blue sky" laws of any state within the United States. In addition, Shareholders should not assume that the courts of Canada: (a) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the federal securities laws of the United States or "blue sky" laws of any state within the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the federal securities laws of the United States or "blue sky" laws of any state within the United States.

This Amalgamation involves the securities of a Canadian company. The solicitation of proxies made in connection with this Circular is not subject to the requirements of section 14(a) of the U.S. Exchange Act of 1934, as amended (the "U.S. Exchange Act"). Accordingly, this Circular has been prepared in accordance with disclosure requirements applicable in Canada and in accordance with Canadian corporate and securities laws. Shareholders in the United States should be aware that such disclosure requirements are different from those of the United States applicable to registration statements under the U.S. Securities Act, and to proxy statements under the U.S. Exchange Act.

Shareholders who are resident in, or citizens of, the United States should be aware that the disposition of Common Shares pursuant to the Amalgamation described in this Circular might have tax consequences both in Canada and in the United States that are not described fully herein. See "Certain Canadian Federal Income Tax Considerations". Shareholders who are resident in, or citizens of, the United States should consult their own tax advisors for advice on this Amalgamation.

THE AMALGAMATION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATORY AUTHORITY NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THE AMALGAMATION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

FORWARD-LOOKING STATEMENTS

This management information circular (this "Circular") contains certain "forward-looking statements" including the Amalgamation (as hereinafter defined), compliance with covenants of the Corporation, Acquiror Parent Group and Acquiror pursuant to the Acquisition Agreement (as hereinafter defined), regulatory approvals, Shareholder approval, and anticipated timing of the completion of the Amalgamation.

Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results to be materially different from any future results expressed or implied by the forward-looking statements. Such factors include, among others: the failure to satisfy the conditions precedent to the closing of the Amalgamation; failure to obtain regulatory approval, the closing of the Amalgamation may take longer than anticipated; significant transaction costs or unknown liabilities, general economic conditions and other risks and uncertainties identified under the heading "Risk Factors". These factors are not intended to represent a complete list of the factors that could affect the Amalgamation and the Corporation. Accordingly, undue reliance should not be placed on forward-looking statements. Any forward-looking statement contained herein speaks only as of the date of this Circular and, except as may be required by applicable securities laws, the Corporation disclaims any intent or obligation to update any forward-looking statement, whether as a result of new information, future events or results or otherwise.

INFORMATION REGARDING CONDUCT OF MEETING

Solicitation of Proxies

This Circular is furnished in connection with the solicitation by the management of the Corporation of proxies to be used at the special meeting (the "Meeting") of holders of common shares of the Corporation (the "Common Shares") to be held at 295 The West Mall, 6th Floor, Toronto, Ontario M9C 4Z4 at 10:00 a.m. (Toronto time) on October 28, 2024, and at any adjournment(s) or postponement(s) thereof for the purposes set forth in the accompanying notice of meeting ("Notice of Meeting"). References in this Circular to the "Meeting" include references to any adjournment(s) or postponement(s) thereof. It is expected that the solicitation will be primarily by mail but proxies may also be solicited through other means by employees, consultants and agents of the Corporation. The cost of solicitation by management will be borne by the Corporation.

The board of directors of the Corporation (the "Board") has by resolution fixed the close of business on September 23, 2024 as the record date for the Meeting (the "Record Date") being the date for the determination of the registered holders of Common Shares entitled to notice of and to vote at the Meeting and any adjournment(s) or postponement(s) thereof (the "Shareholders"). The Board has fixed 10:00 a.m. (Toronto time) on October 24, 2024, or 48 hours (excluding Saturdays, Sundays and holidays) before any adjournment(s) or postponement(s) of the Meeting, as the time by which proxies to be used or acted upon at the Meeting or any adjournment(s) thereof shall be deposited with the Corporation's transfer agent. The proxy cut-off time may be waived or extended by the Board or a person authorized by the Board in its sole discretion without notice.

These securityholder materials are being sent to both registered and non-registered owners of Common Shares. If you are a non-registered owner, and the Corporation, or its agent, has sent these materials directly to you, your name and address and information about your holdings of Common Shares have been obtained in accordance with applicable securities regulatory requirements from the Intermediary (as hereinafter defined) holding your Common Shares on your behalf. By choosing to send these materials to you directly, the Corporation (and not the Intermediary holding your Common Shares on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

The Corporation shall make a list of all persons who are registered Shareholders on the Record Date and the number of Common Shares registered in the name of each person on that date. Each Shareholder is entitled to one vote on each matter to be acted on at the Meeting for each Common Share registered in his, her or its name as it appears on the list.

Unless otherwise stated, the information contained in this Circular is as of the date hereof. All dollar amount references in this Circular, unless otherwise indicated, are expressed in Canadian dollars.

Appointment and Revocation of Proxies

The persons named in the enclosed form of proxy are officers and/or directors of the Corporation. A Shareholder desiring to appoint some other person to represent him, her or it at the Meeting may do so by inserting such person's name in the blank space provided in the form of proxy or by completing another proper form of proxy and, in either case, depositing the completed proxy at the office of the transfer agent of the Corporation indicated on the enclosed envelope not later than the times set out above.

In addition to revocation in any other manner permitted by law, a Shareholder may revoke a proxy given pursuant to this solicitation by depositing an instrument in writing (including another proxy bearing a later date) executed by the Shareholder, or by an attorney authorized in writing, with Computershare Trust Company of Canada at least two business days preceding the day of the Meeting.

For registered Shareholders who do not receive physical delivery of the form of proxy by mail due to a postal disruption as a result of a Canada Post labour disruption or any other cause, the form of proxy for use by registered Shareholders is also available under the Corporation's profile at www.sedarplus.ca. In the event of a postal disruption, registered Shareholders are encouraged to complete the form of proxy and return it by courier to Computershare Trust Company of Canada, at 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1, or by fax in North America at 1-866-249-7775 (outside North America at 416-263-9524), not less than 48 hours (excluding Saturdays, Sundays and statutory holidays in Ontario) before the time set for the Meeting.

Voting of Proxies

Common Shares represented by properly executed proxies in favour of persons designated in the printed portion of the enclosed form of proxy will be voted for each of the matters to be voted on by Shareholders as described in this Circular or withheld from voting or voted against if so indicated on the form of proxy and in accordance with the instructions of the Shareholder on any ballot that may be called for. In the absence of such election, the proxy will confer discretionary authority to be voted in favour of each matter set out in the form of proxy for which no choice has been specified. The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting or other matters which may properly come before the Meeting. At the time of printing this Circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting. However, if any other matters that are not now known to management should properly come before the Meeting, the proxy will be voted on such matters in accordance with the best judgment of the named proxies.

Non-Registered Holders

Only registered Shareholders or the persons they appoint as their proxies are permitted to vote at the Meeting. However, in many cases, Common Shares beneficially owned by a holder who is not a registered Shareholder (a "Non-Registered Holder") are registered either: (i) in the name of an intermediary with whom the Non-Registered Holder deals in respect of the Common Shares such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans (an "Intermediary"); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited of which the Intermediary is a participant). In accordance with the requirements of National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Administrators ("NI 54-101"), the Corporation will distribute copies of the Notice of Meeting, form of proxy and this Circular to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders. The Corporation does not intend to pay for intermediaries to forward such materials to objecting beneficial owners under NI 54-101. Objecting beneficial owners will therefore not receive the meeting materials unless their Intermediary assumes the cost of delivery.

Intermediaries are then required to forward the materials to the appropriate Non-Registered Holders. Non-Registered Holders will be given, in substitution for the proxy otherwise contained in proxy-related materials, a request for voting instructions (the "Voting Instruction Form") which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary, will constitute voting instructions which the Intermediary must follow.

The purpose of this procedure is to permit Non-Registered Holders to direct the voting of the Common Shares they beneficially own. Should a Non-Registered Holder who receives the Voting Instruction Form wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non- Registered Holder should so indicate in the place provided for that purpose in the Voting Instruction Form and a form of legal proxy will be sent to the Non-Registered Holder. In any event, Non-Registered Holders should carefully follow the instructions of their Intermediary set out in the Voting Instruction Form.

Non-Registered Holders who do not receive physical delivery of their Voting Instruction Form and control number by mail due to a postal disruption as a result of a Canada Post labour disruption or other cause may obtain their control number and online or telephonic voting instructions by contacting their Intermediary that holds their Common Shares.

We encourage Non-Registered Holders to review such instructions carefully and contact their Intermediary promptly to obtain their required control number or provide instructions to vote on their behalf and thereby ensure their vote is recorded through the internet and telephone system.

Voting Securities and Principal Holders Thereof

The authorized capital of the Corporation consists of an unlimited number of Common Shares each of which entitles the holder thereof to one vote. As of the Record Date, the Corporation had 17,670,265 Common Shares issued and outstanding.

To the knowledge of the directors and officers of the Corporation, after reasonably inquiry, as at the Record Date, the table below sets out the name of each of the persons who beneficially owns, directly or indirectly, or exercises control or direction over securities carrying 10% or more of the voting rights attached to the Common Shares.

This information is based on information supported by the Corporation's transfer agent and registrar, Computershare Trust Company of Canada and information publicly available at www.sedi.ca.

Name of Shareholder	Position	Common Shares of	Percentage of total
		Corporation	shares outstanding

James Matthews	Director and Chief Executive Officer,	3,556,210(2)	20.1%
	President and Secretary of the
	Corporation

Eli Oszlak	Director and Chief Technical Officer	1,906,550	10.8%
	and Vice President of the Corporation

Daniela Timoteo(1)	N/A	3,479,665(3)	19.7%

Notes:

(1) Daniela Timoteo was the spouse of Paul Timoteo, a former director and officer of the Corporation.

(2) Included in the total for Mr. Matthews are 165,058 common shares held by 2190960 Ontario Ltd., a private company owned by the Matthews Family Trust. Mr. Matthews is a discretionary beneficiary of the Matthews Family Trust.

(3) Included in the total for Daniela Timoteo are 1,195,557 common shares held by 2190956 Ontario Ltd., a private company controlled by Daniela Timoteo.

THE AMALGAMATION

Description of Amalgamation

If the Amalgamation Resolution is approved, the amalgamation of the Corporation and Acquiror (the "Amalgamation") will be effected substantially in accordance with the terms and conditions of the Acquisition Agreement and the Amalgamation Agreement (as hereinafter defined), which terms and conditions are set out in more detail under the headings "Acquisition Agreement" and "Amalgamation Agreement", respectively.

Certain Canadian federal income tax implications of the Amalgamation are discussed in greater detail in this Circular under the heading "Certain Canadian Federal Income Tax Considerations".

If the Amalgamation Agreement is adopted by the Corporation and Acquiror as required by the BCBCA, the Corporation and Acquiror agree that they will jointly and together file with the Registrar of Corporations under the BCBCA the requisite amalgamation application together with all related documents required and set out in the BCBCA. The Amalgamation will become effective on the effective date of the Amalgamation (the "Effective Date"), being the date on which the Registrar of Corporations under the BCBCA issues the certificate of amalgamation pursuant to the BCBCA.

Background to the Amalgamation

The Corporation has been facing increased competition and downward price pressure in recent years.

In addition, due to the challenging financial and operational circumstances affecting the Corporation and the difficult market conditions affecting junior companies generally, raising capital has been a significant challenge for the Corporation. The events of the COVID-19 pandemic have seen unprecedented disruption to the entire supply chain of new motor vehicles with deliveries being cancelled and/or postponed by suppliers and manufacturers. The Corporation generates revenue by monetizing dealer invoice pricing on new vehicles which facilitates a sale transaction between purchaser and dealer at a discount to the manufacturers suggested retail price. With the supply chain disruptions and lack of new vehicle inventory, dealers have been unwilling to offer discounts on most new vehicles, thereby significantly reducing the usefulness of the Corporation's dealer invoice pricing reports and the Corporation's ability to generate revenue.

The COVID-19 pandemic has compounded the Corporation's cashflow difficulties. The Amalgamation represents an opportunity for Shareholders to monetize 100% of their investments in the Corporation at a cash price that represents a significant premium to the net asset value as well as the trading price of the Common Shares.

Loan from 2190960 Ontario Ltd.

By mid 2022, it was clear that the Corporation would require financing and no financial institution was willing to lend to the Corporation on terms acceptable to the Corporation.

On September 28, 2022, the Corporation entered into a loan agreement with 2190960 Ontario Ltd. (the "Lender") to borrow up to a maximum of $200,000 (the "Matthews Loan"). The Matthews Loan was secured by a general security agreement over the assets of the Corporation. The Matthews Loan bears interest at a rate of 12% per annum, calculated and payable monthly, and has a 3-year term. Amounts are advanced by the Lender during the term of the Matthews Loan in such amounts and at such times as requested by the Corporation, up to the maximum amount of $200,000. The Lender is a private company owned by the Matthews Family Trust, of which James Matthews is a discretionary beneficiary. James Matthews is also Chief Executive Officer and a director of the Corporation. As at August 31, 2024, there was $177,000 of principal and $24,415 of interest owing to the Lender under the Matthews Loan, and the Lender has thus far agreed to temporarily forebear the timely repayment of interest by the Corporation.

Amalgamation Discussions

The Corporation suffers from poor liquidity and access to capital which is a reflection of the investor appetite both at present and in the past. As a result, on November 9, 2023, the Board held a meeting and discussed potential structures for going private transactions generally, the fiduciary duties of the Board, the role of a special committee of the Board and the process required in the context of related party transactions.

On June 10, 2024, the Board held a meeting at which it was resolved to form the Special Committee composed of the only two members of the Board that were independent (being Fred Marotta and Glenn Hrabovsky). The Board believed it was important to establish an independent special committee to consider any proposal from Acquiror Parent Group. At the meeting, the Special Committee was granted a broad mandate to (i) consider the merits and the terms and conditions of any potential privatization transaction from Acquiror Parent Group or any other person and consider and advise the Board as to whether such transaction is in the best interests of the Corporation and whether such transaction should be pursued by the Corporation, (ii) direct and supervise the process to be carried out by the Corporation and professional advisors, (iii) negotiate the terms of any potential privatization transaction and (iv) determine whether or not to make a recommendation to the Board. In addition, the Special Committee's mandate included authorization to retain independent legal, financial and accounting advisors and to supervise the preparation of a fairness opinion. The Special Committee retained Harris + Harris LLP ("H+H") to provide legal advice with respect to its duties in this regard.

On June 27, 2024, an initial draft of a non-binding expression of interest letter was received by the Corporation from Acquiror Parent Group setting out a price of $0.04 per Common Share (the "Proposal").

On July 2, 2024, the Special Committee held a meeting to discuss the Proposal. At this meeting, H+H reviewed the Proposal with the Special Committee and it was resolved that the Special Committee would agree to the exclusivity and confidentiality provisions set out in the Proposal, which would run until July 26, 2024.

On July 12, 2024 the Special Committee retained Koger Valuations Inc. ("Koger") as its financial advisor with the responsibility to prepare and deliver to the Special Committee a written fairness opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, of the consideration offered to Shareholders (other than Acquiror Parent Group, Acquiror and their affiliates or associates) under the Proposal. In retaining Koger, the Special Committee, based in part on certain representations made to it by Koger, concluded that Koger was independent of the Corporation and qualified to provide the Fairness Opinion with respect to the Proposal.

To ensure that Koger received all of the information necessary to prepare the Fairness Opinion, the Special Committee requested that the Corporation grant Koger full access to management and all necessary information concerning the Corporation's business, operations, assets and financial condition. To this end, the Corporation assembled this information for Koger and kept the Special Committee fully apprised of all discussions and developments throughout the process. Koger also provided regular updates to the Special Committee with respect to the progress being made on the Fairness Opinion.

On July 25, 2024, a draft Acquisition Agreement was delivered by H+H to the Acquiror Parent Group through its counsel Keyser Mason Ball, LLP. This draft Acquisition Agreement reflected the material terms set out in the Proposal.

On August 6, 2024, Koger delivered its indicative fairness opinion to the Special Committee that the price of $0.04 per Common Share reflected in the Proposal was fair to the Corporation's shareholders (other than the Acquiror Parent Group, Acquiror and their affiliates and associates).

On August 8, 2024, the Special Committee met with H+H to discuss the Proposal. At such meeting, it was determined that H+H would approach legal counsel to the Acquiror Parent Group and seek a higher offer price, on the basis that the financial position of the Corporation, although precarious from a cash flow perspective, was improving slightly from a profit perspective. In response, legal counsel to the Acquiror Parent Group advised that it had canvassed the request for a higher offer price with the Acquiror Parent Group, and that the Acquiror Parent Group was not willing to increase its offer price of $0.04 per Common Share. Counsel for the Acquiror Parent Group noted that the current offer price was already far in excess of the net asset value of the Corporation.

On August 9, 2024, the Special Committee decided to continue with the Proposal from the Acquiror Parent Group and the negotiation of the Acquisition Agreement.

On August 22, 2024, legal counsel to the Acquiror Parent Group delivered a revised draft of the Acquisition Agreement to H+H.

On August 26, 2024, the Special Committee met with H+H and H+H reviewed the various revisions that had been negotiated and adopted into the draft Acquisition Agreement so far.

In the afternoon of August 26, 2024, the Special Committee held a meeting with H+H in attendance and received a presentation regarding the Fairness Opinion from Koger.

On August 28, 2024, the Board met and received the recommendation of the Special Committee. The Board also discussed the material interests of James Matthews and Eli Oszlak in the Amalgamation and confirmed that they would abstain from voting on approval of the Amalgamation. The Board (with James Matthews and Eli Oszlak abstaining) resolved to enter into the Acquisition Agreement and recommend that the Shareholders approve the Amalgamation Resolution.

Between August 28, 2024 and September 4, 2024, H+H and counsel to the Acquiror Parent Group worked to finalize the Acquisition Agreement into the form required for execution.

The Acquisition Agreement was executed on September 4, 2024 and the Amalgamation was announced in a news release.

Recommendation of the Special Committee

In evaluating the Amalgamation, the Special Committee considered a number of factors, including those set out below under the heading "The Amalgamation - Reasons for the Recommendation of the Special Committee".

Having undertaken a thorough review of, and carefully considering the Amalgamation, the Special Committee unanimously recommended that the Board (i) approve the entering into of the Acquisition Agreement and the Amalgamation Agreement and (ii) recommend that the Shareholders vote FOR the Amalgamation Resolution.

Reasons for the Recommendation of the Special Committee

In the course of their evaluation of the Proposal, the Special Committee consulted with legal counsel, Koger and considered a number of factors including among others, the following:

Attractive Premium

The Consideration (as hereinafter defined) to be received by Shareholders (other than Acquiror Parent Group and Dissenting Shareholders) under the Amalgamation represents a premium of 52.4% to the 20-day average closing price of $0.02625 for the Common Shares on the TSX Venture Exchange ("TSX-V") and of 60.0% to the closing price of $0.025 for the Common Shares on the TSX-V on September 3, 2024, the last day on which the Common Shares traded prior to the announcement of the Amalgamation. The Amalgamation represents an opportunity for Shareholders to monetize 100% of their investments in the Corporation at a cash price that represents a significant premium to the trading price of the Common Shares.

All-Cash Consideration and Immediate Liquidity

The Amalco Redeemable Preferred Shares to be received by Shareholders (other than Acquiror Parent Group and Dissenting Shareholders), upon exchange of their Common Shares pursuant to the Amalgamation, will be immediately and automatically redeemed for an all-cash consideration of $0.04 per Amalco Redeemable Preferred Share (the "Consideration"), which will permit Shareholders to realize promptly a fair value for their Common Shares without being subject to risks inherent in the Corporation's business plan or market risks inherent in non-cash offers. See "The Amalgamation - Background to the Amalgamation".

Fairness Opinion

Koger provided the Special Committee with a written opinion to the effect that, as of August 27, 2024 and based upon and subject to the limitations, assumptions and qualifications contained therein, the consideration to be received by the Shareholders, other than Acquiror Parent Group, Acquiror and their affiliates or associates, pursuant to the Acquisition Agreement is fair, from a financial point of view, to such Shareholders. See "The Amalgamation - Fairness Opinion".

Arm's Length Negotiations

The terms and conditions of the Acquisition Agreement resulted from arm's length negotiations between the Special Committee and Acquiror Parent Group. See "The Amalgamation - Background to the Amalgamation".

No Financing Condition to Closing

The completion of the Amalgamation is not subject to any financing condition, which provides additional certainty to Shareholders that the Amalgamation will be completed.

Shareholder Approval

In order to be effective, the Amalgamation Resolution must be approved by at least two-thirds of the votes cast by all Shareholders and, pursuant to MI 61-101 (as hereinafter defined), by a simple majority of the votes cast by minority Shareholders which excludes votes of any "interested party" (as such term is defined in MI 61-101). See "The Amalgamation - Resolution Approving the Amalgamation".

Dissent Right

Shareholders who do not vote in favour of the Amalgamation Resolution will have a right to require a judicial appraisal of their Common Shares and obtain "fair value" pursuant to the right of dissent provided for under the BCBCA. See "Right to Dissent".

Financial Situation of the Corporation

As of the date of this Circular, the Corporation has total current liabilities of approximately $214,164, insufficient cash flow expectations in the short or medium term and few, if any, financing options available.

If the Corporation is unable to repay its liabilities when they become due, its ability to operate as a going concern may be compromised and the market price of the Common Shares would likely be significantly less than $0.04 per Common Share.

Inability to Raise Financing

It had become clear to the Board that with its status as a reporting issuer and given the very material costs of maintaining such status, and with the market price of the Common Shares having steadily fallen over the past several years, it was unlikely that Shareholders would be willing to invest additional equity capital into the Corporation. Any material financing would have resulted in significant dilution to Shareholders.

No Other Strategic Alternative

While the Corporation has not engaged in a comprehensive sales process, the Corporation has not, during the prior 24 months, received any other offers to acquire the Common Shares or significant assets of the Corporation. The Board believes that the Corporation has pursued all reasonable alternatives to raise capital or to realize value for the Shareholders pursuant to a sale of the Corporation. The Board does not believe that the Corporation would be able to find another potential investor or acquiror within a reasonable timeframe and even if it could, Acquiror Parent Group, as the holder of a significant block of the Common Shares, has stated its intention to reject any other proposal, subject to such proposal representing a significant premium to the cost basis of the Common Shares held by Acquiror Parent Group, which the Special Committee perceives as unlikely to transpire. Accordingly, the Board believes that no other strategic alternative is currently available to the Corporation.

Costs Associated with Being a Public Company

The costs associated with the Corporation being a public company as compared to the Corporation's scope of activities and financial wherewithal makes it no longer worthwhile to bear such costs, especially given the low liquidity of the Common Shares and the limited access to capital.

Funding Sources

Funding received from the Matthews Loan to date has allowed the Corporation to meet its payroll obligations and such funding is not expected to continue absent completion of the Amalgamation.

Ability to Respond to Superior Proposals

Notwithstanding Acquiror's expressed intention to reject any other proposal (subject to such proposal representing a significant premium to the cost basis of the Common Shares held by Acquiror, which the Special Committee perceives as unlikely to transpire), under the Acquisition Agreement, the Board maintains the ability to consider and respond, in certain circumstances and in accordance with its fiduciary duties, to any proposal or offer to acquire shares or assets of the Corporation or with respect to any business combination or other material transaction involving the Corporation that would reasonably be expected to be more favourable to Shareholders from a financial point of view than the Amalgamation. In such event, a reasonable termination fee of $50,000 is payable to Acquiror. No such proposals or offers have been received by the Corporation to date.

Decrease of Trading Prices on the TSX-V

If the Amalgamation Resolution is not approved and the Amalgamation is not completed, the trading price of the Common Shares on the TSX-V may decline further.

The foregoing discussion of the information and factors considered and evaluated by the Special Committee and the Board is not intended to be exhaustive of all factors considered by the Special Committee and the Board. In addition, in recommending that Shareholders vote in favour of the Amalgamation Resolution, neither the Special Committee nor the Board found it practical to, or assigned, any relative or specific weight to the different factors which were considered, and individual members may have given differing weights to different factors. The Special Committee is unanimous in its recommendation to the Board.

Resolution Approving the Amalgamation

In order to be adopted, the Amalgamation Resolution must be passed by the affirmative vote of at least two-thirds of the votes cast by Shareholders in person or represented by proxy at the Meeting. In addition, the Amalgamation Resolution must be approved by a simple majority of the votes cast by the Shareholders, excluding any votes attaching to the Common Shares beneficially owned, or over which control or direction is exercised, by an "interested party" (as such term is defined in MI 61-101), certain related parties of interested parties and any joint actors ("Majority of the Minority"). Such "interested parties" include the Acquiror Parent Group, certain of their related parties and persons acting jointly or in concert with any of them (the "Excluded Shareholders"). Accordingly, to the knowledge of the Corporation, after reasonable inquiry, as of the date of this Circular an aggregate of 5,462,760 Common Shares, representing approximately 30.9% of the issued and outstanding Common Shares, held by the Excluded Shareholders on the Record Date will not be considered for the purposes of determining whether the Amalgamation has been approved by a Majority of the Minority. See "The Amalgamation - Securities Law Matters".

At the Meeting, the Shareholders will be asked to pass a special resolution (the "Amalgamation Resolution"), the full text of which is set forth in Schedule "B" to this Circular.

Board Approval and Recommendation

After careful consideration, the Board has determined (with James Matthews and Eli Oszlak abstaining since they have a material interest in the Amalgamation) that the offered consideration for each Common Share under the Amalgamation is fair to the Shareholders (other than Acquiror Parent Group, Acquiror and their affiliates or associates) and that the Amalgamation is in the best interests of the Corporation. Accordingly, the Board (with James Matthews and Eli Oszlak abstaining) recommends that Shareholders vote FOR the Amalgamation Resolution.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT WILL BE VOTED FOR THE AMALGAMATION RESOLUTION, UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT THEIR COMMON SHARES ARE TO BE VOTED AGAINST SUCH RESOLUTION.

Fairness Opinion

Koger was formally engaged by the Special Committee pursuant to an engagement letter dated July 12, 2024, pursuant to which Koger agreed to provide a Fairness Opinion.

The Fairness Opinion was verbally delivered to the Special Committee on August 26, 2024 and a written opinion was subsequently provided, effective as of the next day on August 27, 2024.

In considering the fairness of the consideration to be paid pursuant to the Amalgamation, from a financial point of view, to Shareholders (other than Acquiror Parent Group, Acquiror and their affiliates or associates), Koger principally considered and relied upon the following approaches: (i) a net asset value analysis of Armada; (ii) a review of Armada's financial statements indicating the Corporation having difficulty as a going concern; and (iii) an analysis of historical trading.

The Fairness Opinion states that, in the opinion of Koger, based upon and subject to the analyses, assumptions, qualifications and limitations set out in the Fairness Opinion, the consideration to be received by Shareholders, other than Acquiror Parent Group, Acquiror and their affiliates or associates, pursuant to the Amalgamation is fair, from a financial point of view, to the Shareholders.

Koger has not prepared a formal valuation or appraisal of Armada or any of its affiliates or of any of the assets, liabilities or securities of Armada or any of its affiliates, and the Fairness Opinion should not be construed as such.

The engagement letter between the Special Committee and Koger provides that Koger receive certain fees for rendering the Fairness Opinion. The fee payable to Koger by the Corporation in respect of the delivery of the Fairness Opinion is not conditional on the Fairness Opinion being favourable. The full text of the Fairness Opinion, which states, among other things, the scope of review, assumptions made and limitations on the review undertaken, is attached as Schedule "E" to this Circular.

Shareholders are reminded that the foregoing is a summary of the opinion only. Shareholders are therefore encouraged to read the Fairness Opinion carefully in its entirety. The Fairness Opinion was provided to the Special Committee in connection with its evaluation of the Amalgamation to be received pursuant to the Amalgamation, does not address any other aspect of the Amalgamation and does not constitute a recommendation as to how Shareholders should vote or act with respect to the Amalgamation.

Securities Law Matters

Armada is a reporting issuer in Ontario, Alberta and British Columbia, is listed on the TSX-V and is subject to Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions ("MI 61-101") which, subject to certain exemptions, is adopted in its entirety, as a policy of the TSX-V pursuant to TSX-V Policy 5.9- Protection of Minority Security Holders in Special Transactions. MI 61-101 regulates insider bids, issuer bids, business combinations and related party transactions to ensure equality of treatment among securityholders, generally by requiring enhanced disclosure, approval by a majority of securityholders, excluding interested parties or related parties and their respective joint actors and, in certain instances, independent valuations and approval and oversight of certain transactions by a special committee of independent directors. The Amalgamation does not constitute an issuer bid or an insider bid for the purposes of MI 61-101. Since the Amalgamation is a transaction in which the interests of a securityholder of the Corporation could be terminated without such securityholder's consent, the Amalgamation will constitute a "business combination" for the purposes of MI 61-101 and the Amalgamation Resolution will require Majority of Minority approval in accordance with MI 61-101. Pursuant to the Majority of Minority approval requirement, the Amalgamation Resolution must be approved by a simple majority of the votes cast by the Shareholders, excluding any votes attaching to the Common Shares beneficially owned, or over which control or direction is exercised, by an "interested party" (as such term is defined in MI 61-101), such as the Excluded Shareholders, or any directors or senior officers of the Corporation who are entitled to receive, directly or indirectly, a "collateral benefit" (as such term is defined in MI 61-101) as a consequence of the Amalgamation.

Interested Parties

To the knowledge of the Corporation, each of the following Shareholders would qualify as an "interested party": (i) James Matthews; (ii) 2190960 Ontario Ltd.; and (iii) Eli Oszlak. Accordingly, the aforementioned Shareholders are Excluded Shareholders and any Common Shares held, directly or indirectly, by such Excluded Shareholders or their respective related parties or joint actors will be excluded from the vote of the Majority of the Minority. As a result, the vote to determine whether the Amalgamation has been approved by the Majority of the Minority will not include the Common Shares set forth below:

Name	Number of Common Shares
James Matthews	3,391,152
2190960 Ontario Ltd.	165,058
Eli Oszlak	1,906,550
Total	5,462,760

See "The Amalgamation - Resolution Approving the Amalgamation".

Collateral Benefit

A "collateral benefit" includes any benefit that a related party of the Corporation is entitled to receive, directly or indirectly, as a consequence of the Amalgamation, including, without limitation, an increase in salary, a lump sum payment, a payment for surrendering securities, or other enhancement in benefits related to past or future services as an employee, director or consultant of the Corporation or of another Person, regardless of the existence of any offsetting costs to the related party or whether the benefit is provided, or agreed to, by the Corporation or another party to the transaction. However, MI 61-101 excludes from the meaning of "collateral benefit", among other things, a payment or distribution per equity security that is identical in amount and form to the entitlement of the general body of holders in Canada of securities of the same class, as well as certain benefits to a related party received solely in connection with the related party's services as an employee, director or consultant of the Corporation, of an affiliated entity of the Corporation or of a successor to the business of the Corporation where: (a) the benefit is not conferred for the purpose, in whole or in part, of increasing the value of the consideration paid to the related party for securities relinquished under the transaction; (b) the conferring of the benefit is not, by its terms, conditional on the related party supporting the transaction in any manner; (c) full particulars of the benefit are disclosed in the disclosure document for the transaction; and (d) either (i) at the time the transaction is agreed to, the related party and its "associated entities" (as such term is defined in MI 61-101) beneficially own, or exercise control or direction over, less than 1% of the outstanding equity securities (in the case of the Corporation, the Common Shares), or (ii) in the case of a business combination or related party transaction, (A) the related party discloses to an independent committee of the Corporation the amount of consideration that he or she expects to be beneficially entitled to receive, under the terms of the transaction, in exchange for the equity securities beneficially owned by him or her, (B) the independent committee, acting in good faith, determines that the value of the benefit, net of any offsetting costs to the related party, is less than 5% of the value referred to in (A), and (C) the independent committee's determination is disclosed in the disclosure document for the transaction.

The Corporation reviewed all benefits or payments that related parties of the Corporation are entitled to receive, directly or indirectly, as a consequence of the Amalgamation to determine whether any constitute a "collateral benefit".

Certain senior officers or their affiliates hold Common Shares and are entitled to certain change of control payments. See below "Interests of Directors and Officers in the Amalgamation - Change of Control Payments". Any such change of control payments may be considered "collateral benefits" received by directors and senior officers of the Corporation for purposes of MI 61-101.

Following disclosure by each such director and senior officer to the Special Committee of the number of Common Shares held by them, and the benefits or payments that they expect to receive pursuant to the Amalgamation, the Special Committee has determined that the aforementioned benefits or payments do not fall within one of the two exceptions to the definition of "collateral benefit" for the purposes of MI 61-101. The exceptions would apply only if the benefits are received solely in connection with the related parties' services as employees or directors of the Corporation or of any affiliated entities of the Corporation, are not conferred for the purpose, in whole or in part, of increasing the value of the consideration paid to the related parties for their Common Shares, are not conditional on the related parties supporting the Amalgamation in any manner, and (i) at the time of the entering into of the Acquisition Agreement, none of the related parties entitled to receive the benefits exercised control or direction over, or beneficially owned, more than 1% of the outstanding Common Shares, as calculated in accordance with MI 61-101 (taking into account any stock options vesting within 60 days of the date that the Amalgamation was announced), or (ii) the Special Committee, acting in good faith, determined that the value of the aggregate benefit to be received by such related party for any change of control payments, is less than 5% of the value of the consideration such related party will receive under the Amalgamation in respect of the Common Shares it beneficially owns.

Each of James Matthews, Eli Oszlak and Elizabeth Matthews may be deemed to be receiving a "collateral benefit" under the Amalgamation as neither of the two foregoing exceptions apply, given that: (a) each of James Matthews and Eli Oszlak, together with associated entities, beneficially owns more than 1% of the outstanding Common Shares, as calculated in accordance with MI 61-101; and (b) the aggregate benefit each of James Matthews and Eli Oszlak is to receive for the change of control payments may exceed 5% of the value of the Consideration that each will receive, respectively, under the Amalgamation for the Common Shares beneficially owned by each such holder. See below "Interests of Directors and Officers in the Amalgamation - Change of Control Payments". In any event, in addition to receiving a collateral benefit, each of James Matthews and Eli Oszlak is also an "interested party", as detailed in the section above "The Amalgamation - Securities Law Matters - Interested Parties", and therefore, the Common Shares held by them will be excluded from the vote of the Majority of the Minority. In contrast, Elizabeth Matthews does not hold any Common Shares and is not a Shareholder.

The following table sets out the names and positions of the directors and officers of Armada as of the date of this Circular, the number and percentage of Common Shares and the number of stock options owned, or over which control or direction is exercised, by each such director or officer of Armada and, where known after reasonable enquiry, by their respective associates or affiliates, and the value of the "collateral benefits" (as determined under MI 61-101) that may be received in connection with the Amalgamation:

Name and Office Held	Number and Percentage of Common Shares[1,2]	Number of Stock Options	Amount of Cash to be Received in respect of Stock Options	Change of Control Payments	Total Estimated Amount of Collateral Benefits
James Matthews President, Chief Executive Officer, Corporate Secretary and Director	3,556,210 (20.1%)	NIL	NIL	$334,707	$334,707
Eli Oszlak Chief Technical Officer, Vice President and Director	1,906,550 (10.8%)	NIL	NIL	$347,388	$347,388
Elizabeth Matthews Chief Financial Officer	NIL	NIL	NIL	$299,744	$299,744
Glenn Hrabovsky Director	95,100 (0.54%)	NIL	NIL	NIL	NIL
Fred Marotta Director	NIL	NIL	NIL	NIL	NIL
Gregory Harris Director	NIL	NIL	NIL	NIL	NIL

Notes:

1. The information as to Common Shares beneficially owned or controlled by each director or officer has been furnished to the Corporation by the respective individual.

2. Based on a total of 17,670,265 Common Shares issued and outstanding on a non-diluted basis.

Prior Valuations / Prior Offers

To the knowledge of the Corporation, there have been no prior valuations of the Corporation (as contemplated under MI 61-101) in the 24-month period prior to the date of this Circular that relate to the subject matter of or that are otherwise relevant to the Amalgamation.

There have been no bona fide offers received by the Corporation in the 24-month period prior to the entering into of the Acquisition Agreement that relate to the subject matter of or that are otherwise relevant to the Amalgamation.

The Corporation is not required to obtain a formal valuation under MI 61-101 as it is exempt from the formal valuation requirements of MI 61-101 pursuant to subsection 4.4(1)(a) of MI 61-101 on the basis that the Common Shares are listed on the TSX-V and not on any specified markets.

Amalgamation Procedure

Shareholder Approval of the Amalgamation

Under the BCBCA, the Amalgamation requires the approval of at least two-thirds of the votes cast at the Meeting by Shareholders. MI 61-101 also requires approval by the Majority of the Minority.

Source of Funds

The aggregate cost to redeem all of the Amalco Redeemable Preferred Shares to be issued pursuant to the Amalgamation will be approximately $488,300, exclusive of expenses of the Amalgamation. Acquiror has secured the necessary funds to effect the redemption of the Amalco Redeemable Preferred Shares through Acquiror Parent Group.

Deposit of Share Certificates or DRS Advice and Redemption of Amalco Redeemable Preferred Shares

The Letter of Transmittal enclosed with this Circular (the "Letter of Transmittal") sets forth the details of the procedure to be followed by each registered Shareholder (other than Acquiror Parent Group and Dissenting Shareholders) for tendering the certificates or DRS advice representing the Common Shares owned by such Shareholder to Computershare Investor Services Inc., in its role as depositary (the "Depositary"). If the Amalgamation is not completed, any Letter of Transmittal completed by a Shareholder will be of no effect and the Corporation will cause the Depositary to return all deposited certificates or DRS advice representing Common Shares to the registered Shareholders thereof as soon as practicable. Non-Registered Holders who hold their Common Shares through their brokers, Intermediaries, trustees or other persons, or who otherwise do not hold their Common Shares in their own name, should contact their Intermediary for instructions and assistance in delivering their share certificate(s), or other evidence such as a DRS advice, representing ownership of Common Shares.

No share certificates shall be issued in respect of the Amalco Redeemable Preferred Shares to be issued pursuant to the Amalgamation. Instead, ownership of such Amalco Redeemable Preferred Shares during the period from the effective time of the Amalgamation (the "Effective Time") until immediately after the issuance of the Amalco Redeemable Preferred Shares pursuant to the Amalgamation (the "Redemption Time"), and the entitlement to receive the Consideration in respect of each such Amalco Redeemable Preferred Share following the Redemption Time, shall be evidenced by certificates or other evidence such as a DRS advice representing ownership of Common Shares held by Shareholders (other than Common Shares held by Acquiror Parent Group and Dissenting Shareholders) immediately prior to the Effective Time.

On or before the Effective Date, the Corporation shall deliver, or cause to be delivered, to the Depositary cash in an aggregate amount sufficient to pay the aggregate Consideration for all of the Amalco Redeemable Preferred Shares to be issued in accordance with the Amalgamation Agreement. Delivery of the aggregate Consideration in such a manner shall be a full and complete discharge of Amalco's obligation to deliver to the holders of the Amalco Redeemable Preferred Shares being redeemed.

From and after the Redemption Time: (i) upon surrender, by a holder of Common Shares who received Amalco Redeemable Preferred Shares in exchange for such Common Shares, to the Depositary of certificate(s) or DRS advice representing such Common Shares, together with the completed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Depositary shall pay and deliver or cause to be paid and delivered, by way of wire transfer or cheque payable to the holder, the Consideration for each Amalco Redeemable Preferred Share which such holder was entitled to receive in exchange for such Common Shares in accordance with the Amalgamation Agreement, less any amounts Amalco determines or reasonably believes are required to be deducted and withheld from such consideration in accordance with any applicable law; and (ii) the holders of Amalco Redeemable Preferred Shares shall not be entitled to exercise any of the rights of shareholders in respect thereof except to receive the Consideration therefor, without interest.

At and from the Redemption Time, the Amalco Redeemable Preferred Shares in respect of which deposit of the aggregate Consideration is made by Acquiror with the Depositary shall be deemed to be redeemed and cancelled, Amalco shall be fully and completely discharged from its obligations with respect to the payment of the Consideration to such holders of Amalco Redeemable Preferred Shares, and the rights of such holders shall be limited to receiving the Consideration payable to them upon the surrender of the Common Share certificate(s) or DRS advice, completed Letter of Transmittal and other documents described herein. Subject to the requirements of applicable law with respect to unclaimed property, any Consideration held by the Depositary that has not been claimed in accordance with the provisions described above prior to the sixth anniversary of the date on which the Redemption Time occurs shall be forfeited to Amalco or its successor and shall cease to represent a right or claim by or interest of any kind or nature, and the right of a former holder of Amalco Redeemable Preferred Shares to receive such Consideration shall terminate and be deemed to be surrendered and forfeited for no consideration, and any person who surrenders certificate(s) or DRS advice, and the other documents described herein, on or after the sixth anniversary of the date on which the Redemption Time occurs will not be entitled to such Consideration or other compensation.

Any monies represented by a cheque that has not been deposited or has been returned to the Depositary or Amalco shall, on the sixth anniversary of the date on which the Redemption Time occurs, be forfeited to Amalco or its successor and shall cease to represent a right or claim by or interest of any kind or nature, and the right of a former holder of Amalco Redeemable Preferred Shares to receive such payment shall terminate and be deemed to be surrendered and forfeited for no consideration.

The common shares of Amalco shall rank junior to the Amalco Redeemable Preferred Shares and shall be subject in all respects to the rights, privileges, restrictions and conditions attaching to the Amalco Redeemable Preferred Shares. The holders of the Amalco Redeemable Preferred Shares shall not be entitled to receive any dividends thereon. Except as otherwise provided in the BCBCA, the holders of the Amalco Redeemable Preferred Shares shall not be entitled to receive notice of, to attend, or to vote at, any meeting of the shareholders of Amalco. In the event of the liquidation or winding-up of Amalco or any other distribution of the property or assets of Amalco among its shareholders for the purpose of winding-up its affairs, and subject to the extinguishment of the rights of holders of Amalco Redeemable Preferred Shares upon satisfaction of the Consideration in respect of each Amalco Redeemable Preferred Share, the holders of Amalco Redeemable Preferred Shares shall be entitled to receive and Amalco shall pay to such holders, before any amount shall be paid or any property or assets of Amalco shall be distributed to the holders of any class of shares ranking junior to the Amalco Redeemable Preferred Shares as to such entitlement, an amount equal to the Consideration for each Amalco Redeemable Preferred Share held by them and no more. After payment to the holders of the Amalco Redeemable Preferred Shares of the amounts so payable to them as provided above, they shall not be entitled to share in any further distribution of the property or assets of Amalco.

Lost Certificates

If a certificate representing Common Shares has been lost, stolen or destroyed, the Letter of Transmittal should be completed as fully as possible and forwarded, together with a letter describing the loss, theft or destruction, to the Depositary. The Depositary will respond with the replacement requirements (including a bonding and indemnity requirement), which must be properly completed and submitted in good order to the Depositary.

Effect of the Amalgamation on Stock Exchange Listing and Reporting Issuer Status

Until completion of the Amalgamation, the Corporation will continue to be subject to ongoing disclosure and other obligations as a reporting issuer under applicable securities legislation in Ontario, Alberta and British Columbia for a period of time. The Common Shares are expected to be delisted from the TSX-V soon after the Amalgamation is completed. The Corporation will also seek to cease to be a reporting issuer under the securities legislation of each of the above provinces of Canada under which it is currently a reporting issuer (or equivalent) following completion of the Amalgamation.

Failure to Complete Transaction

If the Amalgamation is not completed, any Letter of Transmittal completed by a Shareholder will be of no effect and the Corporation will cause the Depositary to return all deposited certificates or DRS advice representing Common Shares to the registered Shareholders thereof as soon as practicable.

ACQUISITION AGREEMENT

On September 4, 2024, Armada, Acquiror Parent Group and Acquiror entered into an acquisition agreement (the "Acquisition Agreement"). The following is a summary of the principal terms of the Acquisition Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Acquisition Agreement which is attached as Schedule "C" to this Circular. Shareholders are encouraged to read the Acquisition Agreement in its entirety. Capitalized terms used in this section and not otherwise defined in this Circular have the meanings ascribed to them in the Acquisition Agreement.

Representations and Warranties

The Acquisition Agreement contains certain representations and warranties of Armada, Acquiror Parent Group and Acquiror that are customary for a transaction of this nature. The representations and warranties of Armada relate to, among other things: organization and qualification; corporate authorization; governmental authorization; capitalization; subsidiaries; securities law matters; compliance with laws; litigation and taxes.

The representations and warranties of Acquiror Parent Group and Acquiror relate to, among other things: organization and qualification; authority relative to the Acquisition Agreement; required approvals; sufficiency of funds; ownership of Common Shares; and litigation.

Covenants of Armada

Armada has given usual and customary covenants for an agreement of the nature of the Acquisition Agreement, including the following: (i) to conduct and cause each of the Armada Subsidiaries to conduct its businesses in the ordinary course of business consistent with past practice; (ii) to use and cause each of the Armada Subsidiaries to use commercially reasonable efforts to obtain, as soon as practicable following execution of the Acquisition Agreement, the Required Regulatory Approvals and Required Contractual Consents required to be obtained by it; (iii) to use and cause each of the Armada Subsidiaries to use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against Armada or any of the Armada Subsidiaries challenging or affecting the Acquisition Agreement or the consummation of the transactions contemplated thereby and use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to Armada or any of the Armada Subsidiaries which may materially adversely affect the ability of the parties thereto to consummate the Amalgamation; (iv) to use and cause each of the Armada Subsidiaries to use commercially reasonable efforts to satisfy all conditions precedent in the Acquisition Agreement and take all steps set forth in the Amalgamation Agreement and comply promptly with all requirements which applicable Laws may impose on Armada or any of the Armada Subsidiaries with respect to the transactions contemplated by the Acquisition Agreement; (v) not issue or sell or agree to issue or sell any securities (other than the issuance of Common Shares upon the exercise of outstanding Options); (vi) not set aside, declare or pay any dividend, return of capital or other distribution to the Shareholders; (vii) not redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding securities of Armada or any Armada Subsidiaries, other than Options for which the Corporation shall not offer or pay consideration other than nominal consideration; (viii) not amend the terms of any outstanding securities of Armada or any Armada Subsidiaries; and (ix) not split, consolidate or reclassify any of its outstanding shares or undertake any other capital reorganization in respect of its outstanding Common Shares.

Covenants of Acquiror Parent Group and Acquiror

Acquiror Parent Group and Acquiror have given usual and customary covenants for an agreement of the nature of the Acquisition Agreement, including the following: (i) to use commercially reasonable efforts to obtain as soon as practicable following execution of the Acquisition Agreement the Required Regulatory Approvals required to be obtained by it; (ii) to use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against Acquiror Parent Group or Acquiror challenging or affecting the Acquisition Agreement or the consummation of the transactions contemplated thereby and use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to Acquiror Parent Group or Acquiror which may materially adversely affect the ability of the parties thereto to consummate the Amalgamation; and (iii) use commercially reasonable efforts to satisfy all conditions precedent in the Acquisition Agreement and take all steps set  forth in the Amalgamation Agreement and comply promptly with all requirements which applicable Laws may impose on Acquiror Parent Group or Acquiror with respect to the transactions contemplated by the Acquisition Agreement.

Closing Conditions

The following conditions to closing are for the benefit of Armada, Acquiror Parent Group and Acquiror and may only be waived in whole or in part with their mutual consent.

Mutual Conditions Precedent to the Amalgamation

The obligations of Armada, Acquiror Parent Group and Acquiror to complete the Amalgamation are subject to:

• the Amalgamation Resolution shall have been approved and adopted by the Shareholders at the Meeting in accordance with applicable Laws, including the Majority of Minority approval required by MI 61-101 which is referred to in section 2.3 of the Acquisition Agreement;

• no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making the Amalgamation illegal or otherwise preventing or prohibiting consummation of the Amalgamation;

• the Required Regulatory Approvals shall have been obtained; and

• the Acquisition Agreement shall not have been terminated in accordance with its terms.

Conditions Precedent in Favour of Armada

The obligations of Armada to complete the Amalgamation are subject to:

• the representations and warranties made by Acquiror Parent Group and Acquiror in the Acquisition Agreement shall be true and correct in all material respects, at and as of the Effective Date, as if made at and as of such date (except for those expressly stated to speak at or as of an earlier date), and Acquiror Parent Group and Acquiror shall have each provided to Armada a certificate of a senior officer of Acquiror Parent Group and Acquiror (in each case without personal liability) certifying same on the Effective Date;

• subject to section 6.4(b) of the Acquisition Agreement, each of Acquiror Parent Group and Acquiror shall have complied in all material respects with its covenants in the Acquisition Agreement, and Acquiror Parent Group and Acquiror shall have provided to Armada a certificate of a senior officer of Acquiror Parent Group and Acquiror (in each case without personal liability) certifying same; and

• Acquiror Parent Group and Acquiror shall have complied with their obligations under section 2.6 of the Acquisition Agreement and the Depositary shall have confirmed receipt of the Consideration.

Conditions Precedent in Favour of Acquiror

The obligations of Acquiror to complete the Amalgamation are subject to, among other things:

• certain representations and warranties made by Armada being true and correct in all respects at and as of the Effective Date, as if made at and as of such date (except for those expressly stated to speak at or as of an earlier date) and Armada shall have provided to Acquiror a certificate of a senior officer of Armada (in each case without personal liability) certifying same on the Effective Date;

• the representations and warranties made by Armada in the Acquisition Agreement, other than the representations referred to in section 6.2(a) of the Acquisition Agreement, shall be true and correct at and as of the Effective Date, as if made at and as of such date (except for those expressly stated to speak at or as of an earlier date), except where any inaccuracies in such representations and warranties (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representations and warranties), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and Armada shall have provided to Acquiror a certificate of a senior officer of Armada (in each case without personal liability) certifying same on the Effective Date;

• subject to section 6.4(b) of the Acquisition Agreement, Armada shall have complied in all material respects with its covenants set out in the Acquisition Agreement, and provided to Acquiror Parent Group and Acquiror a certificate of a senior officer of Armada (in each case without personal liability) certifying same;

• the Required Contractual Consents shall have been obtained;

• from the date of the Acquisition Agreement and up to and including the Effective Date, there shall not have occurred a Material Adverse Effect;

• Shareholders holding no more than 15% of the outstanding Common Shares not held by Acquiror Parent Group shall have validly exercised their Dissent Rights (and not withdrawn such exercise); and

• all Options, if any, held by directors, officers and related parties of Armada and the Armada Subsidiaries have been forfeited by the holders thereof without payment of any consideration therefor.

Non-solicitation

Except as otherwise expressly provided in the Acquisition Agreement or to the extent that each of Acquiror Parent Group and Acquiror has otherwise consented in writing, Armada must not, and shall cause the Armada Subsidiaries not to, directly or indirectly: (i) make, solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Armada or any Armada Subsidiary or entering into any form of written or oral agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal; (ii) engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any manner with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to make or complete any Acquisition Proposal or any inquiry, proposal or offer that may reasonably be expected to constitute or lead to an Acquisition Proposal; (iii) make a Change in Recommendation other than as specifically permitted in the Acquisition Agreement; or (iv) accept or enter into, or publicly propose to accept or enter into, any Contract in respect of an Acquisition Proposal other than as specifically permitted in the Acquisition Agreement.

Armada is required to provide notice to Acquiror Parent Group and Acquiror, at first orally, and then promptly (and in any event within one Business Day) in writing, of any proposal, inquiry, offer or request (or any amendment thereto) relating to or constituting an Acquisition Proposal, any request for discussions or negotiations relating to, or which would reasonably be expected to lead to, an Acquisition Proposal, or any request for non-public information relating to Armada or any Armada Subsidiary or for access to properties, books and records of Armada or any Armada Subsidiary or a list of the Shareholders of Armada of which Armada or its Representatives are or become aware, or any amendments to the foregoing. Armada shall keep Acquiror Parent Group and Acquiror promptly and fully informed of the status, including any change to the material terms, of any such proposal, inquiry, offer or request (including any amendment thereto), and will respond promptly to all inquiries by Acquiror Parent Group and Acquiror with respect thereto.

Insurance and Indemnification

Armada agreed to obtain "run-off" directors' and officers' liability insurance for a period of six years following the Effective Date on terms satisfactory to Armada and Acquiror Parent Group, each acting reasonably, provided however that in no event shall the cost of such insurance policy exceed 300% of Armada's current aggregate premium for policies currently maintained by Armada.

Acquiror Parent Group agreed that it shall, and shall cause Amalco or the relevant Armada Subsidiary to, honour all rights to indemnification or exculpation now existing, or arising in connection with the transactions contemplated by the Acquisition Agreement, in favour of present and former officers and directors of Armada and the Armada Subsidiaries, as the case may be.

Amendments to Agreements

Subject to applicable Laws, the Acquisition Agreement and the Amalgamation Agreement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Date, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Shareholders, and any such amendment may, without limitation: (i) change the time for performance of any of the obligations or acts of the Parties, (ii) waive any inaccuracies or modify any representation or warranty contained in the Acquisition Agreement or in any document delivered pursuant thereto, (iii) waive compliance with or modify any of the covenants contained in the Acquisition Agreement, (iv) waive or modify performance of any of the obligations of the Parties, and (v) waive compliance with or modify any conditions precedent contained in the Acquisition Agreement.

Termination of Acquisition Agreement

The Acquisition Agreement may be terminated at any time prior to the Effective Date by:

• mutual written agreement of Acquiror Parent Group, Acquiror and Armada; either Armada or Acquiror if:

• the Shareholders do not approve the Amalgamation Resolution at the Meeting in the manner required by section 2.3 of the Acquisition Agreement, except that the right to terminate under section 9.2(b)(i) of the Acquisition Agreement shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under the Acquisition Agreement has been the primary cause of the failure to obtain the Shareholder Approval;

• the Effective Time has not occurred on or prior to the Outside Date, except that the right to terminate under section 9.2(b)(ii) of the Acquisition Agreement shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under the Acquisition Agreement has been the primary cause of the failure of the Effective Time to occur by such Outside Date; or

• any Governmental Entity shall have enacted any Law or issued an order, decree or ruling permanently restraining or enjoining or otherwise prohibiting any of the transactions contemplated herein (unless such law, order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable) which order, decree or ruling is final and non-appealable;

Armada, if:

• subject to section 6.4(b) of the Acquisition Agreement, any representation or warranty of Acquiror Parent Group or Acquiror under the Acquisition Agreement is untrue or incorrect or shall have become untrue or incorrect such that the condition contained in section 6.3(a) would be incapable of satisfaction;

• subject to section 6.4(b) of the Acquisition Agreement, Acquiror Parent Group or Acquiror is in default of a covenant or obligation thereunder such that the condition contained in section 6.3(b) of the Acquisition Agreement would be incapable of satisfaction; provided that Armada is not in breach of the Acquisition Agreement so as to cause any condition in section 6.2 of the Acquisition Agreement not to be satisfied, and provided further that any such default of a covenant or obligation, if applicable, did not result solely from a default by Armada of its obligations under the Acquisition Agreement; or

• prior to obtaining the Shareholder Approval, Armada proposes to enter into a definitive agreement with respect to a Superior Proposal (other than an Acceptable Confidentiality Agreement), provided that Armada has complied with and there is no default by Armada of any covenant under sections 7.1 and 7.3 of the Acquisition Agreement in all material respects and prior to or concurrent with such termination Armada pays the Termination Payment to Acquiror Parent Group in accordance with section 9.3(a)(iv) of the Acquisition Agreement;

Acquiror, if:

• subject to section 6.4(b) of the Acquisition Agreement, any representation or warranty of Armada under the Acquisition Agreement is untrue or incorrect or shall have become untrue or incorrect such that the conditions contained in section 6.2(a) or 6.2(b) of the Acquisition Agreement would be incapable of satisfaction;

• subject to section 6.4(b) of the Acquisition Agreement, Armada is in default of a covenant or obligation thereunder such that the condition contained in section 6.2(c) of the Acquisition Agreement would be incapable of satisfaction; provided that neither Acquiror Parent Group nor Acquiror is in breach of the Acquisition Agreement so as to cause any condition in section 6.3 of the Acquisition Agreement not to be satisfied, and provided further that any such default of a covenant or obligation, if applicable, did not result solely from a default by Acquiror Parent Group or Acquiror of its obligations under the Acquisition Agreement;

• prior to obtaining the Shareholder Approval, the Board makes a Change in Recommendation or fails to reaffirm its recommendation of the Amalgamation in the circumstances set out in section 7.3(d) of the Acquisition Agreement;

• prior to obtaining the Shareholder Approval, Armada enters into a definitive agreement with respect to a Superior Proposal (other than an Acceptable Confidentiality Agreement);

• Armada materially breaches section 7.1 of the Acquisition Agreement; or

• there has occurred a Material Adverse Effect in respect of Armada on or after the date of the Acquisition Agreement that cannot be cured on or prior to the Outside Date.

Amalgamation

Pursuant to the Acquisition Agreement and subject to the terms and conditions thereof, Armada and Acquiror have agreed to amalgamate under the provisions of the BCBCA on the terms and conditions set forth in the Amalgamation Agreement, which terms and conditions are set out in more detail below under the heading "Amalgamation Agreement".

Payment of Consideration

Acquiror (or Acquiror Parent Group on behalf of Acquiror) shall, no later than one Business Day before the Effective Date, provide the Depositary with sufficient funds in escrow (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) to pay in full the aggregate Consideration (for the redemption of all of the Amalco Redeemable Preferred Shares issued pursuant to the Amalgamation to the holders of the Common Shares (other than, for greater certainty, the Common Shares held by Acquiror Parent Group and any Common Shares held by Dissenting Shareholders, all as set forth more particularly in the Amalgamation Agreement), as discussed in greater detail under the heading "The Amalgamation - Amalgamation Procedure - Deposit of Share Certificates or DRS Advice and Redemption of Amalco Redeemable Preferred Shares".

AMALGAMATION AGREEMENT

If the Amalgamation Resolution is approved, subject to the conditions of the Acquisition Agreement, Armada and Acquiror will enter into the amalgamation agreement substantially in the form attached as Schedule A to the Acquisition Agreement (the "Amalgamation Agreement") and will amalgamate and continue as one corporation ("Amalco") under the BCBCA, with the effect set out in Section 279 of the BCBCA, on the terms and subject to the conditions set forth in the Amalgamation Agreement. The following is a summary of the principal terms of the Amalgamation Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Amalgamation Agreement which is attached as Schedule A to the Acquisition Agreement which is attached as Schedule "C" to this Circular. Shareholders are encouraged to read the Amalgamation Agreement in its entirety. Capitalized terms used in this section and not otherwise defined in this Circular have the meanings ascribed to them in the Amalgamation Agreement.

Effects of Amalgamation

At the Effective Time, the following shall occur and shall be deemed to occur, without any further act or formality:

• the Amalgamating Corporations will be amalgamated and continue as one corporation under the terms and conditions prescribed in the Amalgamation Agreement;

• the Amalgamating Corporations will cease to exist as entities separate from Amalco;

• Amalco will possess all the property, rights, and interests and will be subject to all liabilities and debts of each of the Amalgamating Corporations;

• a conviction against, or ruling, order or judgment in favour or against an Amalgamating Corporation may be enforced by or against Amalco;

• Amalco will have as its notice of articles and articles, the notice of articles and articles contained in the Amalgamation Application; and

• Amalco will be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against an Amalgamating Corporation before the Amalgamation has become effective and no action or proceeding by or against any of the Amalgamating Corporations shall abate or be affected by the Amalgamation.

Registered and Records Office

The registered and records office of Amalco shall be located at 355 Burrard Street, Suite 530, Vancouver, BC V6C 2G8, unless changed in accordance with the BCBCA.

Authorized Capital and Exchange of Shares Pursuant to the Amalgamation

Amalco shall be authorized to issue an unlimited number of Amalco Common Shares and an unlimited number of Amalco Redeemable Preferred Shares. For a full description of the provisions of the Amalco Common Shares and the Amalco Redeemable Preferred Shares, see Exhibit A to the Amalgamation Agreement.

Pursuant to the Amalgamation Agreement: (a) each issued and outstanding Common Share, other than those held by Dissenting Shareholders and Acquiror Parent Group will be exchanged for one fully paid and non-assessable Amalco Redeemable Preferred Share; (b) each issued and outstanding Common Share that is held by Acquiror Parent Group will be exchanged for one fully paid and non-assessable common share of Amalco; (c) each issued and outstanding common share of Acquiror will be exchanged for one fully paid and non-assessable common share of Amalco; and (d) each issued and outstanding Common Share held by each Dissenting Shareholder, if any, will be cancelled and become an entitlement to be paid the fair value of such Common Share in accordance with Division 2 of Part 8 of the BCBCA.

Transfer Restriction

The transfer of securities of Amalco will be restricted in that no securityholder will be entitled to transfer any such security or securities without the approval of the directors of Amalco expressed by a resolution passed by a majority of the directors at a meeting of the board of directors or by an instrument or instruments in writing signed by all of the directors.

Directors

The board of directors of Amalco will, until otherwise changed in accordance with the BCBCA, consist of a minimum number of one and a maximum number of ten directors. The board of directors of Amalco will be constituted on completion of the Amalgamation.

Amendment to Amalgamation Agreement

The Amalgamating Corporations may, by agreement in writing approved by resolution of their respective directors (and without any further resolutions of their respective shareholders), amend the Amalgamation Agreement as required by the Registrar or as their directors deem necessary or desirable, and all such amendments shall be binding upon the Amalgamating Corporations and their respective shareholders.

Termination

Subject to the terms of the Acquisition Agreement, without prejudice to any other rights or recourse of the Parties, the directors of each Amalgamating Corporation, in their sole and unfettered discretion without further approval or action by the shareholders of both or either Amalgamating Corporation, may at any time before the issuance of the Certificate of Amalgamation by the Registrar, terminate the Amalgamation Agreement, notwithstanding approval of the Amalgamation Agreement by the shareholders of both or either Amalgamating Corporation.

VOTING SUPPORT AGREEMENT

On June 27, 2024, James Matthews and Eli Oszlak entered into a voting and support agreement (the "Voting Agreement") with Daniela Timoteo and 2190956 Ontario Ltd. (collectively the "Locked-Up Securityholders"), pursuant to which 3,479,665 Common Shares (representing approximately 19.7% of the issued and outstanding Common Shares as of the date hereof), are subject to the terms and conditions of the Voting Agreement. The following is only a summary of certain material terms of the Voting Agreement, which does not contain all of the information about such agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreement which has been filed, and is available on the Corporation's profile at www.sedarplus.ca. Capitalized terms used in this section and not otherwise defined in this Circular have the meanings ascribed to them in the Voting Agreement.

The Voting Agreement sets forth, among other things, and subject to certain terms, conditions and exceptions, the agreement of each Locked-Up Securityholder to vote their Common Shares in favour of the Amalgamation Resolution at the Meeting and any matters related thereto. In addition, Locked-Up Securityholders have agreed, among other things, and subject to the terms and conditions of the Voting Agreement, until the termination of the Voting Agreement, to:

(a) not directly or indirectly, option, sell, assign, transfer, pledge, encumber, grant a participation or security interest in or power of attorney over, hypothecate or otherwise convey or dispose of any Subject Securities, or any right or interest therein (legal or equitable), to any person or group or persons acting jointly or in concert or agree to do any of the foregoing, other than to certain permitted transferees, provided that in such case and for greater certainty, any Subject Securities acquired as a result thereof shall be subject to the terms and conditions of the Voting Agreement and, in the case of a corporation, partnership, limited liability company or other entity solely controlled by, the Locked-Up Securityholders provided that such entity remains solely controlled by the Locked-Up Securityholders until the termination of the Voting Agreement;

(b) not, directly or indirectly, grant or agree to grant any proxy or other right to vote any Subject Securities except for any proxies granted to vote in favour of the Amalgamation Resolution, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of Shareholders or give consents or approval of any kind as to any Subject Securities;

(c) not vote or cause to be voted any Subject Securities in favour of, and vote or cause to be voted all Subject Securities against any proposed action, transaction or agreement by or involving Armada or any of its affiliates or the Shareholders or any other person in a manner which could reasonably be expected to (i) prevent, hinder or delay the successful completion of the Amalgamation or the transactions contemplated by the Acquisition Agreement, or (ii) change in any manner the voting rights of any class of shares of Armada;

(d) other than as set forth in the Voting Agreement, take all such steps as are necessary or advisable to ensure that at all relevant times his, her or its Subject Securities will not be subject to any shareholders' agreements, voting trust or similar agreements or any option, right or privilege (whether by law, pre-emptive or contractual) capable of becoming a shareholders' agreement, voting trust or other agreement affecting or restricting the ability of him, her or it to exercise all voting rights attaching to such Subject Securities;

(e) not withdraw, amend, modify or qualify, or publicly propose or state an intention to withdraw, amend, modify or qualify, support for the transactions contemplated by the Acquisition Agreement; and

(f) irrevocably waive to the fullest extent permitted by law any and all rights of the Locked-Up Securityholders to dissent with respect to the Amalgamation, and not exercise any such rights with respect to the Amalgamation or the transactions contemplated by the Acquisition Agreement.

Their respective obligations under the Voting Agreement will automatically terminate on the earliest to occur of any of the following: (i) the written agreement of the parties to the Voting Agreement; (ii) eight months after the date of the Voting Agreement; (iii) the effective time of the Amalgamation; or (iv) written notice to James Matthews and Eli Oszlak by Daniela Timoteo and 2190956 Ontario Ltd., if, without the prior written consent of Daniela Timoteo and 2190956 Ontario Ltd., the Acquiror decreases the amount of, or changes the nature of the Consideration payable to Shareholders.

ADDITIONAL DISCLOSURE

Pursuant to MI 61-101, the Corporation is required to include in this Circular certain disclosure prescribed by Form 62-104F2 - Issuer Bid Circular of National Instrument 62-104 - Take-Over Bids and Issuer Bids, to the extent applicable to the Amalgamation (and with necessary modifications). To the extent not already incorporated in this Circular, this disclosure is provided in Schedule "A" to this Circular.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Tax Act") arising as a consequence of the Amalgamation and the redemption of Amalco Redeemable Preferred Shares generally applicable to a Shareholder other than Acquiror Parent Group who, for purposes of the Tax Act and at all relevant times: (a) holds their Common Shares, and will hold their Amalco Redeemable Preferred Shares received pursuant to the Amalgamation, as capital property; and (b) deals at arm's length with each of, and is not affiliated with (within the meaning of the Tax Act) any of, the Corporation, Acquiror and Acquiror Parent Group, Amalco and their respective affiliates (a "Holder"). The Common Shares and the Amalco Redeemable Preferred Shares will generally constitute capital property to a Holder provided that the Holder did not acquire such securities in the course of carrying on a business of trading or dealing in securities or in one or more transactions considered to be an adventure or concern in the nature of trade. Holders whose Common Shares or Amalco Redeemable Preferred Shares might not otherwise be capital property should consult their own tax advisors regarding their particular circumstances.

This summary is not applicable to a Holder: (a) that is a "financial institution" for purposes of the mark-to-market rules contained in the Tax Act; (b) that is a "specified financial institution" (as defined in the Tax Act); (c) an interest in which would be a "tax shelter" or a "tax shelter investment" (each as defined in the Tax Act); (d) that has elected under the functional currency rules in the Tax Act to determine its "Canadian tax results" in a currency other than Canadian currency; (e) that has entered or enters into a "derivative forward agreement" or "synthetic disposition arrangement" (each as defined in the Tax Act) with respect to the Common Shares or the Amalco Redeemable Preferred Shares; or (f) who is exempt from paying tax under Part I of the Tax Act. Such Holders should consult their own tax advisors having regard to their own particular circumstances. This summary is also not applicable to Acquiror and Acquiror Parent Group.

This summary is based on the provisions of the Tax Act and the regulations thereunder in force as of the date hereof and our understanding of the current administrative policies and assessing practices of the Canada Revenue Agency ("CRA") published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals"), and assumes that all Tax Proposals will be enacted in the form proposed. However, no assurances can be given that the Tax Proposals will be enacted as proposed, if at all. This summary does not otherwise take into account or anticipate any changes in Law (as defined in the Acquisition Agreement), whether by judicial, governmental or legislative decision, action or interpretation, or changes in the administrative policies or assessing practices of the CRA, nor does it take into account other federal tax legislation or considerations or those of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is not exhaustive of all Canadian federal income tax considerations, nor does it purport to describe the tax consequences in other jurisdictions. This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal, business or tax advice or representations to any particular Holder. Accordingly, Holders should consult their own legal and tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, territory, state or local tax authority. The discussion below is qualified accordingly.

Holders Resident in Canada

The following portion of this summary is generally applicable to a Holder who is or is deemed to be, at all material times and for the purposes of the Tax Act, resident in Canada (a "Resident Holder").

Certain Resident Holders whose Common Shares or Amalco Redeemable Preferred Shares might not otherwise qualify as capital property may, in certain circumstances, be entitled to have their Common Shares and Amalco Redeemable Preferred Shares, and all other "Canadian securities" (as defined in the Tax Act) owned by such Resident Shareholders in the taxation year in which the election is made and in all subsequent taxation years, deemed to be capital property by making the irrevocable election permitted by Section 39(4) of the Tax Act. Such Resident Holders are urged to consult their own tax advisors regarding the potential application and consequences of this election in their particular circumstances.

Exchange of Common Shares for Amalco Redeemable Preferred Shares

A Resident Holder who, in the course of the Amalgamation, exchanges Common Shares for Amalco Redeemable Preferred Shares will not realize a capital gain (or capital loss) as a result of the exchange. The Resident Holder will be considered to have disposed of their Common Shares for proceeds of disposition equal to such Resident Holder's adjusted cost base of the Common Shares immediately before the Amalgamation, and to have acquired their Amalco Redeemable Preferred Shares at a cost equal to those proceeds of disposition, which cost will become the adjusted cost base of the Amalco Redeemable Preferred Shares to the Resident Holder.

Redemption of Amalco Redeemable Preferred Shares

On the redemption of an Amalco Redeemable Preferred Share held by a Resident Holder, the Resident Holder will be deemed to have received a dividend equal to the amount, if any, by which the Consideration exceeds the "paid-up capital" (within the meaning of the Tax Act) of the Amalco Redeemable Preferred Share so redeemed. Any such deemed dividend will be included in a Resident Holder's income and subject to the rules in the Tax Act generally applicable to a dividend received from a taxable Canadian corporation.

The Amalgamation has been structured so that the paid-up capital of each Amalco Redeemable Preferred Share is expected to be equal to the Consideration, with the result that no deemed dividend should arise on the redemption of the Amalco Redeemable Preferred Shares; however, the Corporation has not sought or obtained an advance income tax ruling from the CRA confirming this expected result.

On the redemption of an Amalco Redeemable Preferred Share held by a Resident Holder, the Resident Holder generally will be considered to have disposed of such share for proceeds of disposition equal to the Consideration received for such share, less the amount of any deemed dividend, if any, on such share as described above. A Resident Holder generally will realize a capital gain (or a capital loss) to the extent such proceeds of disposition exceed (or are less than) the Resident Holder's adjusted cost base of the Amalco Redeemable Preferred Share plus any reasonable costs incurred by the Resident Holder in connection with the disposition. The tax treatment of capital gains and capital losses under the Tax Act is discussed below.

Taxation of Capital Gains or Losses

Subject to the Proposed Amendments contained in the 2024 Federal Budget released on April 16, 2024 (the "Budget 2024 Tax Proposals"), generally, a Resident Holder will be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a "taxable capital gain") realized by it in that year. Subject to and in accordance with the provisions in the Tax Act and the Proposed Amendments in Budget 2024 Tax Proposals, a Resident Holder will generally be required to deduct one-half of the amount of any capital loss (an "allowable capital loss") realized in a taxation year from taxable capital gains realized by the Resident Holder in that year. Pursuant to the Budget 2024 Tax Proposals if enacted, subject to certain transitional rules, the portion of a capital gain or capital loss included in the taxable capital gain or allowable capital loss will be increased from one-half to two-thirds in respect of (i) dispositions realized by a Resident Holder that is an individual (excluding a trust) on or after June 25, 2024, for the portion of capital gains realized in the year that exceed $250,000, and (ii) dispositions realized by a Resident Holder that is a corporation or trust on or after June 25, 2024. Allowable capital losses in excess of taxable capital gains for a taxation year may (subject to appropriate adjustment to the inclusion rate pursuant to the Budget 2024 Tax Proposals) be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years, subject to the detailed rules contained in the Tax Act. The Budget 2024 Proposals do not include comprehensive rules (including draft legislation) implementing these changes and state that additional details related to the change of the capital gains inclusion rate are forthcoming. Resident Holders are advised to consult their personal tax advisors with regard to the Budget 2024 Tax Proposals.

If the Resident Holder is a corporation, or a partnership or trust of which a corporation is a member or a beneficiary, any capital loss realized on the disposition of their Amalco Redeemable Preferred Shares (or, in the case of a Dissenting Shareholder, on the disposition of their Common Shares) may, in certain circumstances, be reduced by the amount of certain dividends previously received or deemed to have been received on such shares and, in the case of the Amalco Redeemable Preferred Shares, on the Common Shares for which such shares were exchanged, in accordance with detailed rules contained in the Tax Act. Resident Holders should consult their own tax advisors regarding the potential application of these rules to them in their particular circumstances.

A Resident Holder that is a "Canadian-controlled private corporation" (as defined in the Tax Act) throughout a taxation year or that is a "substantive CCPC" (as defined in Bill C-59, An Act to implement certain provisions of the fall economic statement tabled in Parliament on November 21, 2023 and certain provisions of the budget tabled in Parliament on March 28, 2023) at any time in the year may be required to pay an additional refundable tax on its "aggregate investment income" (as defined in the Tax Act), which includes taxable capital gains.

Alternative Minimum Tax

A capital gain realized by a Resident Holder who is an individual (including certain trusts) may give rise to liability for alternative minimum tax under the Tax Act. Tax Proposals released on August 4, 2023 propose to make significant amendments to the alternative minimum tax for taxation years beginning after December 31, 2023, and further Tax Proposals in respect of the alternative minimum tax have been proposed in the Budget 2024 Tax Proposals. Resident Holders should consult their own tax advisors for advice respecting the application of the alternative minimum tax rules in their particular circumstances.

Dissenting Resident Holders

The following portion of this summary applies to Resident Holders who are Dissenting Shareholders and who are entitled to be paid, and are paid, the fair value for their Common Shares by Amalco following the Amalgamation (a "Dissenting Resident Holder").

Different considerations than those described below, including potential deemed dividend treatment, may apply to Dissenting Shareholders who enter into an agreement with the Corporation described in section 245 of the BCBCA for the purchase of their Common Shares prior to the Effective Time (as defined in the Acquisition Agreement) of the Amalgamation. Such Dissenting Shareholders should consult their own tax advisors regarding the tax consequences to them in connection with the exercise of Dissent Rights.

Based on the current published administrative practice of the CRA, a Dissenting Resident Holder who is paid fair value for their Common Shares by Amalco following the Amalgamation should be considered to have disposed of their Common Shares for proceeds of disposition equal to the fair value amount received by them from Amalco for such Common Shares excluding the amount of any interest awarded by the court. Such a Dissenting Resident Holder generally will realize a capital gain (or capital loss) to the extent those proceeds of disposition exceed (or are less than) the adjusted cost base of the Dissenting Resident Holder's Common Shares immediately before the Amalgamation plus any reasonable costs incurred by the Dissenting Resident Holder in connection with the disposition. Any such capital gain or capital loss will be subject to the same treatment as described above under the heading "Holders Resident in Canada - Taxation of Capital Gains or Losses".

Interest (if any) awarded by a court to a Dissenting Resident Shareholder will be included in the Dissenting Resident Shareholder's income for the purposes of the Tax Act. A Dissenting Resident Shareholder that is throughout its taxation year a "Canadian-controlled private corporation" (as defined in the Tax Act) or that is a "substantive CCPC" (as defined in Bill C-59, An Act to implement certain provisions of the fall economic statement tabled in Parliament on November 21, 2023 and certain provisions of the budget tabled in Parliament on March 28, 2023) at any time in the year may be liable for a refundable tax on its "aggregate investment income", including on any aforementioned capital gains and on such interest income. Dissenting Resident Shareholder should consult their own tax advisors.

Non-Resident Holders that are contemplating exercising Dissent Rights should consult their own tax advisors regarding the tax consequences to them of exercising Dissent Rights in their own particular circumstances.

Holders Not Resident in Canada

The following portion of this summary is generally applicable to a Holder who at all material times: (a) is not or is deemed not to be, for the purposes of the Tax Act and any applicable income tax convention or treaty, resident in Canada; (b) does not hold or use, and is not deemed to hold or use, the Common Shares or any Amalco Redeemable Preferred Shares received on the Amalgamation in the course of carrying on business in Canada; (c) is not an "authorized foreign bank" (as defined in the Tax Act); (d) is not an insurer carrying on business in Canada or elsewhere; and (e) is not a "foreign affiliate" (as defined in the Tax Act) of a person resident in Canada (a "Non- Resident Holder"). Non-Resident Holders should consult their own tax advisors having regard to their own particular circumstances.

Exchange of Common Shares for Amalco Redeemable Preferred Shares

A Non-Resident Holder who, in the course of the Amalgamation, exchanges Common Shares for Amalco Redeemable Preferred Shares will not realize a capital gain (or capital loss) as a result of the exchange. The Non-Resident Holder will be considered to have disposed of their Common Shares for proceeds of disposition equal to such Non-Resident Holder's adjusted cost base of the Common Shares immediately before the Amalgamation, and to have acquired their Amalco Redeemable Preferred Shares at a cost equal to those proceeds of disposition, which cost will become the adjusted cost base of the Amalco Redeemable Preferred Shares to the Non-Resident Holder.

Redemption of Amalco Redeemable Preferred Shares

A Non-Resident Holder whose Amalco Redeemable Preferred Shares are redeemed generally is expected to realize a capital gain (or a capital loss) in the same manner as a Resident Holder as described above under the heading "Holders Resident in Canada - Redemption of Amalco Redeemable Preferred Shares".

Taxation of Capital Gains or Losses

A Non-Resident Holder who realizes a capital gain (or a capital loss) on the redemption of their Amalco Redeemable Preferred Shares (or, in the case of a Dissenting Shareholder, on the disposition of their Common Shares) generally is expected to realize a taxable capital gain or allowable capital loss in the same manner as a Resident Holder as described above under the heading "Holders Resident in Canada - Taxation of Capital Gains or Losses".

However, a Non-Resident Holder will not be subject to Canadian tax under the Tax Act on any capital gain realized on the disposition of their Amalco Redeemable Preferred Shares (or, in the case of a Dissenting Shareholder, on the disposition of their Common Shares) unless such shares constitute "taxable Canadian property" (as defined in the Tax Act) to the Non-Resident Holder at the time of the disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax convention or treaty.

The Amalco Redeemable Preferred Shares generally will not be taxable Canadian property to a Non-Resident Holder at the time they are redeemed, unless: (a) the Common Shares for which the Amalco Redeemable Preferred Shares were exchanged pursuant to the Amalgamation constituted taxable Canadian property to the Non-Resident Holder (as described below) immediately prior to the Amalgamation; or (b) at any time during the period commencing at the Effective Time and ending at the Redemption Time (i) the Non-Resident Holder, together with persons with whom the Non-Resident Holder does not deal at arm's length and any partnerships in which the Non-Resident Holder and any such non-arm's length person or persons holds a membership interest (directly or indirectly through one or more partnerships), owns 25% or more of the issued shares of any class or series of Amalco, and (ii) more than 50% of the fair market value of the Amalco Redeemable Preferred Shares is derived directly or indirectly from any combination of real or immovable property situated in Canada, "timber resource property" (within the meaning of the Tax Act), "Canadian resource property" (within the meaning of the Tax Act), or options in respect of, or interests in, or for civil law rights in, any of the foregoing, whether or not such property exists.

The Common Shares generally will not be taxable Canadian property to a Non-Resident Holder at a particular time provided that at such time the Common Shares are listed on a "designated stock exchange" (within the meaning of the Tax Act), which currently includes the TSX-V, unless, at that time or any time during the 60-month period immediately preceding such time, both of the following conditions are met concurrently: (a) the Non-Resident Holder, together with persons with whom the Non-Resident Holder does not deal at arm's length and any partnerships in which the Non-Resident Holder and any such non-arm's length person or persons holds a membership interest (directly or indirectly through one or more partnerships), owned 25% or more of the issued shares of any class or series of the Corporation; and (b) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from any combination of real or immovable property situated in Canada, "timber resource property" (within the meaning of the Tax Act), "Canadian resource property" (within the meaning of the Tax Act), or options in respect of, or interests in, or for civil law rights in, any of the foregoing, whether or not such property exists. In addition, in certain circumstances the Common Shares may also be deemed by the Tax Act to constitute taxable Canadian property to a Holder (generally only where such shares are issued to the Holder pursuant to certain tax- deferred reorganizations under the Tax Act).

If an Amalco Redeemable Preferred Share (or, in the case of a Dissenting Non-Resident Holder, a Common Share) is or is deemed to be taxable Canadian property to a Non-Resident Holder at the time of disposition, any capital gain realized on the disposition of such share may nonetheless be exempt from tax under the Tax Act pursuant an applicable income tax convention or treaty.

Non-Resident Holders whose Common Shares or Amalco Redeemable Preferred Shares may constitute taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances, including with respect to any Canadian reporting requirements arising from the redemption of their Amalco Redeemable Preferred Shares (or, in the case of a Dissenting Shareholder, the disposition of their Common Shares).

Dissenting Non-Resident Holders

The following portion of this summary applies to Non-Resident Holders who are Dissenting Shareholders and who are entitled to be paid, and are paid, the fair value for their Common Shares by Amalco following the Amalgamation (a "Dissenting Non-Resident Holder").

Different considerations than those described below, including potential deemed dividend treatment and corresponding Canadian withholding tax obligations, may apply to a Dissenting Shareholder who enters into an agreement with the Corporation described in section 245 of the BCBCA for the purchase of their Common Shares prior to the Effective Time of the Amalgamation. Such Dissenting Shareholders should consult their own tax advisors regarding the tax consequences to them in connection with the exercise of Dissent Rights.

Based on the current published administrative practice of the CRA, a Dissenting Non-Resident Holder who is paid fair value for their Common Shares by Amalco following the Amalgamation should be considered to have disposed of their Common Shares for proceeds of disposition equal to the fair value amount received by them from Amalco for such Common Shares excluding the amount of any interest awarded by the court. Such a Dissenting Non-Resident Holder generally will realize a capital gain (or capital loss) to the extent those proceeds of disposition exceed (or are less than) the adjusted cost base of the Dissenting Non-Resident Holder's Common Shares immediately before the Amalgamation plus any reasonable costs incurred by the Dissenting Non-Resident Holder in connection with the disposition. Any such capital gain or capital loss generally will be subject to the same treatment as described above under the heading "Holders Not Resident in Canada - Taxation of Capital Gains or Losses".

Any interest paid or credited to a Dissenting Non-Resident Holder in respect of the exercise of Dissent Rights generally will not be subject to Canadian withholding tax.

Non-Resident Holders that are contemplating exercising Dissent Rights should consult their own tax advisors regarding the tax consequences to them of exercising Dissent Rights in their own particular circumstances.

Other Tax Considerations

This Circular does not address any tax considerations of the transactions described herein other than certain Canadian federal income tax considerations to Holders. Holders who are resident or citizen in jurisdictions other than Canada should consult their own tax advisors with respect to the tax implications of the transactions described herein, including any associated filing requirements in such jurisdictions. Holders should also consult their own tax advisors regarding relevant federal, provincial, territorial or state tax considerations of the transactions described herein.

RIGHT TO DISSENT

Registered Shareholders who wish to dissent should take note that strict compliance with the dissent procedures under Division 2 of Part 8 of the BCBCA is required.

The following description of the dissent rights ("Dissent Rights") is not a comprehensive statement of the procedures to be followed by a dissenting shareholder ("Dissenting Shareholder") who seeks payment of the fair value of their Common Shares and is qualified in its entirety by the reference to the full text of Division 2 of Part 8 of the BCBCA, which is attached as Schedule ''D'' to this Circular. A Dissenting Shareholder who intends to exercise the Dissent Rights should carefully consider and comply with the provisions of Sections 237 to 247 of the BCBCA. Failure to comply strictly with the provisions of the BCBCA and to adhere to the procedures established therein may result in the loss of all rights thereunder. The statutory provisions dealing with the Dissent Rights are technical and complex. A Dissenting Shareholder should obtain independent legal advice with respect to the exercise of their Dissent Rights to ensure strict compliance with the Dissent Rights procedures.

To exercise Dissent Rights, a Shareholder must dissent with respect to all Common Shares of which it is the beneficial owner.

Under the provisions of Section 287 of the BCBCA, a registered Shareholder is entitled to deliver to the Corporation a written notice of dissent to the Amalgamation Resolution in respect of the approval of the Amalgamation. A registered Shareholder intending to dissent must send to the Corporation at c/o Harris + Harris LLP, 295 The West Mall, 6th Floor, Toronto, Ontario, M9C 4Z4, a written notice of dissent at not later than 5:00 p.m. (Toronto time) two business days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time). Any failure to strictly comply with the requirements of Division 2 of Part 8 of the BCBCA may result in the loss of that holder's Dissent Rights. Non-Registered Shareholders who are not the holder of record of their Common Shares may not directly exercise Dissent Rights in respect of the Amalgamation Resolution, and must, in such cases, have the registered Shareholder, such as a broker, agent, Intermediary or other nominee, submit the written notice of dissent in respect of the Amalgamation Resolution with respect to all the Common Shares held by such Non-Registered Shareholder.

To exercise Dissent Rights, a registered Shareholder must prepare a separate notice of dissent for him, her or itself, if dissenting on his, her or its own behalf, and one for each other Non-Registered Shareholder who beneficially owns Common Shares registered in such registered Shareholder's name and on whose behalf such registered Shareholder intends to exercise rights to dissent; and, if dissenting on its own behalf, must dissent with respect to all of the Common Shares registered in his, her or its name or if dissenting on behalf of a beneficial Non-Registered Shareholder, with respect to all of the Common Shares registered in his, her or its name and beneficially owned by such Non-Registered Shareholder.

In such case, the notice of dissent should set forth the number of Common Shares in respect of which the Dissent Rights are being exercised (the ''Notice Shares'') and: (a) if such Common Shares constitute all of the Common Shares of which the Dissenting Shareholder is the registered and beneficial owner and the registered Shareholder owns no other Common Shares beneficially, a statement to that effect; (b) if such Common Shares constitute all of the Common Shares of which the Dissenting Shareholder is both the registered and beneficial owner, but the registered Shareholder owns additional Common Shares beneficially, a statement to that effect and the names of the registered Shareholders of those other Common Shares and the number of Common Shares held by each such registered Shareholder and a statement that written notices of dissent are being or have been sent with respect to such other Common Shares; and (c) if the Dissent Rights are being exercised by a registered Shareholder who is not the beneficial owner of such Common Shares, a statement to that effect and the name and address of the Non-Registered Shareholder and a statement that the registered Shareholder is dissenting with respect to all Common Shares of the Non-Registered Shareholder registered in such registered Shareholder's name. A registered Shareholder ceases to be a Dissenting Shareholder if such shareholder votes or instructs a proxyholder to vote any Common Shares in favour of the Amalgamation Resolution.

The delivery of a notice of dissent, as discussed above, does not deprive a Dissenting Shareholder of the right to vote at the Meeting on the Amalgamation Resolution; however, a Dissenting Shareholder is not entitled to exercise the Dissent Rights with respect to any of its, his or her Common Shares if the Dissenting Shareholder votes in favour of the Amalgamation Resolution. The execution or exercise of a proxy, or voting against the Amalgamation Resolution does not, constitute a written notice of dissent or an exercise of Dissent Rights.

If the Amalgamation Resolution is approved, the Corporation notifies a Dissenting Shareholder of the Corporation's intention to act upon the authority of the Amalgamation Resolution pursuant to the BCBCA, then in order to exercise Dissent Rights, such Dissenting Shareholder must, if such Dissenting Shareholder wishes to proceed with the dissent, within one month after the date of such notice, send to the Corporation or its transfer agent a written statement that such holder requires the Corporation to purchase of all of the Notice Shares. Such written statement must be accompanied by the certificate(s) or DRS advice(s) representing such Notice Shares, and, if the dissent is being exercised by the Dissenting Shareholder on behalf of a Non-Registered Shareholder, a written statement that: (i) is signed by the Non-Registered Shareholder on whose behalf dissent is being exercised; and (ii) sets out whether or not such Non-Registered Shareholders is the beneficial owner of other Common Shares of the Corporation and, if so, sets out: (A) the names of the registered owners of those other Common Shares, (B) the number, and the class and series, if applicable, of those other Common Shares that are held by each of those registered owners, and (C) that dissent is being exercised in respect of all of those other shares, all in accordance with Section 244 of the BCBCA.

Subsequently, subject to the provisions of the BCBCA relating to the termination of Dissent Rights, the Shareholder becomes a Dissenting Shareholder and is deemed to have sold and the Corporation is deemed to have purchased the Notice Shares. Such Shareholder may not vote, or exercise or assert any rights of a Shareholder in respect of such Notice Shares, other than the rights set forth in Division 2 of Part 8 of the BCBCA.

Dissenting Shareholders who duly exercise Dissent Rights and who are ultimately:

(a) determined to be entitled to be paid fair value for their Notice Shares by the Corporation (which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined as of the close of business on the day before the Effective Date), shall be deemed to have irrevocably transferred such Notice Shares to the Corporation in exchange for the right to be paid fair value for such Notice Shares, for cancellation immediately prior to the Effective Time by the Corporation and the Corporation shall thereupon be obligated to pay the amount therefore determined to be the fair value of such Notice Shares from an escrow fund established for such purpose; or

(b) not entitled to be paid fair value for their Notice Shares by the Corporation, for any reason, shall be deemed to have participated in the Amalgamation on the same basis as a registered holder of a Common Share that has not exercised the Dissent Rights.

In no circumstances shall Amalco, the Corporation, or any other person be required to recognize such Dissenting Shareholders as shareholders of the Corporation or Amalco after cancellation of the Notice Shares, which cancellation is to occur at the Effective Time, and each such person who has exercised Dissent Rights will cease to be entitled to the rights of the registered holders of Common Shares in respect of the Notice Shares and the central securities registers of the Corporation will be amended to reflect that such former holder is no longer the holder of such Notice Shares as and from the Effective Time.

The Dissenting Shareholder and the Corporation may agree on the payout value of the Notice Shares; otherwise, either party may apply to the Supreme Court of British Columbia (the ''Court'') to determine the fair value of the Notice Shares or apply for an order that value be established by arbitration or by reference to the registrar or a referee of the Court. After a determination of the payout value of the Notice Shares, the Corporation must then promptly pay that amount to the Dissenting Shareholder.

Dissent Rights with respect to Notice Shares will terminate and cease to apply to the Dissenting Shareholder if, before full payment is made for the Notice Shares, the Amalgamation in respect of which the Notice of Dissent was sent is abandoned or by its terms will not proceed, a court permanently enjoins or sets aside the corporate action approved by the Amalgamation Resolution, or the Dissenting Shareholder withdraws the notice of dissent with the Corporation's written consent. If any of these events occur, the Corporation must return the share certificates or DRS advice representing the Common Shares to the Dissenting Shareholder and the Dissenting Shareholder regains the ability to vote and exercise its rights as a Shareholder.

The discussion above is only a summary of the Dissent Rights, which are technical and complex. A Shareholder who intends to exercise Dissent Rights must strictly adhere to the procedures established in Sections 237 to 247 of the BCBCA, and failure to do so may result in the loss of all Dissent Rights.

If, as of the Effective Date, the aggregate number of Common Shares in respect of which Shareholders have duly and validly exercised Dissent Rights exceeds 15% of the Common Shares then outstanding, Acquiror is entitled, in its discretion, to not complete the Amalgamation.

INTERESTS OF DIRECTORS AND OFFICERS IN THE AMALGAMATION

In considering the recommendations of the Board with respect to the Amalgamation, the Shareholders should be aware that certain of the Corporation's directors and officers have certain interests in connection with the Amalgamation that may present them with actual or potential conflicts of interest in connection with the Amalgamation. The Special Committee and the Board were aware of these potential interests and has considered them, along with other matters, in reaching its decision to recommend that the Board approve the Amalgamation (in the case of the Special Committee) and to approve the Amalgamation and recommend that Shareholders vote FOR the Amalgamation Resolution (in the case of the Board). Except as described below in the section "Change of Control Payments" and above in the sections "Voting Support Agreement", and "The Amalgamation - Securities Law Matters", or elsewhere in this Circular (including the appendices hereto or in any document incorporated by reference herein or deemed to be incorporated by reference herein), to the knowledge of the Corporation, the directors and executive officers of the Corporation have no material interest, direct or indirect, whether by beneficial ownership or otherwise, in the Amalgamation that differs from the interests of Shareholders generally.

See the table under "Ownership of Securities of the Corporation" in Schedule "A" to this Circular for the beneficial security holdings of the directors and executive officers of the Corporation. All of the securities held by the directors and executive officers of the Corporation, and their respective associates, other than the Common Shares held by Acquiror Parent Group, will be treated in the same fashion under the Amalgamation as the securities held by every other securityholder of the Corporation.

Change of Control Payments

Each of James Matthews (Chief Executive Officer and Director), Eli Oszlak (Chief Technical Officer and Director) and Elizabeth Matthews (Chief Financial Officer) has an executive employment agreement with Armada pursuant to which they may receive a change of control payment as a result of the completion of the Amalgamation.

In each case, the executive employment agreement provides for payments upon termination of the executive, without cause, or upon resignation of the executive, within 12 months following a "change of control" of Armada. In each case, the terminated executive is entitled to a termination payment equal to three times the sum of (a) his or her annual base salary and any other compensation as at the date of termination; and (b) his or her highest annual bonus paid or payable in the preceding three years, in each case, calculated on a consecutive twelve-month basis. The executive is also entitled to the continuation of benefits for three years from the date of termination, or in the event the Corporation is unable to continue such benefits, payment in lieu equal to the cost of such benefits to the Corporation.

Completion of the Amalgamation would constitute a "change of control" of Armada under the executive employment agreements. Assuming the Amalgamation is completed and such executive employment agreement is then terminated or the executive resigns, as set out above, the estimated payments to each of the executives would be as follows:

Name	Position	Change of Control Payment
James Matthews	President, Chief Executive Officer, Corporate Secretary and Director	$334,707
Eli Oszlak	Chief Technical Officer, Vice President and Director	$347,388
Elizabeth Matthews	Chief Financial Officer	$299,744

RISK FACTORS

Management and the Board identified and considered a number of potential risk factors relating to the Amalgamation in its deliberations, including, but not limited to the risk factors set out below. Management and the Board believed that any possible adverse effects or risks were more than outweighed by the potential benefits of the Amalgamation. Shareholders should carefully consider these risk factors, as well as the other information contained in this Circular, in evaluating whether to approve the Amalgamation.

Risks Relating to the Amalgamation

The completion of the Amalgamation is subject to a number of conditions precedent, some of which are outside the control of the Corporation. There can be no certainty, nor can the Corporation provide any assurance, that these conditions will be satisfied or waived, and even if satisfied, the timing when such conditions become satisfied. If the Amalgamation is not completed and the Board decides to seek another merger or arrangement, there can be no assurance that it will be able to find a party willing to pay an equivalent or more attractive price than the Consideration to be paid pursuant to the Amalgamation.

Each of Acquiror, the Corporation and Acquiror Parent Group has the right, in certain circumstances, to terminate the Acquisition Agreement. Accordingly, there can be no certainty, nor can the Corporation provide any assurance, that the Acquisition Agreement will not be terminated by Acquiror, the Corporation or Acquiror Parent Group prior to the completion of the Amalgamation. If, for any reason, the Acquisition Agreement is terminated, the Corporation could be subject to various adverse consequences, including that the Corporation would remain liable for significant costs relating to the proposed Amalgamation, including, among others, legal, accounting, proxy solicitation, depositary and printing expenses.

In considering the recommendation of the Board to vote for the Amalgamation Resolution, Shareholders should be aware that certain directors of the Corporation have certain interests in connection with the Amalgamation that may present them with actual or potential conflicts of interest in connection with the Amalgamation. See "Interests of Directors and Officers in the Amalgamation" in this Circular.

Pursuant to the Acquisition Agreement, the Corporation has agreed to certain interim operating covenants intended to ensure that the Corporation and its subsidiaries carry on business in the ordinary course of business consistent with past practice, except as required or expressly authorized by the Acquisition Agreement. These operating covenants cover a broad range of activities and business practices. Consequently, it is possible that a business opportunity will arise that is out of the ordinary course or is not consistent with past practices, and that the Corporation will not be able to pursue or undertake the opportunity due to its covenants in the Acquisition Agreement.

If the Amalgamation is not completed, the ability of the Corporation to continue as a going concern is dependent upon the Corporation's ability to conduct financings or significantly increase its revenues.

Risks Relating to the Corporation

If the Amalgamation is not completed, the Corporation will continue to face, and Shareholders will be exposed to, the risks associated with continuing as a public corporation and the risks that it currently faces with respect to its business and affairs, including, financing risks, competitive risks, political risks, changes in laws and the other risks described in its most recently filed MD&A.

Risks Relating to the Matthews Loan

As described under the heading "The Amalgamation - Background to the Amalgamation - Loan from 2190960 Ontario Ltd.", if the Lender ceases to forbear the timely payment of interest under the Matthews Loan, the Lender may, by written notice to the Corporation, declare all obligations outstanding under the Matthews Loan to be immediately due and payable.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

As at the date of this Circular and during the financial year ended May 31, 2024, no director or executive officer of the Corporation (nor any of their respective associates and/or affiliates) was indebted, including under any securities purchase or other program, to (i) the Corporation or its subsidiaries, or (ii) any other entity which is, or was at any time during the financial year ended May 31, 2024, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or its subsidiaries.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

No informed person (as such term is defined under applicable securities laws) of the Corporation (nor any of their respective associates or affiliates) has had any direct or indirect material interest in any transaction involving the Corporation since June 1, 2023 or in any proposed transaction which has materially affected or would materially affect the Corporation or its subsidiaries, other than the Loan and the Amalgamation. Please see "The Amalgamation - Background to the Amalgamation" for additional information.

ADDITIONAL INFORMATION

Additional information relating to the Corporation may be found under the profile of the Corporation on SEDAR+ at www.sedarplus.ca. Additional financial information is provided in the Corporation's audited financial statements and related management's discussion and analysis for its most recently completed financial year, copies of which can be found under the profile of the Corporation on SEDAR+. Shareholders may also request these documents and copies of the Corporation's most recent interim financial report without charge by contacting the Corporation's Chief Financial Officer by email at ematthews@armadadata.ca.

APPROVAL

The contents of this Circular and the sending thereof to Shareholders have been approved by the Board.

BY ORDER OF THE BOARD OF DIRECTORS

"James Matthews"

James Matthews, Chief Executive Officer

Mississauga, Ontario

September 25, 2024

SCHEDULE "A"

ADDITIONAL DISCLOSURE

Pursuant to MI 61-101, in connection with the Amalgamation, the Corporation is required to include in this Circular certain additional disclosure prescribed by Form 62-104F2 - Issuer Bid Circular to the extent applicable to the Amalgamation (and with necessary modifications). This additional disclosure, as required pursuant to MI 61-101, is set out below.

Information Concerning Acquiror

Acquiror was incorporated under the BCBCA on August 26, 2024, for the sole purpose to act as the acquiror and to amalgamate with the Corporation as contemplated by the Amalgamation. The shareholders of Acquiror are James Matthews and Eli Oszlak.

Information Concerning Acquiror Parent Group

James Matthews, 2190960 Ontario Ltd. and Eli Oszlak constitute the Acquiror Parent Group.

James Matthews has been Chief Executive Officer, President and Corporate Secretary and a director of the Corporation since October of 2000. 2190960 Ontario Ltd. is a private company owned by the Matthews Family Trust. James Matthews is a discretionary beneficiary of the Matthews Family Trust. James Matthews owns 3,556,210 Common Shares, of which 165,058 Common Shares are held by 2190960 Ontario Ltd.

On September 28, 2022, the Corporation entered into a loan agreement with 2190960 Ontario Ltd. to borrow up to a maximum of $200,000. See "The Amalgamation - Background to the Amalgamation - Loan from 2190960 Ontario Ltd."

Eli Oszlak has been Chief Technical Officer and Vice President of the Corporation and a director since October of 2000. Eli Oszlak owns 1,906,550 Common Shares.

As of the date of this Circular, the Acquiror Parent Group owns an aggregate of 5,462,760 Common Shares, representing approximately 30.9% of the outstanding Common Shares (based on the number of Common Shares outstanding as of the date of this Circular).

Trading Data

The Common Shares trade on the TSX-V under the trading symbol "ARD". The closing price of the Common Shares on the TSX-V on September 3, 2024, the last trading day prior to the announcement of the Amalgamation, was $0.025.

The following table sets forth the price range and trading volume of the Common Shares on the TSX-V, on a monthly basis, during the six-month period prior to the announcement of the Amalgamation.

Month	High($)	Low($)	Volume
February 2024	$0.025	$0.025	14,000
March 2024	$0.03	$0.025	54,000
April 2024	$0.035	$0.03	11,050
May 2024	$0.035	$0.025	227,000
June 2024	$0.003	$0.025	4,000
July 2024	$0.06	$0.02	657,000
August 2024	$0.055	$0.025	17,240
September 1-3, 2024	$0.025	$0.025	NIL

Ownership of Securities of the Corporation

To the knowledge of the Corporation, the following table sets forth, as of the date of this Circular, the number and percentage of securities of the Corporation beneficially owned or over which control or direction is exercised:

(i) by each director and officer of the Corporation; and

(ii) after reasonable inquiry, by

a. each associate or affiliate of an insider of the Corporation;

b. each associate or affiliate of the Corporation;

c. an insider of the Corporation, other than a director or officer of the Corporation; and

d. each person acting jointly or in concert with the Corporation.

Name	Position Held with Corporation	Number and Percentage of Common Shares Beneficially Owned, Controlled or Directed (directly or indirectly)(1)	Number of Stock Options
James Matthews	President, CEO, Corporate Secretary and Director	3,556,210(2) (20.1%)	NIL
Eli Oszlak	CTO, Vice-President and Director	1,906,550 (10.8%)	NIL
Elizabeth Matthews	CFO	NIL	NIL
Glenn Hrabovsky	Director	95,100 (0.54%)	NIL
Fred Marotta	Director	NIL	NIL
Gregory Harris	Director	NIL	NIL
Daniela Timoteo	N/A	3,479,665(3) (19.7%)	NIL

Notes:

(1) Based on 17,670,265 outstanding Common Shares (as of the date of this Circular).

(2) Included in the total for James Matthews are 165,058 Common Shares which are held by 2190960 Ontario Ltd., a private company owned by the Matthews Family Trust. James Matthews is a discretionary beneficiary of the Matthews Family Trust.

(3) Included in the total for Daniela Timoteo are 1,195,557 Common Shares held by 2190956 Ontario Ltd., a private company controlled by Daniela Timoteo.

Commitments to Acquire Securities of the Corporation

Other than in respect of the Amalgamation, there are no agreements, commitments or understandings made by the Corporation or, to the knowledge of the Corporation, by any person referred to in the table above under the heading "Ownership of Securities of the Corporation" to acquire securities of the Corporation, and the terms and conditions of those agreements, commitments or understandings.

Material Changes in the Affairs of the Corporation

As at the date of this Circular, except in respect of the Amalgamation or as disclosed in documents filed by the Corporation on SEDAR+, the Corporation does not have any plans or proposals for material changes in the affairs of the Corporation, including, for example, any material contract or agreement under negotiation, any proposal to liquidate the issuer, to sell, lease or exchange all or a substantial part of its assets, to amalgamate it or to make any material changes in its business, corporate structure (debt or equity), management or personnel.

Previous Purchases and Sales

No securities of the Corporation have been purchased or sold by the Corporation during the twelve months preceding the date of this Circular.

Previous Distributions

There have been no Common Shares distributed by the Corporation during the five (5) years preceding the date of this Circular.

Dividends

The Corporation has not declared or paid any dividends or distributions on its Common Shares or other securities in the two (2) years preceding the date of this Circular and it is not contemplated that any dividends will be paid in the immediate or foreseeable future. Currently, the Corporation anticipates that it will retain any funds to finance operations and development of its business. Any future determination to pay dividends or distributions will be at the discretion of the Board and will depend upon the results of operations, financial condition, current and anticipated cash needs, contractual restrictions, restrictions imposed by applicable law and other factors that the directors of the Corporation deem relevant.

Expenses of the Amalgamation

It is estimated that the expenses incurred by the Corporation in connection with the Amalgamation will be approximately $250,000 (exclusive of taxes).

SCHEDULE "B"

AMALGAMATION RESOLUTION

RESOLVED THAT:

1. the amalgamation (the "Amalgamation") of 1498798 B.C. Ltd. (the "Acquiror") and Armada Data Corporation (the "Company") in accordance with the terms of the acquisition agreement dated September 4, 2024 among Acquiror, James Matthews, 2190960 Ontario Ltd., Eli Oszlak and the Company (the "Acquisition Agreement") and substantially upon the terms and conditions set forth in the amalgamation agreement entered into between Acquiror and the Company (the "Amalgamation Agreement"), attached as Schedule A to the Acquisition Agreement, all as described and set forth in the management information circular of the Company dated September 25, 2024, be and it is hereby approved;

2. the Amalgamation Agreement is hereby authorized and approved and the Company is authorized to perform its obligations thereunder;

3. any one or more officers or directors of the Company are hereby authorized and directed for and on behalf of the Company to execute and deliver the amalgamation application on behalf of the Company and to file it with the Registrar of Corporations appointed under the Business Corporations Act (British Columbia), as well as such other documents as are necessary or desirable to effect the Amalgamation;

4. any one or more officers or directors of the Company are hereby authorized and directed to execute and deliver for and in the name of and on behalf of the Company all such other certificates, instruments, agreements, documents, authorizations, directions, and notices and to take such further actions, as, in such person's opinion, may be necessary or desirable to carry out the purposes and intent of this resolution, such determination to be conclusively evidenced by the execution and delivery of such certificate, authorization, document, agreement, instrument, direction or notice or the doing of any such act or thing;

5. notwithstanding any approval of the shareholders of the Company as provided herein, the Board of Directors of the Company may, in its sole discretion, revoke this special resolution and abandon the Amalgamation before it is acted upon without further approval of the shareholders; and

6. notwithstanding that this resolution has been passed by the holders of common shares of the Company ("Common Shares"), the directors of the Company are hereby authorized and empowered, at their discretion, without further notice to or approval of holders of Common Shares: (i) to amend or modify the Amalgamation Agreement to the extent permitted by the Amalgamation Agreement; and (ii) subject to the terms of the Amalgamation Agreement, to determine not to proceed with the Amalgamation.

SCHEDULE "C"

ACQUISITION AGREEMENT

See attached.

ACQUISITION AGREEMENT

JAMES MATTHEWS

- AND -

2190960 ONTARIO LTD.

- AND -

ELI OSZLAK

- AND -

ARMADA DATA CORPORATION

- AND -

1498798 B.C. LTD.

September 4, 2024

SCHEDULE B - REPRESENTATIONS AND WARRANTIES OF ARMADA	1
SCHEDULE C - REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR PARENT GROUP AND THE ACQUIROR	1

ACQUISITION AGREEMENT

THIS AGREEMENT made as of the 4th day of September, 2024,

BETWEEN:

JAMES MATTHEWS, an individual residing in the City of Mississauga, Ontario

(hereinafter known as "Matthews")

- and -

ELI OSZLAK, an individual residing in the Town of Oakville, Ontario

(hereinafter known as "Oszlak")

- and -

2190960 ONTARIO LTD.,

a corporation existing under the laws of the Province of Ontario,

(hereinafter referred to as "Matthews Holdco", and together  with Matthews and Oszlak, collectively, the "Acquiror Parent Group"),

- and -

1498798 B.C. LTD., a corporation existing under the laws of the Province of British Columbia,

(hereinafter referred to as the "Acquiror"),

- and -

ARMADA DATA CORPORATION

a corporation existing under the laws of the Province of British Columbia,

(hereinafter referred to as "Armada").

WHEREAS the Acquiror, a corporation owned by the Acquiror Parent Group, desires to acquire all of the issued and outstanding Common Shares of Armada pursuant to an amalgamation of the Acquiror and Armada under the BCBCA, other than the Common Shares held by the Acquiror Parent Group;

AND WHEREAS the Board has determined (with each of James Matthew and Eli Oszlak as an interested director abstaining), following the receipt and review of recommendations from the Special

2.

Committee, that the Amalgamation is fair to the Shareholders (other than the Acquiror Parent Group) and that the Amalgamation is in the best interests of Armada and, accordingly, has resolved (with each of James Matthews and Eli Oszlak as an interested director abstaining), subject to the terms of this Agreement, to recommend that the Shareholders vote in favour of the Amalgamation Resolution;

AND WHEREAS the Acquiror Parent Group has entered into Support Agreements with the Locked-Up Shareholders, pursuant to which, among other things, such holders have agreed to vote all of the Common Shares now held or hereafter acquired by them in favour of the Amalgamation, on the terms and subject to the conditions set forth in such Support Agreements;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties hereby covenant and agree as follows:

ARTICLE 1 INTERPRETATION

1.1 Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations shall have the corresponding meanings:

"Acceptable Confidentiality Agreement" means a confidentiality agreement providing access to non‐ public information concerning Armada and the Armada Subsidiaries to any person (other than the Acquiror Parent Group, the Acquiror or any of their affiliates), such confidentiality agreement to be in a form acceptable to the Acquiror Parent Group, acting reasonably;

"Acquiror" means 1498798 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia;

"Acquiror Parent Group" means Matthews, Oszlak and Matthews Holdco;

"Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any bona fide offer, proposal, expression of interest, or inquiry (written or oral) from any person or group of persons (other than the Acquiror Parent Group, the Acquiror or any of their affiliates) after the date hereof relating to:

(a) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding-up or other similar transaction involving Armada or any Armada Subsidiary;

(b) any take-over bid, tender offer or exchange offer for any class of voting or equity securities (or any securities exchangeable for or convertible into voting or equity securities) of Armada or any Armada Subsidiary;

(c) any sale (or any lease, joint venture, licensing, long-term supply agreement or other arrangement having the same economic effect as a sale), direct or indirect, of assets of Armada or any Armada Subsidiary;

3.

(d) any sale of shares or equity interest (or securities exchangeable for or convertible into such shares or equity interest) of Armada or any Armada Subsidiary; or

(e) any similar transaction or series of transactions,

which, in any case, if consummated would result in such person or group of persons (other than the Acquiror Parent Group, the Acquiror or any of their affiliates) beneficially owning 20% or more of the voting rights attached to any class of shares or other equity interests of Armada or beneficially owning assets representing 20% or more of the fair market value of the assets of Armada and the Armada Subsidiaries on a consolidated basis or contributing 20% or more of the consolidated revenue of Armada and the Armada Subsidiaries;

"affiliate and "associate" have the meanings respectively ascribed thereto under the Securities Act;

"Agreement" means this acquisition agreement, including all Schedules annexed hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

"Alternative Transaction" has the meaning ascribed thereto in Section 8.7;

"Amalco" means the company resulting from the Amalgamation;

"Amalco Redeemable Preferred Shares" has the meaning ascribed thereto in the Amalgamation Agreement;

"Amalgamation" means the amalgamation of Armada and the Acquiror under the provisions of Section 269 and Section 270 of the BCBCA on the terms and conditions set out in the Amalgamation Agreement;

"Amalgamation Agreement" means the amalgamation agreement in the form attached as Schedule A, with such amendments or variations thereto as are acceptable to the Acquiror Parent Group, the Acquiror and Armada, each acting reasonably;

"Amalgamation Application" means the amalgamation application to be sent to the Registrar pursuant to Section 275 of the BCBCA, and all related documents required as set out in Section 275 of the BCBCA;

"Amalgamation Resolution" means the special resolution of Shareholders approving the Amalgamation to be considered at the Meeting;

"Anti-Corruption Laws" means laws, regulations and rules relating to anti-bribery or anticorruption including the Corruption of Foreign Public Officials Act (Canada), the Criminal Code (Canada), the Bribery Act 2010 (United Kingdom), the Proceeds of Crime Act 2002 (United Kingdom), the Terrorist Financing Act (Canada), the United States Foreign Corrupt Practices Act of 1977 and any laws, rules, regulations of any relevant jurisdiction covering a similar subject matter;

"Armada" means Armada Data Corporation, a corporation existing under the laws of the Province of British Columbia;

"Armada Governing Documents" means Armada's articles, by-laws or other constating documents;

"Armada Public Documents" means all documents filed by Armada with the Canadian Securities Administrators under Securities Laws (and available for review on SEDARPLUS under Armada's profile at www.sedarplus.ca) since January 1, 2020;

4.

"Armada Subsidiaries" means the subsidiaries of Armada, as follows:

(a) CCC Internet Solutions Inc.;

(b) 7548346 Canada Limited;

(c) The Big & Easy Bottle Brewing Company Inc.;

(d) Mister Beer Inc.;

(e) Mister Beer U-Brew Inc;

and "Armada Subsidiary" means any one of them;

"Authorization" means any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation;

"BCBCA" means the Business Corporations Act (British Columbia);

"Board" means the board of directors of Armada;

"Board Approval" has the meaning ascribed thereto in Section 2.5(b);

"Business Day" means any day, other than a Saturday or a Sunday, on which commercial banks located in Toronto, Ontario are open for the conduct of business;

"Certificate of Amalgamation" means the certificate of amalgamation to be issued by the Registrar pursuant to Section 281 of the BCBCA in respect of the Amalgamation;

"Change in Recommendation" has the meaning ascribed thereto in Section 7.1(a);

"Circular" means the notice of the Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the Shareholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time;

"Common Shares" means the common shares in the capital of Armada and "Common Share" means any one common share of Armada;

"Consideration" means the consideration payable by Amalco for the redemption of the Amalco Redeemable Preferred Shares issued pursuant to the Amalgamation, which shall be $0.04 per Amalco Redeemable Preferred Share, payable entirely in cash;

"Contract" means any contract, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership, note, instrument or other agreement or obligation (whether written or oral) to which Armada or any Armada Subsidiary is a party or by which Armada or any Armada Subsidiary is bound or affected or to which any of their respective properties or assets is subject;

"Depositary" means Computershare Investor Services Inc., or such other person appointed as the depositary for the Amalgamation;

5.

"Dissent Rights" means the rights of dissent under Section 238 of the BCBCA in respect of the Amalgamation;

"Effective Date" means the date of the Certificate of Amalgamation;

"Effective Time" means 12:01 a.m. (Pacific time) on the Effective Date, or such other time on the Effective Date as the Parties may agree;

"Employees" means those individuals employed by Armada or any Armada Subsidiary, on a full-time, part- time or temporary basis, including those employees of Armada or an Armada Subsidiary on disability leave, parental leave or other absence;

"Employee Plans" means all health, welfare, supplemental unemployment benefit, post- employment benefit, bonus, profit sharing, option, stock appreciation, equity or equity-based, savings, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, termination, severance, change of control, disability, superannuation, pension, supplemental pension or supplemental retirement plans and other employee or director compensation or benefit plans, policies, practices, trusts, funds, agreements, arrangements or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, and in each case for the benefit of directors or former directors of Armada or any of the Armada Subsidiaries, Employees, former Employees, or any spouses, dependents, survivors or beneficiaries of such persons, which are maintained by or binding upon Armada or any of the Armada Subsidiaries or in respect of which Armada or any of the Armada Subsidiaries has any actual or potential liability;

"Encumbrance" includes any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, adverse claim or other encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

"Environmental Laws" means all applicable Laws, statutes, regulations, ordinances, and bylaws (whether federal, provincial, state, territorial or municipal) relating to the pollution of the environment, the protection, preservation or remediation of the environment, or relating to the storage, handling, transportation, use, release or disposal of Hazardous Substances;

"Environmental Permits" includes all orders, permits, certificates, approvals, consents, registrations, authorizations, exemptions and licences issued by or filings with any authority having competent jurisdiction under applicable Environmental Laws;

"Fairness Opinion" has the meaning ascribed thereto in Section 2.5(a);

"Financial Statements" means: (i) the unaudited consolidated financial statements of Armada as at and for the three-month period ended February 29, 2024, together with the notes thereto; and (ii) the audited consolidated financial statements of Armada as at and for each of the fiscal years ended May 31, 2022 and 2023, together with the notes thereto and the auditors' reports thereon;

"Financial Advisor" means Koger Valuations Inc.;

"Governmental Entity" means (i) any international, supranational, multinational, national, governmental, federal, provincial, state, territorial, municipal, local or other government, quasigovernmental, governmental or public department, administrative, judicial or regulatory authority, agency, board, bureau, commission, court or tribunal, arbitral body, commissioner, minister, cabinet, governor in council, ministry, agency or instrumentality, domestic or foreign or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department, agency, subdivision or authority of any of the foregoing, including Securities Authorities; and (ii) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court;

6.

"Government Official" means any official, employee, or representative of any Governmental Entity or public international organization, any political party or employee thereof, or any candidate for political office;

"Hazardous Substance" means, collectively, any contaminant, toxic, asbestos, radioactive or hazardous substances or materials, dangerous goods or substances, pollutant or any other substance that when released to the natural environment is likely to cause, at some immediate or future time, material harm or degradation to the natural environment or material risk to human health and includes any substance, material, chemical or waste that is prohibited, controlled or regulated by any Governmental Entity;

"IFRS" means International Financial Reporting Standards;

"Indebtedness" means in relation to a person (the "debtor"), an obligation or liability (contingent or otherwise) of the debtor (a) for borrowed money (including overdrafts and including amounts in respect of principal, premium, interest or any other sum payable in respect of borrowed money) or for the deferred purchase price of property or services, (b) under any loan, bond, note, debenture or other similar instrument or debt security, (c) under any acceptance credit, bankers' acceptance, guarantee, letter of credit or other similar facilities, (d) under any conditional sale, hire purchase or title retention agreement with respect to property, under any capitalized lease arrangement, under any sale and lease back arrangement or under any lease or any other agreement having the commercial effect of a borrowing of money or treated as a finance lease or capital lease in accordance with applicable accounting principles, (e) under any foreign exchange hedging transaction, any interest or currency swap transaction, any fuel or commodity hedging transaction or any other kind of swap or derivative transaction, (f) in respect of any counter-indemnity or reimbursement obligations in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution, or (g) for any amount owing under any transaction similar in nature to those described in paragraphs (a) to (f) of this definition, or otherwise having the commercial effect of borrowing money, or (h) under a guarantee, indemnity or similar obligation entered into by the debtor in respect of an obligation or liability of another person which would fall within paragraphs (a) to (g) of this definition where such obligations or liabilities are secured by (or where another person has a right to require that such obligations or liabilities be secured by) a security interest over any property of the debtor even though the debtor has not assumed or become liable for the payment of such obligations or liabilities;

"Intellectual Property" means domestic and foreign: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (iii) works of authorship, copyrights, copyright registrations and applications for copyright registration; (iv) mask works, mask work registrations and applications for mask work registrations; (v) designs, design registrations, design registration applications and integrated circuit topographies; (vi) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (vii) Software; and (viii) any other intellectual property and industrial property;

7.

"IT Assets" means any and all Software, hardware, servers, systems, networks, data communications lines, websites, platforms, and other computer, information technology or telecommunications assets and equipment, in each case, owned, leased, licensed, used or held for use by Armada or any of the Armada Subsidiaries;

"Laws" or "Law" means any applicable laws, including national, provincial, state, municipal, territorial and local laws, treaties, statutes, ordinances, judgments, common law, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, ordinances, protocols, codes, guidelines, policies, notices, directions or other requirements of any Governmental Entity having the force of law;

"Legal Proceedings" means any litigation, action, application, suit, audit, assessment, reassessment, additional assessment, investigation, inquiry, hearing, claim, deemed complaint, grievance, civil, administrative, regulatory, criminal or arbitration proceeding or other similar proceeding, before or by any Governmental Entity (including any appeal or review thereof and any application for leave for appeal or review);

"Locked-Up Shareholders" means Shareholders who have entered into a Support Agreement as of the date hereof, who together hold approximately 19.7% of the issued and outstanding Common Shares as of the date hereof;

"Match Period" has the meaning ascribed thereto in Section 7.3(b)(v);

"Material Adverse Effect" means any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts or circumstances (i) is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, capitalization, condition (financial or otherwise) or liabilities (contingent or otherwise) of Armada and the Armada Subsidiaries, taken as a whole; or (ii) prevents or materially impairs, or would reasonably be expected to prevent or materially impair, Armada's ability to consummate the Amalgamation, provided that such prevention or material impairment is not as a result of the failure of the Acquiror Parent Group or the Acquiror to perform any of their respective obligations under this Agreement, in each case except any such change, event, occurrence, effect, state of facts or circumstances resulting from or arising out of:

(a) changes in general economic, business, regulatory or political conditions or securities, capital, credit, financial or banking markets generally, or any worsening thereof, in Canada;

(b) changes in currency exchange rates, interest rates or inflation;

(c) changes generally affecting any of the industries in which Armada and the Armada Subsidiaries conduct business;

(d) any pandemic, act of terrorism, or any outbreak of hostility or war or declaration of national emergency or any escalation of any such event;

(e) any natural disaster or act of God;

8.

(f) a change in the market price or trading volume of shares of Armada (it being understood that the causes underlying such change may be taken into account in determining whether there has been a Material Adverse Effect);

(g) the announcement of this Agreement or the transactions contemplated hereby, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of Armada and/or any of the Armada Subsidiaries with any of its current or prospective employees, customers, shareholders, distributors, suppliers, counterparties, insurance underwriters or partners;

(h) any generally applicable change in applicable Laws (other than orders, judgments or decrees against Armada or any of the Armada Subsidiaries); or

(i) any generally applicable change in IFRS

provided that (A) any change, effect, event, fact or occurrence referred to in clauses (a), (b), (c), (d), (e), (h) and (i) above, does not disproportionately affect Armada and the Armada Subsidiaries taken as a whole, compared to other comparable companies operating in the industry in which Armada and the Armada Subsidiaries operate; and (B) references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a Material Adverse Effect has occurred;

"material change" has the meaning ascribed thereto in the Securities Act;

"Material Contract" means a Contract that is material to Armada and the Armada Subsidiaries or material to the conduct of the business of Armada and the Armada Subsidiaries, taken as a whole;

"material fact" has the meaning ascribed thereto in the Securities Act;

"Matthews" means James Matthews;

"Matthews Holdco" means 2190960 Ontario Ltd.;

"Meeting" means the special meeting of the Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with applicable Laws for the purpose of considering and approving the Amalgamation Resolution and all other matters requiring approval pursuant to the terms and conditions of this Agreement;

"MI 61-101" means Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions;

"misrepresentation" has the meaning ascribed thereto in the Securities Act;

"Option Plan" means the stock option plan of Armada;

"Options" means the outstanding options to purchase Common Shares granted under the Option Plan;

"Oszlak" means Eli Oszlak;

"Outside Date" means December 31, 2024, or such later date as the Parties may agree in writing;

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"Parties" means Mathews, Oszlak, Matthews Holdco, Acquiror and Armada, and "Party" means any of them;

"Permitted Encumbrance" means:

(a) liens for Taxes, assessments and governmental charges not due or payable or due but for which notice of assessment has not been given;

(b) liens for Taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made);

(c) servitudes, easements, zoning restrictions, encroachments, reservations, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially, individually or in the aggregate, adversely affect the validity of title to or the value, marketability or use of the property subject thereto by Armada or the Armada Subsidiaries; and

(d) the reservations in any original grants from the Crown or vested in any Governmental Entity or other such equivalent reservations by any Governmental Entity of any real property or interest therein and statutory exceptions to title that do not materially detract from the value of the real property concerned or materially impair its use in the operation of the business of Armada and the Armada Subsidiaries;

"person" includes an individual, general partnership, limited partnership, corporation, company, limited liability company, body corporate, joint venture, unincorporated organization, other form of business organization, trust, trustee, executor, administrator or other legal representative;

"Registrar" means the Registrar of Corporations appointed pursuant to Section 400 of the BCBCA;

"Required Contractual Consents" means those consents, approvals and notices required from, or required to be given to, any third-party in connection with the transactions contemplated by this Agreement;

"Required Regulatory Approvals" means those sanctions, rulings, consents, authorizations, orders, clearances, exemptions, permits and other approvals (including the waiver or lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, that are required to be obtained in connection with the transactions contemplated by this Agreement;

"Representative" means, in respect of a person, its subsidiaries and its affiliates and its and their directors, officers, employees, agents and representatives (including any financial, legal or other advisors);

"Securities Act" means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

"Securities Authorities" means the Ontario Securities Commission and any other applicable securities commissions or securities regulatory authority of a province or territory of Canada.

"Securities Laws" means all applicable Canadian provincial and territorial securities laws, including the respective regulations, rules, orders and policy statements made thereunder;

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"Securityholders" means, collectively, the holders of Common Shares and Options;

"Shareholder Approval" has the meaning ascribed thereto in Section 2.3;

"Shareholders" means the holders of Common Shares;

"Software" means computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs;

"Special Committee" means the special committee of "independent" (within the meaning of MI 61-101) directors of Armada formed for the purpose of considering the transactions contemplated by this Agreement and making a recommendation to the Board;

"subsidiary" means a "subsidiary" as defined in National Instrument 45-106 - Prospectus Exemptions;

"Superior Proposal" means a written Acquisition Proposal:

(a) to purchase or otherwise acquire, directly or indirectly, (i) all of the Common Shares (not beneficially owned by the party making such Acquisition Proposal) and pursuant to which all Shareholders are offered the same consideration in form and amount per Common Share to be purchased or otherwise acquired, or (ii) all or substantially all of the assets of Armada and the Armada Subsidiaries taken as a whole;

(b) that did not result from a breach of ARTICLE 7;

(c) that complies with applicable Laws in all material respects;

(d) in respect of which any required financing to complete such Acquisition Proposal has been obtained or committed, as demonstrated to the satisfaction of the Board, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel);

(e) that is not subject to any due diligence condition;

(f) that the Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) (i) is reasonably capable of completion taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal, and (ii) would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable from a financial point of view to the Shareholders (other than the Acquiror and its affiliates) than the Amalgamation (including any adjustment to the terms and conditions of the Amalgamation proposed by the Acquiror pursuant to Section 7.3(c)); and

(g) in respect of which the Board has determined in good faith (after receipt of advice from its outside legal counsel) that failure to recommend such Acquisition Proposal to Shareholders would be inconsistent with its fiduciary duties;

"Superior Proposal Completion Date" means the completion date of the transactions contemplated in the definitive agreement with respect to a Superior Proposal.

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"Superior Proposal Notice" has the meaning ascribed thereto in Section 7.3(b)(iv);

"Support Agreements" means, collectively, the support agreements dated as of the date hereof between the Acquiror Parent Group, the Acquiror and each of the Locked-Up Shareholders, as applicable;

"Tax Act" means the Income Tax Act (Canada) and regulations made thereunder, as now in effect and as they may be amended from time-to-time;

"Tax Returns" means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes;

"Taxes" means, with respect to any person, all supranational, federal, provincial, state, local, branch or other taxes, including income, gross receipts, windfall profits, value added, severance, ad valorem, property, capital, net worth, production, sales, use, licence, excise, franchise, employment, environmental taxes, sales taxes, harmonized, use taxes, value added taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, pension plan premiums, social security premiums, workers' compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, mining taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Entity, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties, and any liability for the payment of any amount of the type described in this paragraph as a result of any obligation to indemnify any other person or as a result of being a transferee or successor in interest to any party;

"Termination Payment" has the meaning ascribed thereto in Section 9.3(a);

"Termination Payment Event" has the meaning ascribed thereto in Section 9.3(a);

"Transaction Costs" means the transaction costs incurred by Armada and the Armada Subsidiaries in connection with this Agreement and the transactions contemplated herein, including the fees and expenses of the Financial Advisor, the fees and expenses of legal counsel to Armada and to the Special Committee, auditors and other advisors and fees and expenses in connection with the Amalgamation, Meeting and Circular, including filing fees; and

"TSXV" means the TSX Venture Exchange.

1.2 Construction and Interpretation

In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a) references to "herein", "hereby", "hereunder", "hereof" and similar expressions are references to this Agreement and not to any particular Section of or Schedule to this Agreement;

(b) references to an "Article", "Section", or "Schedule" followed by a number or letter refer to the specified Article or Section of or Schedule to this Agreement;

(c) words importing the singular shall include the plural and vice-versa, and words importing gender shall include the masculine, feminine and neuter genders;

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(d) the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

(e) if the date on which any action is required to be taken hereunder by any Party is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day;

(f) unless otherwise specified, time periods within or following which any payment is to be made or act is to be done, shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day;

(g) the terms "material" and "materially" shall, when used in this Agreement, be construed, measured or assessed on the basis of whether the matter would be material to or would materially affect a Party and its subsidiaries taken as a whole;

(h) references to any legislation or to any provision of any legislation shall include any legislative provision substituted therefor and all regulations, rules and interpretations issued thereunder or pursuant thereto, in each case as the same may have been or may hereafter be amended or re- enacted from time to time;

(i) references to any agreement or document shall be to such agreement or document (together with all schedules and exhibits thereto), as it may have been or may hereafter be amended, supplemented, replaced or restated from time to time; and

(j) wherever the term "includes" or "including" is used, it shall be deemed to mean "includes, without limitation" or "including, without limitation", respectively.

1.3 Currency

Except where indicated otherwise, all dollar amounts referred to in this Agreement are expressed in Canadian dollars. For greater certainty, all Consideration payable to Shareholders pursuant to the Amalgamation is expressed in Canadian dollars.

1.4 Knowledge

References to the "knowledge of" when used in reference to the Acquiror Parent Group or the Acquiror means the actual knowledge Matthews or Oszlak, after due inquiry into the relevant subject matter, and when used in reference to Armada means the actual knowledge of the Chief Executive Officer, the Chief Financial Officer or Chief Technical Officer of Armada, after due inquiry into the relevant subject matter.

1.5 Schedules

The Schedules to this Agreement, as listed below, are an integral part of this Agreement:

Schedule A Amalgamation Agreement

Schedule B Representations and Warranties of Armada

Schedule C Representations and Warranties of the Acquiror and the Acquiror Parent Group

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ARTICLE 2

THE AMALGAMATION

2.1 Amalgamation

Subject to the terms and conditions of this Agreement, Armada and the Acquiror shall amalgamate under the provisions of the BCBCA on the terms and conditions set forth in the Amalgamation Agreement.

2.2 Circular and Meeting

(a) As soon as is practicable after the date hereof, Armada shall prepare, in consultation with the Acquiror, the Circular. The Circular shall, subject to ARTICLE 7, reflect the Board Approval and include a written copy of the Fairness Opinion. The Circular shall also include any disclosure required to be made to qualify any benefits to be received by related parties of Armada for the exceptions to the definition of "collateral benefit" under MI 61-101, if applicable. For greater certainty, in the event that the Fairness Opinion is withdrawn by the Financial Advisor following the date hereof or the Financial Advisor does not consent to its inclusion in the Circular as a result of modified facts or otherwise, Armada may prepare and mail the Circular in accordance with this Section 2.2(a) without including a copy of the Fairness Opinion, and Armada may then change its recommendation and disclosure on such basis and, subject to the consent of the Acquiror Parent Group, mail the Circular and hold the Meeting as contemplated in this Section 2.2.

(b) Prior to the printing of the Circular and during the course of its preparation, and in any event no later than ten (10) Business Days prior to the printing of the Circular, Armada shall provide the Acquiror and its counsel with timely and reasonable opportunity to review and comment on a draft copy of the Circular and other related meeting materials, and Armada will incorporate therein all reasonable comments made by the Acquiror and its counsel.

(c) Armada shall ensure that the Circular complies in all material respects with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating exclusively to and provided by the Acquiror Parent Group or the Acquiror for inclusion in the Circular). Armada shall ensure that the Circular complies in all material respects with National Instrument 51-102 - Continuous Disclosure Requirements and Form 51-102F5 thereunder adopted by the Canadian Securities Administrators.

(d) The Acquiror Parent Group and the Acquiror shall provide to Armada for inclusion in the Circular such information regarding the Acquiror Parent Group and the Acquiror as is required by applicable Law to be included in the Circular. Each of the Acquiror Parent Group and the Acquiror represents, warrants and covenants that any information it provides to Armada for inclusion in the Circular will be accurate and complete in all material respects as of the relevant date of such information and will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

(e) As soon as practicable after the date hereof (and in any event no later than October 25, 2024 or such other date as is agreed upon by the Parties), provided that each of the Acquiror Parent Group and the Acquiror has furnished the information required under Section 2.2(d), Armada shall cause the Circular, together with other documents required by applicable Laws in connection with the Meeting, to be sent to the Shareholders and filed as required by applicable Laws, and Armada shall call and hold the Meeting, in accordance with the Armada Governing Documents and applicable Laws.

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(f) Armada shall (with the Acquiror Parent Group, the Acquiror and their counsel) diligently do all such reasonable acts and things as may be necessary to comply in all material respects with National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer adopted by the Canadian Securities Administrators in connection with the Meeting and, without limiting the generality of the foregoing, shall call and hold the Meeting as soon as practicable (and in any event by no later than November 30, 2024 or on such other Business Day as is agreed upon by the Parties in writing).

(g) Subject to ARTICLE 7, Armada shall use its commercially reasonable efforts to secure the approval of the Amalgamation Resolution by Shareholders and solicit proxies for the approval of the Amalgamation Resolution in accordance with applicable Laws (it being understood that Armada shall not be required to pay for any proxy solicitation agent in connection therewith). Armada shall (i) advise the Acquiror and its designated Representatives, at such times as the Acquiror may reasonably request, and on a daily basis on each of the last seven (7) Business Days prior to the Meeting, as to the aggregate tally of the proxies received by Armada in respect of the Amalgamation Resolution and any other matters to be considered at the Meeting, and (ii) cooperate with the Acquiror and any dealer, solicitation agent or other Representative of the Acquiror hired by the Acquiror to assist in the solicitation of proxies in respect of the Meeting.

(h) Armada shall forthwith provide the Acquiror and the Acquiror Parent Group with a copy of any purported exercise of Dissent Rights and written communications with any Shareholder purportedly exercising such Dissent Rights and shall not, except as required by the BCBCA, communicate with any Shareholder exercising or purporting to exercise Dissent Rights or settle or compromise any action brought by any present, former or purported holder of any of its securities in connection with the Amalgamation or the other transactions contemplated by this Agreement, without the prior consent of the Acquiror, which shall not be unreasonably withheld.

(i) The Meeting shall be held in Toronto, Ontario on a Business Day to be agreed upon by the Parties, acting reasonably, but in any event by no later than November 30, 2024. Armada shall not adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Meeting, except with the Acquiror's prior written consent, or if quorum is not present at the Meeting, in which case the Meeting shall be adjourned and not cancelled.

(j) Armada shall provide notice to the Acquiror Parent Group and the Acquiror of the Meeting and allow their Representatives to attend the Meeting.

(k) Armada, on the one hand, and the Acquiror Parent Group and the Acquiror, on the other hand, shall each promptly notify the other if at any time before the Meeting it becomes aware (in the case of Armada only with respect to Armada and in the case of the Acquiror Parent Group and the Acquiror only with respect to the Acquiror Parent Group and the Acquiror) that the Circular contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular, and the Parties shall co-operate in the preparation of any amendment or supplement to the Circular, as required or appropriate, and Armada shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Circular as required by applicable Laws.

15.

(l) Notwithstanding the receipt by Armada of any Superior Proposal in accordance with Article 7 or a Change of Recommendation by Armada, Armada shall continue to take all steps necessary to hold the Meeting and to cause the Amalgamation Resolution to be voted on at the Meeting and not propose to adjourn or postpone the Meeting other than as contemplated by Section 2.2(i).

2.3 Requisite Approval

The required level of approval for the Amalgamation Resolution at the Meeting shall be: (i) two thirds of the votes cast on the Amalgamation Resolution by Shareholders present in person or by proxy at the Meeting; and (ii) a majority of the votes attached to Common Shares held by Shareholders present in person or by proxy at the Meeting excluding for this purpose votes attached to the Common Shares required to be excluded in accordance with MI 61-101 (the "Shareholder Approval").

2.4 Articles of Amalgamation and Effective Date

Armada, with the cooperation and the participation of the Acquiror, shall file the Amalgamation Application with the Registrar pursuant to section 295 of the BCBCA to give effect to the Amalgamation. The Amalgamation Application shall be in a form acceptable to the Acquiror Parent Group, the Acquiror and Armada, each acting reasonably. The Amalgamation shall become effective on the Effective Date and the steps to be completed pursuant to the Amalgamation shall become effective on the Effective Date in the order set forth in the Amalgamation Agreement. Armada hereby acknowledges and agrees that it will not file the Amalgamation Application in respect of the Amalgamation unless the conditions in Article 6 have been satisfied or waived.

2.5 Armada Board Approval

Armada hereby represents and warrants to and in favour of each of the Acquiror Parent Group and the Acquiror, and acknowledges that each of the Acquiror Parent Group and the Acquiror is relying upon such representations and warranties in entering into this Agreement, that, as of the date hereof:

(a) the Financial Advisor has rendered its opinion to the Board to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, and treating the conversion of the Common Shares into the Amalco Redeemable Preferred Shares pursuant to the Amalgamation and the subsequent redemption for cash of such Amalco Redeemable Preferred Shares by Amalco as a single, unitary transaction, the Consideration to be received by the holders of Common Shares (other than the Acquiror Parent Group) upon the redemption of the Amalco Redeemable Preferred Shares to be issued to the holders of Common Shares (other than the Acquiror Parent Group) upon conversion of the Common Shares pursuant to the Amalgamation is fair from a financial point of view to such holders of Common Shares (other than the Acquiror Parent Group) (the "Fairness Opinion"); and

(b) the Board, following the receipt and review of recommendations from the Special Committee, has determined (with each of Mr. Matthews and Mr. Oszlak as an interested director abstaining) that the Amalgamation is fair to the Shareholders (other than the Acquiror Parent Group) and is in the best interests of Armada, and accordingly has approved (with each of Mr. Matthews and Mr. Oszlak as an interested director abstaining) the entering into of this Agreement and the Amalgamation Agreement, and the making of a recommendation that Shareholders vote all of their Common Shares in favour of the Amalgamation Resolution (collectively, the "Board Approval").

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2.6 Payment of Consideration

The Acquiror (or the Acquiror Parent Group on behalf of the Acquiror) shall, no later than one Business Day before the Effective Date, provide the Depositary with sufficient funds in escrow (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) to pay in full the aggregate Consideration (for the redemption of all of the Amalco Redeemable Preferred Shares issued pursuant to the Amalgamation to the holders of the Common Shares (other than, for greater certainty, the Common Shares held by the Acquiror Parent Group, all as set forth more particularly in the Amalgamation Agreement).

2.7 Announcement and Shareholder Communications

Armada shall publicly announce the transactions contemplated hereby promptly following the execution of this Agreement. Neither Party shall (a) issue any press release or otherwise make public announcements with respect to this Agreement or the Amalgamation without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as permitted by ARTICLE 7, or (b) subject to Section 8.5, make any filing with any Governmental Entity with respect thereto without the prior written consent of the other Party; provided, however, that the foregoing shall be subject to each Party's overriding obligation to make any disclosure or filing required under applicable Laws or stock exchange rules, and the Party making such disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

2.8 Withholding Taxes

The Depositary, on behalf of the Acquiror, shall be entitled to deduct and withhold from any consideration or other payments payable or otherwise deliverable to any person hereunder or under the Amalgamation Agreement such amounts as the Acquiror, Armada or the Depositary may be entitled or required to deduct and withhold therefrom under any provision of any applicable Laws or the interpretation or administration thereof in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted to the relevant Governmental Entity, such amounts shall be treated for all purposes under this Agreement or the Amalgamation Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

2.9 List of Securityholders

At the reasonable request of the Acquiror from time to time, Armada shall provide, or cause to be provided, to the Acquiror a list (in both written and electronic form) of the registered Shareholders, together with their addresses and respective holdings of Common Shares, with a list of the names together with their addresses and respective holdings of all persons holding securities or other rights to acquire Common Shares (including holders of Options) and a list of non-objecting beneficial owners of Common Shares, together with their addresses and respective holdings.

2.10 Closing

The closing of the Amalgamation will take place at the Effective Time.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ARMADA

3.1 Representations and Warranties

Armada hereby represents and warrants to and in favour of each of the Acquiror Parent Group and the Acquiror as set forth in Schedule B and acknowledges that each of the Acquiror Parent Group and the Acquiror is relying upon such representations and warranties in connection with the entering into of this Agreement.

3.2 Survival of Representations and Warranties

The representations and warranties of Armada contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR PARENT GROUP AND THE

ACQUIROR

4.1 Representations and Warranties

Each of the Acquiror Parent Group and the Acquiror hereby represents and warrants to and in favour of Armada as set forth in Schedule C and acknowledges that Armada is relying upon such representations and warranties in connection with the entering into of this Agreement.

4.2 Survival of Representations and Warranties

The representations and warranties of each of the Acquiror Parent Group and the Acquiror contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5

COVENANTS

5.1 Covenants of Armada Regarding the Conduct of Business

Armada covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement, except as expressly contemplated or permitted by this Agreement or as the Acquiror Parent Group or the Acquiror shall otherwise agree in writing, Armada shall, and shall cause each of the Armada Subsidiaries to:

(a) conduct its businesses only in, and not take any action except in, the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its present business organization, assets and goodwill;

(b) not issue or sell or agree to issue or sell any securities (other than the issuance of Common Shares upon the exercise of outstanding Options);

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(c) without limiting the generality of Section 5.1(b), not to authorize, approve, agree to issue, issue or award any new Options, under the Option Plan or otherwise;

(d) use its commercially reasonable efforts to have all outstanding Options, if any, forfeited for nominal consideration;

(e) not set aside, declare or pay any dividend, return of capital or other distribution to the Shareholders;

(f) not redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding securities of Armada or any Armada Subsidiaries, other than outstanding Options for which Armada shall not offer or pay consideration other than nominal consideration;

(g) not amend the terms of any outstanding securities of Armada or any Armada Subsidiaries;

(h) not split, consolidate or reclassify any of its outstanding shares or undertake any other capital reorganization in respect of its outstanding Common Shares;

(i) not amend the Armada Governing Documents;

(j) not enter into, create, declare, adopt, amend, vary, modify or take any other action with respect to any bonus, target bonus, profit sharing, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change in control, employment or other employee benefit plan, agreement, trust fund, award or arrangement for the benefit or welfare of any officer, director or employee, or similar rights or other benefits, except for employees (other than executives or officers) in the ordinary course of business consistent with past practice;

(k) not incur or commit to incur, any capital expenditures having a value in excess of $50,000 in the aggregate;

(l) not acquire or commit to acquire any capital assets or group of related capital assets (through one or more related or unrelated acquisitions) having a value in excess of $50,000 in the aggregate;

(m) not sell, lease, option, encumber or otherwise dispose of, or commit to sell, lease, option, encumber or otherwise dispose of, any assets or group of related assets (through one or more related or unrelated transactions) having a value in excess of $50,000 in the aggregate;

(n) not (i) incur or commit to incur any Indebtedness for borrowed money or issue any debt securities, (ii) amend any credit facility or evidence of Indebtedness or enter into new credit facilities, (iii) grant any security interest, charge or encumbrance over its assets, or (iv) incur or commit to incur, or guarantee, endorse or otherwise become responsible for, any other material liability, obligation or indemnity or any material obligation of any other person;

(o) not make any loans or advances to any person, except with respect to reimbursement of expenses to officers and employees in the ordinary course of business and consistent with past practice;

(p) not make any changes to existing accounting policies, other than as required by applicable Laws or by IFRS;

(q) not pay, discharge or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business consistent with past practice;

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(r) not commence or settle or assign any rights relating to or any interest in any litigation, proceeding, claim, action, assessment or investigation involving Armada or any Armada Subsidiary;

(s) not engage in any transaction with any related parties other than with wholly-owned subsidiaries in the ordinary course of business consistent with past practice;

(t) use commercially reasonable efforts to maintain and preserve all of its material rights under each Contract to which it is a party and each Authorization to which it is subject or the subject of;

(u) not waive, release, transfer, modify or amend, in any material respect, any provision of any Material Contract to which it is a party and each Authorization to which it is subject or the subject of;

(v) not enter into any new interest rate, currency, equity or commodity swaps, hedges, derivatives or other similar financial instruments;

(w) use commercially reasonable efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or permit any coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re- insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(x) not increase any coverage or premiums under any directors' and officers' insurance policy or enter into any new policy or indemnity agreement;

(y) not adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Armada or any Armada Subsidiary;

(z) duly and timely file all forms, reports, schedules, statements and other documents required to be filed pursuant to any applicable Laws;

(aa) (i) duly and timely file all Tax returns required to be filed by it on or after the date hereof and all such Tax returns will be true, complete and correct in all material respects; (ii) timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable, except for any Taxes contested in good faith pursuant to applicable Laws or that are immaterial in amount (either individually or in the aggregate); (iii) not make or rescind any material express or deemed election relating to Taxes; (iv) not make a request for a Tax ruling or enter into a closing agreement with any taxing Governmental Entity; (v) not settle or compromise any material claim, Legal Proceeding or controversy relating to Taxes; (vi) amend, modify or otherwise refile any previously filed Tax Returns and (vii) not change in any material respect any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of its income Tax Return for the tax year ending December 31, 2023, except as may be required by applicable Laws;

(bb) notify the Acquiror Parent Group and the Acquiror immediately orally and then promptly in writing of (i) any material change in relation to Armada; (ii) any material complaints, litigation, proceedings, investigations or hearings (or communications indicating that the same are or may be contemplated) by any Governmental Entity or other third party; or (iii) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would reasonably be likely to (x) cause any of the representations or warranties of Armada contained herein to be untrue or inaccurate in any material respect (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty); or (y) result in the failure of Armada to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied prior to the Effective Time;

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(cc) except as contemplated in Article 7, not enter into any transaction or perform any act which would interfere with or be materially inconsistent with the successful completion of the Amalgamation or the successful completion of an Alternative Transaction or which would render, or which would reasonably be expected to render, any of Armada's representations and warranties contained herein to be untrue or inaccurate in any material respect (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representations or warranties);

(dd) not enter into or adopt any shareholder rights plan or any other similar agreement or arrangement; and

(ee) not announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing subsections.

5.2 Covenants of Armada Relating to the Amalgamation

Armada shall, and shall cause the Armada Subsidiaries to, use commercially reasonable efforts to perform all obligations required to be performed by Armada or any of the Armada Subsidiaries under this Agreement, co-operate with the Acquiror Parent Group and the Acquiror in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, Armada shall and, where appropriate, shall cause each of the Armada Subsidiaries to:

(a) use commercially reasonable efforts to obtain, as soon as practicable following execution of this Agreement, the Required Regulatory Approvals and Required Contractual Consents required to be obtained by it;

(b) use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against Armada or any of the Armada Subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby and use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to Armada or any of the Armada Subsidiaries which may materially adversely affect the ability of the Parties to consummate the Amalgamation; and

(c) use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Amalgamation Agreement and comply promptly with all requirements which applicable Laws may impose on Armada or any of the Armada Subsidiaries with respect to the transactions contemplated by this Agreement.

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5.3 Covenants of the Acquiror Parent Group and the Acquiror Relating to the Amalgamation

Each of the Acquiror Parent Group and the Acquiror shall use commercially reasonable efforts to perform all obligations required to be performed by the Acquiror Parent Group and the Acquiror under this Agreement, co-operate with Armada in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, each of the Acquiror Parent Group and the Acquiror shall:

(a) use commercially reasonable efforts to obtain as soon as practicable following execution of this Agreement the Required Regulatory Approvals required to be obtained by it;

(b) use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against the Acquiror Parent Group or the Acquiror challenging or affecting this Agreement or the consummation of the transactions contemplated hereby and use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to the Acquiror Parent Group or the Acquiror which may materially adversely affect the ability of the Parties to consummate the Amalgamation; and

(c) use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Amalgamation Agreement and comply promptly with all requirements which applicable Laws may impose on the Acquiror Parent Group or the Acquiror with respect to the transactions contemplated by this Agreement.

ARTICLE 6

CONDITIONS

6.1 Mutual Conditions Precedent

The obligations of the Parties to complete the Amalgamation are subject to the fulfillment of each of the following conditions precedent on or before the Effective Date, each of which may only be waived in whole or in part with the mutual consent of the Parties:

(a) the Amalgamation Resolution shall have been approved and adopted by the Shareholders at the Meeting in accordance with applicable Laws, including the majority of minority approval required by MI 61-101 which is referred to in Section 2.3;

(b) no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making the Amalgamation illegal or otherwise preventing or prohibiting consummation of the Amalgamation;

(c) the Required Regulatory Approvals shall have been obtained; and

(d) this Agreement shall not have been terminated in accordance with its terms.

6.2 Conditions Precedent to the Obligations of the Acquiror

The obligation of the Acquiror to complete the Amalgamation is subject to the fulfillment of each of the following conditions precedent on or before the Effective Date:

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(a) the representations and warranties made by Armada in paragraphs 1 (Organization and Qualification), 2 (Corporate Authorization), 5 (Non-Contravention), 6 (Capitalization), 7 (Subsidiaries), 13 (No Undisclosed Liabilities), 26 (Bankruptcy and Insolvency) and 28 (Brokers) of Schedule B of this Agreement shall be true and correct in all respects at and as of the Effective Date, as if made at and as of such date (except for those expressly stated to speak at or as of an earlier date) and Armada shall have provided to the Acquiror a certificate of a senior officer of Armada (in each case without personal liability) certifying same on the Effective Date;

(b) the representations and warranties made by Armada in this Agreement, other than the representations referred to in Section 6.2(a), shall be true and correct at and as of the Effective Date, as if made at and as of such date (except for those expressly stated to speak at or as of an earlier date), except where any inaccuracies in such representations and warranties (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representations and warranties), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and Armada shall have provided to the Acquiror a certificate of a senior officer of Armada (in each case without personal liability) certifying same on the Effective Date;

(c) subject to Section 6.4(b), Armada shall have complied in all material respects with its covenants herein, and provided to the Acquiror Parent Group and the Acquiror a certificate of a senior officer of Armada (in each case without personal liability) certifying same;

(d) the Required Contractual Consents shall have been obtained;

(e) from the date hereof and up to and including the Effective Date, there shall not have occurred a Material Adverse Effect;

(f) Shareholders holding no more than 15% of the outstanding Common Shares not held by the Acquiror Parent Group shall have validly exercised their Dissent Rights (and not withdrawn such exercise); and

(g) all Options, if any, held by directors, officers and related parties of Armada and the Armada Subsidiaries have been forfeited by the holders thereof without payment of any consideration therefor.

The foregoing conditions precedent are for the exclusive benefit of the Acquiror Parent Group and the Acquiror and may be waived, in whole or in part, by the Acquiror Parent Group and the Acquiror in writing at any time.

6.3 Conditions Precedent to the Obligations of Armada

The obligation of Armada to complete the Amalgamation is subject to the fulfillment of each of the following conditions precedent on or before the Effective Date:

(a) the representations and warranties made by the Acquiror Parent Group and the Acquiror in this Agreement shall be true and correct in all material respects, at and as of the Effective Date, as if made at and as of such date (except for those expressly stated to speak at or as of an earlier date), and the Acquiror Parent Group, and the Acquiror shall have each provided to Armada a certificate of a senior officer of the Acquiror Parent Group and the Acquiror (in each case without personal liability) certifying same on the Effective Date;

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(b) subject to Section 6.4(b), each of the Acquiror Parent Group and the Acquiror shall have complied in all material respects with its covenants herein, and the Acquiror Parent Group and the Acquiror shall have provided to Armada a certificate of a senior officer of the Acquiror Parent Group and the Acquiror (in each case without personal liability) certifying same; and

(c) the Acquiror Parent Group and the Acquiror shall have complied with their obligations under Section 2.6 and the Depositary shall have confirmed receipt of the Consideration.

The foregoing conditions precedent are for the exclusive benefit of Armada and may be waived, in whole or in part, by Armada in writing at any time.

6.4 Notice and Cure Provisions

(a) Each Party will give prompt notice to the other Party of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would reasonably be likely to:

(i) cause any of the representations or warranties of either Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Date;

(ii) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either Party prior to or at the Effective Date; or

(iii) result in the failure to satisfy any of the conditions precedent in its favour contained in Sections 6.1, 6.2 or 6.3, as the case may be.

(b) Armada may not elect to exercise its right to terminate this Agreement pursuant to Section 9.2(c)(i) or 9.2(c)(ii) and the Acquiror may not elect to exercise its right to terminate this Agreement pursuant to Section 9.2(d)(i) or 9.2(d)(ii), unless the Party seeking to terminate this Agreement (the "Terminating Party") has delivered a written notice ("Termination Notice") to the applicable other Party (the "Breaching Party") specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party is asserting as the basis for the termination right, and (ii) if any such notice is delivered, and the Breaching Party is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the Terminating Party may not exercise such termination right (except pursuant to Section 9.2(b)(ii)) until the expiration of a period of ten (10) Business Days from such Termination Notice.

6.5 Satisfaction of Conditions

The conditions precedent set out in Sections 6.1, 6.2 or 6.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.

ARTICLE 7

COVENANTS RELATING TO ACQUISITION PROPOSALS

7.1 Non-Solicitation

(a) On and after the date hereof, except as otherwise provided in this Agreement or to the extent that each of the Acquiror Parent Group and the Acquiror has otherwise consented in writing, Armada

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shall not, and shall cause each of the Armada Subsidiaries not to, directly or indirectly, including through any officer, director, employee, Representative or agent of Armada or any Armada Subsidiary:

(i) make, solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Armada or any Armada Subsidiary or entering into any form of written or oral agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(ii) engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any manner with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to make or complete any Acquisition Proposal or any inquiry, proposal or offer that may reasonably be expected to constitute or lead to an Acquisition Proposal;

(iii) make a Change in Recommendation other than as specifically permitted in this ARTICLE 7; or

(iv) accept or enter into, or publicly propose to accept or enter into, any Contract in respect of an Acquisition Proposal other than as specifically permitted in this ARTICLE 7.

For the purposes hereof, a "Change in Recommendation" will have occurred if, prior to obtaining the Shareholder Approval, the Board shall not have publicly stated on or prior to the Business Day following the execution of this Agreement that it is the recommendation of the Board that the Shareholders (other than the Acquiror Parent Group) vote in favour of the Amalgamation, or the Board (A) withdraws, amends, modifies or qualifies, in a manner adverse to the Acquiror, or fails to publicly reaffirm within three (3) Business Days after having been requested in writing to do so by the Acquiror Parent Group, such recommendation or (B) accepts, approves, endorses or recommends, or proposes publicly to accept, approve, endorse or recommend, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than five (5) Business Days following the formal announcement thereof will not be considered a Change in Recommendation).

(b) Armada shall, and shall cause each of the Armada Subsidiaries and its and their respective Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any person (other than the Acquiror Parent Group, the Acquiror or their affiliates) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection with such termination shall:

(i) discontinue access to and disclosure of all information, including any data rooms (virtual or otherwise) and any confidential information, properties, facilities, books and records of Armada or any of the Armada Subsidiaries; and

(ii) promptly request, and exercise all rights it has to require (A) the return or destruction of all copies of any information regarding Armada or any of the Armada Subsidiaries provided to any person other than the Acquiror and the Acquiror Parent Group, and (B) the destruction of all material including or incorporating or otherwise reflecting such information regarding Armada or any of the Armada Subsidiaries, to the extent that such information has not previously been returned or destroyed, using its commercially reasonable efforts to ensure that such requests are fully complied with.

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(c) Armada represents and warrants that Armada has not waived any confidentiality, standstill or similar agreement or restriction to which Armada or any of the Armada Subsidiaries is a party, and covenants and agrees that (i) Armada shall take all necessary action to enforce each confidentiality, standstill or similar agreement or restriction to which Armada or any of the Armada Subsidiaries is a party, and (ii) neither Armada, nor any Armada Subsidiary nor any of their respective Representatives have released or will, without the prior written consent of the Acquiror Parent Group (which may be withheld or delayed in the Acquiror Parent Group's sole and absolute discretion), release any person from, or waive, amend, suspend or otherwise modify such person's obligations respecting Armada, or any of the Armada Subsidiaries, under any confidentiality, standstill or similar agreement or restriction to which Armada or any of the Armada Subsidiaries is a party (it being acknowledged by the Acquiror Parent Group and the Acquiror that the automatic termination or release of any standstill restrictions of any such agreements as a result of entering into and announcing this Agreement shall not be a violation of this Section 7.1(c)).

(d) Armada shall ensure that its Representatives are aware of the prohibitions in this Section 7.1 and Armada shall be responsible for any breach of this Section 7.1 by its Representatives.

7.2 Notification of Acquisition Proposals

Armada shall immediately notify the Acquiror Parent Group and the Acquiror, at first orally, and then promptly (and in any event within one Business Day) in writing, of any proposal, inquiry, offer or request (or any amendment thereto) relating to or constituting an Acquisition Proposal, any request for discussions or negotiations relating to, or which would reasonably be expected to lead to, an Acquisition Proposal, or any request for non-public information relating to Armada or any Armada Subsidiary or for access to properties, books and records of Armada or any Armada Subsidiary or a list of the Shareholders of Armada of which Armada or its Representatives are or become aware, or any amendments to the foregoing. Such notice shall include a description of the terms and conditions of, and the identity of the person making, any proposal, inquiry, offer or request (including any amendment thereto) and shall include copies of any such proposal, inquiry, offer or request (including any amendment thereto) and copies of all documents, correspondence or other material received in respect of, from or on behalf of any such person. Armada shall keep the Acquiror Parent Group and the Acquiror promptly and fully informed of the status, including any change to the material terms, of any such proposal, inquiry, offer or request (including any amendment thereto), and will respond promptly to all inquiries by the Acquiror Parent Group and the Acquiror with respect thereto.

7.3 Responding to Acquisition Proposals and Superior Proposals

(a) Notwithstanding Section 7.1(a) or any other provision of this Agreement, if at any time prior to obtaining the Shareholder Approval, Armada or any of its Representatives receives a written Acquisition Proposal and such Acquisition Proposal was not solicited after the date hereof in contravention of Section 7.1(a) and did not otherwise result from a contravention of Section 7.1(a), then Armada may:

(i) contact the person making such Acquisition Proposal and its representatives for the sole purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is, or would reasonably be expected to lead to, a Superior Proposal; and

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(ii) if the Board first determines in good faith, after consultation with its financial advisors, outside legal counsel and the Special Committee, that such Acquisition Proposal is, or would reasonably be expected to lead to, a Superior Proposal and the failure to provide the person making such Acquisition Proposal with access to such information would be inconsistent with the fiduciary duties of the Board: (A) provide the person making such Acquisition Proposal and its Representatives with access to information regarding Armada; and (B) engage in discussions and negotiations with respect to the Acquisition Proposal with the person making such Acquisition Proposal and its Representatives; provided that

(x) Armada first enters into an Acceptable Confidentiality Agreement with such person, and (y) Armada provides a copy of such Acceptable Confidentiality Agreement to the Acquiror Parent Group and the Acquiror promptly following its execution and the Acquiror Parent Group and the Acquiror are promptly provided (to the extent not previously provided) with all information provided to such person.

(b) Notwithstanding Section 7.1(a) or any other provision of this Agreement, Armada may at any time prior to obtaining the Shareholder Approval (A) enter into an agreement (other than an Acceptable Confidentiality Agreement contemplated by Section 7.3(a)(ii)) with respect to an Acquisition Proposal that is a Superior Proposal and/or (B) withdraw, modify or qualify its approval or recommendation of the Amalgamation and recommend or approve an Acquisition Proposal that is a Superior Proposal, provided:

(i) the person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing standstill or similar restriction;

(ii) Armada shall have at all times been, and continue to be, in compliance with its obligations under this Article 7;

(iii) the Board has determined, after consultation with its outside legal counsel and financial advisors and the Special Committee, that the failure to take the relevant action in respect of an Acquisition Proposal that is a Superior Proposal would be inconsistent with its fiduciary duties;

(iv) Armada has delivered written notice to the Acquiror Parent Group and the Acquiror (A) of the determination of the Board that the Acquisition Proposal is a Superior Proposal, (B) of the intention of the Board to approve or recommend such Superior Proposal and/or of Armada to enter into an agreement with respect to such Superior Proposal, together with a copy of such proposed agreement to be executed by the person making such Superior Proposal and (C) providing a summary of the value that the Board, in consultation with its financial advisors, has determined in good faith should be attributed to any non-cash consideration included in such Acquisition Proposal after consultation with its financial advisors (the "Superior Proposal Notice");

(v) at least five (5) Business Days have elapsed since the date the Superior Proposal Notice was received by the Acquiror Parent Group and the Acquiror, which five (5) Business Day period is referred to as the "Match Period" (for greater certainty, the Match Period shall expire at 5:00 p.m. (Toronto time) on the fifth (5th) Business Day following the day that the Superior Proposal Notice was delivered to the Acquiror Parent Group and the Acquiror);

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(vi) if the Acquiror Parent Group and the Acquiror have offered to amend the terms of the Amalgamation and this Agreement during the Match Period pursuant to Section 7.3(c), the Board has determined in good faith, after consultation with the Acquiror Parent Group's outside legal counsel and financial advisers, that such Acquisition Proposal continues to be a Superior Proposal compared to the terms of the Amalgamation and this Agreement as proposed to be amended by the Acquiror Parent Group and the Acquiror at the termination of the Match Period;

(vii) such Superior Proposal does not require Armada or any other person to seek to interfere with the attempted successful completion of the Amalgamation (including requiring Armada to delay, adjourn, postpone or cancel the Meeting) or provide for the payment of any break, termination or other fees or expenses or confer any rights or options to acquire assets or securities of Armada or any of the Armada Subsidiaries to any person in the event that Armada completes the Amalgamation or any other similar transaction with the Acquiror Parent Group or the Acquiror agreed to prior to the termination of this Agreement; and

(viii) prior to, or concurrently with, entering into such definitive agreement, Armada terminates this Agreement pursuant to Section 9.2(c)(iii) and pays the Termination Payment to the Acquiror Parent Group pursuant to Section 9.3(a)(iv).

(c) Armada acknowledges and agrees that, during the Match Period, or such longer period as Armada may approve for such purpose, the Acquiror Parent Group and the Acquiror shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and the Amalgamation and Armada shall co-operate with the Acquiror Parent Group and the Acquiror with respect thereto, including negotiating in good faith with the Acquiror Parent Group and the Acquiror to enable the Acquiror to make such adjustments to the terms and conditions of this Agreement and the Amalgamation as Acquiror deems appropriate and as would enable the Acquiror to proceed with the Amalgamation on such adjusted terms. The Board will review any proposal by the Acquiror Parent Group and the Acquiror to amend the terms of the Amalgamation in order to determine, in good faith in the exercise of its fiduciary duties, whether the Acquiror's proposal to amend the Amalgamation would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Amalgamation. If the Board determines that the Acquisition Proposal would cease to be a Superior Proposal, Armada shall promptly so advise the Acquiror Parent Group and the Acquiror, and Armada and the Acquiror Parent Group and the Acquiror shall amend this Agreement to reflect such offer made by the Acquiror, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(d) The Board shall promptly (and in any event no later than three (3) Business Days following a request to that effect from the Acquiror Parent Group or the Acquiror) reaffirm its recommendation of the Amalgamation by press release after: (i) any Acquisition Proposal (which the Board determines not to be a Superior Proposal) is publicly announced or made or (ii) the Board determines that a proposed amendment to the terms of the Amalgamation and this Agreement would result in the Acquisition Proposal not being a Superior Proposal, and the Acquiror Parent Group and the Acquiror have so amended the terms of the Amalgamation. Armada shall provide the Acquiror Parent Group and the Acquiror and their legal advisor with a reasonable opportunity to review and comment on the form and content of any such press release, and shall make all reasonable amendments to such press release as requested by the Acquiror Parent Group, the Acquiror and their counsel.

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(e) If Armada provides a Superior Proposal Notice to the Acquiror on a date that is less than six (6) Business Days before the Meeting, Armada may either proceed with or postpone the Meeting to a date that is not more than fifteen (15) Business Days after the scheduled date of the Meeting but in any event the Meeting shall not be postponed to a date which would prevent the Effective Date from occurring on or prior to the Outside Date or require the fixing of a new record date for the purposes of determining the Shareholders entitled to notice of and to vote at the Meeting.

(f) Nothing in this Agreement shall prevent the Board from responding through a directors' circular or otherwise as required by applicable Laws to an Acquisition Proposal that it determines is not a Superior Proposal. Further, nothing in this Agreement shall prevent the Board from making any disclosure to the Securityholders if the Board, acting in good faith and upon the advice of its outside legal counsel, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Board. The Acquiror Parent Group, the Acquiror and their counsel shall be given a reasonable opportunity to review and comment on the form and content of any such directors' circular or other disclosure, recognizing that whether or not such comments are appropriate will be determined by Armada, in its sole discretion having regard to corporate laws and Securities Laws.

(g) Each successive material modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of Section 7.3(b) and shall require a new five (5) Business Day Match Period from the date described in Section 7.3(b)(v).

ARTICLE 8

OTHER COVENANTS

8.1 Further Assurances

Subject to the terms and conditions of this Agreement, each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable (a) to satisfy (or cause the satisfaction of) the conditions set out in Article 6 to the extent the same is within its control and to consummate and make effective as promptly as is practicable the transactions contemplated herein and (b) for the discharge by each Party of its respective obligations under this Agreement and the Amalgamation, including its obligations under applicable Laws, in each case including the execution and delivery of such documents as the other Party hereto may reasonably require. Each of the Parties, where appropriate, shall reasonably cooperate with the other Party in taking such actions.

8.2 Access

From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law, Armada shall, and shall cause the Armada Subsidiaries and their respective Representatives to, afford to the Acquiror Parent Group, the Acquiror and their Representatives such access as they may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and Contracts, and shall furnish the Acquiror Parent Group and the Acquiror with all data and information as the Acquiror Parent Group and the Acquiror may reasonably request.

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8.3 Shareholder Claims

Armada shall notify the Acquiror of any claim brought by any present, former or purported holder of any securities of Armada in connection with the transactions contemplated by this Agreement prior to the Effective Time and Armada shall not settle or compromise any such claim without prior written consent of the Acquiror which shall not be unreasonably withheld.

8.4 Insurance and Indemnification

(a) Armada shall obtain "run-off" directors' and officers' liability insurance for a period of six (6) years following the Effective date on terms satisfactory to Armada and the Acquiror Parent Group, each acting reasonably, provided however that in no event shall the cost of such insurance policy exceed 300% of Armada's current aggregate premium for policies currently maintained by Armada.

(b) The Acquiror Parent Group agrees that it shall, and shall cause Amalco or the relevant Armada Subsidiary to, honor all rights to indemnification or exculpation now existing, or arising in connection with the transactions contemplated by this Agreement, in favour of present and former officers and directors of Armada and the Armada Subsidiaries, as the case may be, and acknowledges that such rights, shall survive the completion of the Amalgamation and shall continue in full force and effect.

(c) This Section 8.4 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date for a period of six (6) years.

8.5 Regulatory Filings and Approvals

As soon as reasonably practicable after the date hereof, Armada shall (and shall cause the Armada Subsidiaries to) make all necessary filings, applications and submissions with Governmental Entities under all applicable Laws in respect of the transactions contemplated herein.

8.6 Co-operation Regarding Regulatory Filings and Approvals

(a) Subject to applicable Laws, Armada shall provide the Acquiror with a reasonable opportunity to review and comment on all filings, applications and submissions with Governmental Entities to be made by it or the Armada Subsidiaries and the Acquiror shall use its commercially reasonable efforts to cooperate with and assist Armada in the preparation and making of all such filings, applications and submissions and the obtaining of all consents, approvals, authorizations or waivers required to be obtained by such Party (including participating and appearing in any proceedings before Governmental Entities).

(b) Each Party shall promptly notify the other Parties with any material communication to such Party from any Governmental Entity in respect of the transactions contemplated herein (and provide a copy thereof if such communication is in writing) and, subject to applicable Laws, provide the other Parties with reasonable opportunity to review and comment on any proposed written material communication to any such Governmental Entity. Each Party shall consult with the other Party prior to participating in any substantive meeting or discussion with any Governmental Entity in respect of the transactions contemplated herein and give the other Party the opportunity to attend and participate thereat.

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8.7 Alternative Transaction

(a) If the Acquiror and Armada, acting reasonably, conclude that it is necessary or desirable to proceed with another form of transaction (such as a friendly take-over bid or plan of arrangement) whereby the Acquiror, the Acquiror Parent Group or one of their affiliates would effectively acquire all of the Common Shares within approximately the same time periods and on economic terms and other terms and conditions (including Tax treatment) and having consequences to Armada and the Shareholders that are equivalent to or more favourable than those contemplated by this Agreement (an "Alternative Transaction"), Acquiror and Armada shall amend and restate, or replace this Agreement with a new definitive agreement on terms and conditions that are comparable to such corresponding terms and conditions in this Agreement.

ARTICLE 9

TERM, TERMINATION, AMENDMENT, WAIVER AND EXPENSES

9.1 Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Date and the termination of this Agreement in accordance with its terms (except to the extent any terms are specifically noted herein as surviving the termination of this Agreement).

9.2 Termination

This Agreement may be terminated at any time prior to the Effective Date by:

(a) mutual written agreement of the Acquiror Parent Group, the Acquiror and Armada;

(b) either Armada or the Acquiror if:

(i) the Shareholders do not approve the Amalgamation Resolution at the Meeting in the manner required by Section 2.3, except that the right to terminate under this Section 9.2(b)(i) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the primary cause of the failure to obtain the Shareholder Approval;

(ii) the Effective Time has not occurred on or prior to the Outside Date, except that the right to terminate under this Section 9.2(b)(ii) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the primary cause of the failure of the Effective Time to occur by such Outside Date; or

(iii) any Governmental Entity shall have enacted any Law or issued an order, decree or ruling permanently restraining or enjoining or otherwise prohibiting any of the transactions contemplated herein (unless such law, order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable) which order, decree or ruling is final and non-appealable;

(c) Armada, if:

(i) subject to Section 6.4(b), any representation or warranty of the Acquiror Parent Group or the Acquiror under this Agreement is untrue or incorrect or shall have become untrue or incorrect such that the condition contained in Section 6.3(a) would be incapable of satisfaction;

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(ii) subject to Section 6.4(b), the Acquiror Parent Group or the Acquiror is in default of a covenant or obligation hereunder such that the condition contained in Section 6.3(b) would be incapable of satisfaction; provided that Armada is not in breach of this Agreement so as to cause any condition in Section 6.2 not to be satisfied, and provided further that any such default of a covenant or obligation, if applicable, did not result solely from a default by Armada of its obligations under this Agreement; or

(iii) prior to obtaining the Shareholder Approval, Armada proposes to enter into a definitive agreement with respect to a Superior Proposal (other than an Acceptable Confidentiality Agreement), provided that Armada has complied with and there is no default by Armada of any covenant under Sections 7.1 and 7.3 in all material respects and prior to or concurrent with such termination Armada pays the Termination Payment to the Acquiror Parent Group in accordance with Section 9.3(a)(iv).

(d) the Acquiror, if:

(i) subject to Section 6.4(b), any representation or warranty of Armada under this Agreement is untrue or incorrect or shall have become untrue or incorrect such that the conditions contained in Section 6.2(a) or 6.2(b) would be incapable of satisfaction;

(ii) subject to Section 6.4(b), Armada is in default of a covenant or obligation hereunder such that the condition contained in Section 6.2(c) would be incapable of satisfaction; provided that neither the Acquiror Parent Group nor the Acquiror is in breach of this Agreement so as to cause any condition in Section 6.3 not to be satisfied, and provided further that any such default of a covenant or obligation, if applicable, did not result solely from a default by the Acquiror Parent Group or the Acquiror of its obligations under this Agreement;

(iii) prior to obtaining the Shareholder Approval, the Board makes a Change in Recommendation or fails to reaffirm its recommendation of the Amalgamation in the circumstances set out in Section 7.3(d);

(iv) prior to obtaining the Shareholder Approval, Armada enters into a definitive agreement with respect to a Superior Proposal (other than an Acceptable Confidentiality Agreement);

(v) Armada materially breaches Section 7.1; or

(vi) there has occurred a Material Adverse Effect in respect of Armada on or after the date of this Agreement that cannot be cured on or prior to the Outside Date.

9.3 Termination Payment - Armada

(a) The Acquiror Parent Group shall be entitled to a payment of $50,000 (the "Termination Payment") upon the occurrence of any of the following events (each a "Termination Payment Event") which shall be paid by Armada within the time specified in respect of such Termination Payment Event:

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(i) this Agreement is terminated by the Acquiror pursuant to Section 9.2(d)(iii) [Change in Recommendation or Failure to Reaffirm], in which case the Termination Payment shall be paid to the Acquiror Parent Group by 1:00 p.m. (Toronto time) on the second Business Day following termination;

(ii) this Agreement is terminated by the Acquiror pursuant to Section 9.2(d)(iv) [Enters into Superior Proposal], in which case the Termination Payment shall be paid to the Acquiror Parent Group by 1:00 p.m. (Toronto time) on the second Business Day following termination;

(iii) this Agreement is terminated by the Acquiror pursuant to Section 9.2(d)(v) [Breach of Covenant] in which case the Termination Payment shall be paid to the Acquiror Parent Group by 1:00 p.m. (Toronto time) on the tenth Business Day following termination;

(iv) this Agreement is terminated by Armada pursuant to Section 9.2(c)(iii) [Proposes to Enter into Superior Proposal], in which case the Termination Payment shall be paid prior to or concurrently with such termination as stated in Section 9.2(c)(iii); and

(v) this Agreement is terminated pursuant to Section 9.2(b)(i) [Failure of Shareholders to Approve], provided that the following conditions are satisfied, in which case the Termination Payment shall be paid to the Acquiror Parent Group on the date on which the Acquisition Proposal referred to in clause (B) is completed:

(A) prior to the Meeting, an Acquisition Proposal has been made or publicly announced by any person;

(B) such Acquisition Proposal has not expired or been publicly withdrawn at least five

(5) Business Days prior to the Meeting; and

(C) within twelve (12) months following the date of the termination of this Agreement, a definitive agreement is entered into with respect to an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above), and such Acquisition Proposal is subsequently completed.

For purposes of this paragraph 9.3(a)(v), the term "Acquisition Proposal" will have the meaning assigned to such term in Section 1.1, except those references to "20% or more" shall be deemed to be "more than 50%".

(b) The Termination Payment shall be paid by Armada to the Acquiror Parent Group by wire transfer in immediately available funds to an account specified by the Acquiror Parent Group without any deduction or offset with respect to any tax deduction, tax withholding or similar payment (a "Tax Withholding"). If Armada is required by applicable Laws to make a Tax Withholding in respect of the Termination Payment, then Armada will pay the Acquiror Parent Group the Termination Payment in full and shall also pay the Tax Withholding (including any additional Tax Withholding required with respect to Armada's additional payments under this Section 9.3(b) directly to the proper Governmental Entity. For greater certainty, the obligations of Armada under this Section 9.3 shall survive the termination of this Agreement, regardless of the circumstances thereof.

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(c) Armada acknowledges that the amount set out in this Section 9.3 in respect of the Termination Payment represents liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which the Acquiror Parent Group will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and is not a penalty. Armada irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive.

(d) For greater certainty, Armada shall not be obligated to make more than one payment under this Section 9.3 if one or more of the events specified therein occurs.

9.4 Expense Reimbursement

If this Agreement is terminated by Armada pursuant to Section 9.2(c)(i) or 9.2(c)(ii) then the Acquiror Parent Group shall, within two Business Days of receiving from Armada evidence satisfactory to the Acquiror Parent Group, acting reasonably, of the Transaction Costs incurred to date, pay or cause to be paid to Armada by wire transfer or other means of immediately available funds an amount equal to the Transaction Costs, such Transaction Costs not to exceed $200,000.

9.5 Effect of Termination

Where a Termination Payment Event occurs, the Termination Payment to be received pursuant to Section 9.3 in consideration for the disposition by the Acquiror Parent Group and the Acquiror, of their rights under this Agreement (other than the rights that survive termination of this Agreement set out in this Section 9.5) is the sole remedy in compensation or damages of the Acquiror Parent Group and the Acquiror, with respect to the event or events giving rise to the termination of this Agreement and the resulting Termination Payment Event; provided, however, that nothing contained in this Section 9.5, and no payment of any Termination Payment, shall relieve or have the effect of relieving any Party in any way from liability for damages incurred or suffered by a Party as a result of an intentional or wilful breach of this Agreement. In the event of termination of this Agreement pursuant to Section 9.2, this Agreement shall be of no further force and effect, except that Section 9.3, Section 9.4, this Section 9.5 and Article 10 shall survive the termination of this Agreement.

9.6 Remedies

Subject to Section 9.5, the Parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party or its Representatives and any such breach would cause the non-breaching Party irreparable harm. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by one of the Parties, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at Law. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.

9.7 Expenses

Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Amalgamation shall be paid by the Party incurring such fees, costs or expenses.

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ARTICLE 10

GENERAL PROVISIONS

10.1 Amendment

Subject to applicable Laws, this Agreement and the Amalgamation Agreement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Date, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Shareholders, and any such amendment may without limitation:

(a) change the time for performance of any of the obligations or acts of the Parties;

(b) waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

(d) waive compliance with or modify any conditions precedent herein contained.

10.2 Waiver

Armada, on the one hand, and the Acquiror Parent Group and the Acquiror, on the other hand, may (a) extend the time for the performance of any of the obligations or acts of the other Party, (b) waive compliance, except as provided herein, with any of the other Party's agreements or the fulfilment of any conditions to its own obligations contained herein, or (c) waive inaccuracies in any of the other Party's representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived and shall not extend to any other matter or occurrence. No failure or delay in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise or the exercise of any right, power or privilege under this Agreement.

10.3 Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided that it is delivered on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if notice is delivered after 5:00 p.m. local time or if such day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day. Notice shall be sufficiently given if delivered (either in person, by courier service or other personal method of delivery), or if transmitted by email to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions).

The address for service for each of the Parties hereto shall be as follows:

(a) if to Armada:

1230 Crestlawn Drive
Mississauga, ON L4W 1A6

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Attention:	Fred Marotta
Email:	[Redacted]

Attention:	Glenn Hrabovsky
Email:	[Redacted]

with a copy (which shall not constitute notice) to:

Harris + Harris LLP

295 The West Mall, 6th Floor

Toronto, ON M9C 4Z4

Attention:	Greg Harris
Email:	[Redacted]

Attention:	Derek Yu
Email:	[Redacted]

(b) if to the Acquiror Parent Group or the Acquiror:

1498798 B.C. Ltd.

c/o 1230 Crestlawn Drive
Mississauga, ON L4W 1A6

Attention:	James Matthews
Email:	[Redacted]

Attention:	Eli Oszlak
Email:	[Redacted]

with a copy (which shall not constitute notice) to:

KMB Law

900 - 3 Robert Speck Parkway

Mississauga, ON L4Z 2G5

Attention:	Ian Wick
Email:	[Redacted]

10.4 Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of Ontario and the Laws of Canada applicable therein (without regard to conflict of law principles). Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Amalgamation and waives any defenses to the maintenance of an action in the courts of the Province of Ontario.

10.5 Time of Essence

Time shall be of the essence in this Agreement.

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10.6 Entire Agreement

This Agreement (including the Schedules hereto) constitutes the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any person other than the Parties any rights or remedies hereunder.

10.7 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.8 Assignment

(a) Subject to Section 10.8(b), this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Party.

(b) Armada agrees that the Acquiror Parent Group or the Acquiror may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, a wholly-owned direct or indirect subsidiary of the Acquiror Parent Group or the Acquiror, provided that the Acquiror Parent Group and the Acquiror shall continue to be liable jointly and severally with such subsidiary for all obligations hereunder.

10.9 No Liability

No director or officer of the Acquiror Parent Group or the Acquiror shall have any personal liability whatsoever to Armada under this Agreement, or any other document delivered on behalf of the Acquiror in connection with the transactions contemplated hereby. No director or officer of Armada shall have any personal liability whatsoever to the Acquiror Parent Group or the Acquiror under this Agreement or any other document delivered on behalf of Armada in connection with the transactions contemplated hereby.

10.10 No Third-Party Beneficiaries

Except as provided for in Section 8.4, this Agreement is not intended to confer to any person other than the Parties any rights or remedies.

10.11 Contra Proferentum

The Parties waive the application of any rule of Law which otherwise would be applicable in connection with the construction of this Agreement that ambiguous or conflicting terms or provisions should be construed against the Party who (or whose counsel) prepared the executed agreement or any earlier draft of the same.

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10.12 Counterparts, Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile, pdf or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written, by the duly authorized representatives of the parties hereto.

ARMADA DATA CORPORAITON

By  (signed) Fred Marotta

____________________________________
       Name: Fred Marotta

       Title: Director

I HAVE THE AUTHORITY TO BIND THE

CORPORATION

1498798 B.C. LTD.

By  (signed) James Matthews

____________________________________
       Name: James Matthews

       Title: Director

I HAVE THE AUTHORITY TO BIND THE

CORPORATION

2190960 ONTARIO LTD.

By  (signed) James Matthews

____________________________________
       Name: James Matthews

       Title: Director

I HAVE THE AUTHORITY TO BIND THE

CORPORATION

(signed) James Matthews

____________________________________

JAMES MATTHEWS

(signed) Eli Oszlak

________________________________________

ELI OSZLAK

[Signature Page - Acquisition Agreement]

SCHEDULE A - AMALGAMATION AGREEMENT

See attached.

AMALGAMATION AGREEMENT

THIS AGREEMENT is made this 4th day of September, 2024.

BETWEEN:

ARMADA DATA CORPORATION, a corporation incorporated under the laws of the Province of British Columbia (''Armada")

- and -

1498798 B.C. LTD., a corporation incorporated under the laws of the Province of British Columbia (the ''Acquiror'')

RECITALS:

A. Armada and Acquiror have entered into an acquisition agreement dated as of September 4, 2024 (the ''Acquisition Agreement''), pursuant to which, among other things, Armada and Acquiror have agreed to amalgamate pursuant to the Business Corporations Act (British Columbia) upon the terms and conditions set forth herein;

B. The authorized capital of Armada consists of an unlimited number of common shares, of which 17,670,265 Armada Shares (as defined herein) are issued and outstanding and of which 5,462,760 Armada Shares are held by James Matthews ("Matthews"), Eli Oszlak ("Oszlak") and 2190960 Ontario Ltd. ("Matthews Holdco") and 12,207,505 Armada Shares are held by Public Shareholders (as defined herein);

C. The authorized capital of Acquiror consists of an unlimited number of common shares, of which four (4) common shares are issued and outstanding and held by James Matthews and Eli Oszlak; and

D. Armada and Acquiror have each made disclosure to the other of their respective assets and liabilities and both Armada and Acquiror are solvent.

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the Parties agree as follows:

1. Definitions

In this Agreement (including the recitals hereto):

(a) ''Acquiror'' means 1498798 B.C. Ltd., a corporation duly incorporated under the BCBCA;

(b) ''Acquiror Common Shares'' means the issued and outstanding common shares in the capital of Acquiror, which common shares are held by James Matthews and Eli Oszlak;

(c) ''Acquisition Agreement'' has the meaning ascribed thereto in the recitals to this Agreement;

(d) ''Agreement'' means this amalgamation agreement;

(e) ''Amalco'' means the amalgamated corporation under the BCBCA as a result of the Amalgamation, to be named: ''Armada Data Corporation'';

2.

(f) ''Amalco Common Shares'' means the common shares of Amalco having the rights, privileges, restrictions and conditions set forth in Exhibit A hereto;

(g) ''Amalco Redeemable Preferred Shares'' means the redeemable preferred shares in the capital of Amalco having the rights, privileges, restrictions and conditions set forth in Exhibit A hereto;

(h) ''Amalgamating Corporations'' means Armada and Acquiror;

(i) ''Amalgamation Application'' means the amalgamation application required to be sent to the Registrar pursuant to Section 275 of the BCBCA in respect of the Amalgamation, substantially in the form attached as Exhibit B;

(j) ''Amalgamation'' means the amalgamation involving Acquiror and Armada pursuant to Section 269 and Section 270 of the BCBCA on the terms and subject to the conditions set out in this Agreement;

(k) ''Armada'' means Armada Data Corporation, a corporation duly incorporated under the BCBCA;

(l) ''Armada Shareholders'' means the holders of Armada Shares;

(m) ''Armada Shares'' means the common shares in the capital of Armada;

(n) ''Articles of Amalco'' means the articles that Amalco will have at the time the Amalgamation takes effect, substantially in the form attached as Exhibit A;

(o) ''BCBCA'' means the Business Corporations Act (British Columbia);

(p) ''Business Day'' means any day, other than a Saturday or a Sunday, on which commercial banks located in Vancouver, British Columbia and Toronto, Ontario, are open for the conduct of business during normal business hours;

(q) ''Certificate of Amalgamation'' means the Certificate of Amalgamation to be issued by the Registrar pursuant to Section 281 of the BCBCA in respect of the Amalgamation;

(r) ''Depositary'' means Computershare Investor Services Inc., or such other person appointed as the depositary for the Amalgamation;

(s) ''Dissenting Shareholder'' means a registered Armada Shareholder who, in connection with the special resolution of the Armada Shareholders which approves and adopts this Agreement, has exercised the right to dissent pursuant to Division 2 of Part 8 of the BCBCA in strict compliance with the provisions thereof and thereby becomes entitled to be paid the fair value of their Armada Shares, and who has not withdrawn their notice of dissent or otherwise taken any of the actions described in Section 246 of the BCBCA;

(t) ''Effective Date'' means the date of the Certificate of Amalgamation;

(u) ''Effective Time'' means 12:01 a.m. (Pacific time) on the Effective Date or such other time on the Effective Date as the Parties may agree;

(v) ''Governmental Entity'' means: (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, board or authority of any of the foregoing; (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) any stock exchange;

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(w) ''IFRS'' means International Financial Reporting Standards as issued by the International Accounting Standards Board and interpretations of the International Financial Reporting Interpretations Committee;

(x) ''Parties'' means the Amalgamating Corporations;

(y) ''Person'' includes an individual, firm, limited or general partnership, limited liability company, unlimited liability company, limited liability partnership, trust, joint venture, venture capital fund, association, body corporate, corporation, company, unincorporated organization, trustee, estate, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

(z) ''Public Shareholders'' means the Armada Shareholders other than Matthews, Oszlak and Matthews Holdco;

(aa) ''Redemption Amount'' means $0.04 per Amalco Redeemable Preferred Share;

(bb) ''Registrar'' means the Registrar of Corporations appointed pursuant to Section 400 of the BCBCA;

(cc) 'Tax'' or ''Taxes'' means any taxes, duties, fees, premiums, assessments, imposts, levies, and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including, but not limited to, those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Quebec and other pension plan premiums or contributions imposed by any Governmental Entity, and any transferee or secondary liability in respect of any of the foregoing; and

(dd) ''Time of Redemption'' has the meaning ascribed thereto in Exhibit A.

Words and phrases used but not defined in this Agreement and defined in the BCBCA shall have the same meaning in this Agreement as in the BCBCA, unless the context or subject matter otherwise requires.

2. Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a) the terms ''Agreement'', ''this Agreement'', ''the Agreement'', ''hereto'', ''hereof'', ''herein'', ''hereby'', "hereunder'' and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b) references to a ''Section'' or ''Schedule'' followed by a number or letter refer to the specified Section of or Schedule to this Agreement;

(c) the division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d) words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

4.

(e) references to any agreement or document shall be to such agreement or document (together with the schedules and exhibits attached thereto) as it may have been or may hereafter be amended, modified, supplemented, waived or restated from time to time;

(f) if the date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day;

(g) references to any legislation or to any provision of any legislation shall include any modification or reenactment thereof, any legislation or provision substituted therefor and all regulations, rules and interpretations issued thereunder or pursuant thereto; and

(h) wherever the term ''includes'' or ''including'' is used, it shall be deemed to mean ''includes, without limitation'' or ''including, without limitation'', respectively.

3. Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and ''$'' refers to Canadian dollars.

4. Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature required to be made shall be made in accordance with IFRS consistently applied.

5. Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Exhibit A Articles of Amalco

Exhibit B Amalgamation Application

6. Agreement to Amalgamate

The Amalgamating Corporations hereby agree to amalgamate as of the Effective Time and to continue as one corporation on the terms and conditions set out in this Agreement.

7. Effect of Amalgamation

On the Effective Date, Armada and Acquiror shall amalgamate to form Amalco and shall continue as one corporation under the BCBCA with the effect set out in Section 282 of the BCBCA. For greater certainty, at the Effective Time the following shall occur and shall be deemed to occur, without any further act or formality:

(a) all of the property, rights and interest of each of Armada and Acquiror will continue to be the property, rights and interest of Amalco;

(b) Amalco will continue to be liable for the obligations of Armada and Acquiror;

(c) any existing cause of action, claim or liability to prosecution of Armada and Acquiror shall be unaffected;

(d) a legal proceeding being prosecuted pending by or against Armada or Acquiror may be prosecuted, or its prosecution may be continued, by or against Amalco;

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(e) a conviction against, or ruling, order or judgment in favour of or against Armada or Acquiror may been forced by or against Amalco;

(f) the notice of articles and the articles of contained in the Amalgamation Application are deemed to be the notice of articles and the articles of Amalco; and

(g) Amalco will become capable immediately of exercising the functions of an incorporated company.

8. Name

The name of Amalco shall be: ''Armada Data Corporation''.

9. Registered and Records Office

The registered and records office of Amalco shall be located at c/o Getz Prince Wells LLP, #530, 355 Burrard Street, Vancouver, British Columbia V6C 2G8, unless changed in accordance with the BCBCA.

10. Authorized Capital

Amalco shall be authorized to issue an unlimited number of Amalco Common Shares and an unlimited number of Amalco Redeemable Preferred Shares. The rights, privileges, restrictions and conditions attached to each class of shares of Amalco shall be as described in Exhibit A annexed hereto.

11. Transfer Restrictions

The restrictions imposed on transfers of securities of Amalco are described in Exhibit A annexed hereto.

12. Restrictions on Business

There shall be no restrictions on the business that Amalco is authorized to carry on.

13. Number of Directors

The board of directors of Amalco shall, until otherwise changed in accordance with the BCBCA, consist of a minimum number of one and a maximum number of ten directors. The directors of Amalco from time to time shall be empowered to determine the number of directors of Amalco within the minimum and maximum number set out herein and the number of directors to be elected at future annual or special meetings of shareholders.

14. Initial Director

The initial board of directors of Amalco shall consist of the following persons, who shall hold office until the first annual meeting of shareholders of Amalco or until his successor is elected or appointed:

Name	Mailing Address

James Matthews	[Redacted]

Eli Oszlak	[Redacted]

6.

15. Appointment of Officers

The board of directors of Amalco shall appoint the officers thereof, if any.

16. Articles

The articles of Amalco, until repealed, amended or altered, shall be in the form attached hereto as Exhibit A.

17. Fiscal Year

The fiscal year end of Amalco, until changed by the directors of Amalco, shall be the same as the fiscal year ends of each of the Amalgamating Corporations, being May 31st.

18. Exchange of Shares Pursuant to the Amalgamation

Pursuant to the Amalgamation, shares in the share capital of each of the Amalgamating Corporations issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be exchanged or cancelled as follows:

(a) each issued and outstanding Armada Share held by the Public Shareholders (other than those held by Dissenting Shareholders) shall be exchanged for one Amalco Redeemable Preferred Share;

(b) each issued and outstanding Armada Share held by Matthews, Oszlak and Matthews Holdco shall be exchanged for one Amalco Common Share;

(c) each issued and outstanding Acquiror Common Share shall be exchanged for one Amalco Common Share; and

(d) each issued and outstanding Armada Share held by each Dissenting Shareholder, if any, shall be cancelled and become an entitlement to be paid the fair value of such Armada Share in accordance with Division 2 of Part 8 of the BCBCA.

19. Stated Capital Accounts

The following amounts shall be added to the stated capital accounts maintained by Amalco pursuant to the BCBCA in connection with the Amalco shares issued pursuant to the Amalgamation, effective as of the Effective Time:

(a) for the Amalco Redeemable Preferred Shares, an aggregate amount equal to the product obtained when the number of Amalco Redeemable Preferred Shares issued pursuant to the Amalgamation is multiplied by the Redemption Amount; and

(b) for the Amalco Common Shares, an aggregate amount equal to stated capital of the Armada Shares (immediately prior to the Effective Time) other than Armada Shares held by Dissenting Shareholders) plus the stated capital of the Acquiror Common Shares, minus the amount added to the stated capital of the Amalco Redeemable Preferred Shares pursuant to (a) above, which amounts shall in each case be confirmed by the Chief Financial Officer of Amalco in writing not more than 30 days following the Effective Date.

7.

20. Adoption of Agreement

This Agreement shall be subject to the condition that it be approved by the respective shareholders of each Amalgamating Corporation in the manner required by Section 271 of the BCBCA.

21. Legal Proceedings

No action or proceeding by or against any of the Amalgamating Corporations shall abate or be affected by the Amalgamation, and for all purposes of such action or proceeding such Amalgamating Corporation shall be deemed to still exist or Amalco may be substituted in such action or proceeding in the place thereof.

22. Filing of the Articles of Amalgamation

Subject to Section 30 (Termination), if this Agreement is adopted by the respective shareholders of each Amalgamating Corporation as required by the BCBCA, the Amalgamating Corporations agree that they will jointly and together file with the Registrar the Articles of Amalgamation and all related documents required to be filed pursuant to Subsection 275 of the BCBCA.

23. Share Certificates

No certificates shall be issued in respect of the Amalco Redeemable Preferred Shares to be issued pursuant to the Amalgamation. Instead, ownership of such Amalco Redeemable Preferred Shares during the period from the Effective Time until the Time of Redemption, and the entitlement to receive the Redemption Amount in respect of each such Amalco Redeemable Preferred Share following the Time of Redemption, shall be evidenced by the certificates representing Armada Shares held by Public Shareholders (other than certificates representing Armada Shares held by Dissenting Shareholders) immediately prior to the Effective Time.

At the Effective Time, share certificates evidencing Armada Shares shall cease to represent any claim upon or interest in Armada, other than the right of the holder to receive the consideration provided for in Section 18 (Exchange of Shares Pursuant to the Amalgamation) or Section 26 (Dissenting Shareholders), as applicable, in each case in accordance with Section 25 (Withholding Taxes).

24. Proscription Period

At the Effective Time, each Armada Shareholder will be removed from Armada's central securities register. From and after the Effective Time, Armada Shares certificate(s) held by a former holder will represent only:

(a) in the case of Public Shareholders (other than Dissenting Shareholders), following the Effective Time and until the Time of Redemption, the right to receive one Amalco Redeemable Preferred Share for each such Armada Share held by such holder, and, following the Time of Redemption, the right to receive the Redemption Amount (without interest) for each such Amalco Redeemable Preferred Share (less any amounts required to be deducted and withheld from such consideration in accordance with any applicable law);

(b) in the case of a Dissenting Shareholder, the right to receive the fair value for such Armada Shares held by such holder, pursuant to Section 245 of the BCBCA (less any amounts required to be deducted and withheld from such consideration in accordance with any applicable law);

(c) in the case of Matthews, Oszlak and Matthews Holdco, the right to receive one Amalco Common Share for each such Armada Share held by Matthews, Oszlak and Matthews Holdco; and

(d) in case of Matthews and Oszlak, the right to receive one Amalco Common Share for each Acquiror Common Share held by Matthews or Oszlak.

8.

Any certificate which immediately prior to the Effective Time represented issued and outstanding Armada Shares which has not been properly surrendered to Amalco (in the case of Armada Shares held by Matthews, Oszlak and Matthews Holdco or a Dissenting Shareholder) or the Depositary (in the case of Armada Shares held by Public Shareholders other than Dissenting Shareholders) prior to the sixth anniversary of the Effective Date will cease to represent any claim against, or interest of any kind or nature in, Armada or Amalco, and any person who surrenders share certificate(s) on or after the sixth anniversary of the Effective Date will not be entitled to any consideration or other compensation.

If the aggregate Redemption Amount payable upon the redemption of the Amalco Redeemable Preferred Shares issued pursuant to the Amalgamation has not been fully claimed and paid within six years of the Effective Date, any remaining amount, including without limitation all interest thereon, will be returned to and become the property of Amalco or its successor.

25. Withholding Taxes

Each of Armada and Acquiror acknowledges and agrees that Armada, Acquiror, Amalco and the Depositary shall be entitled to deduct and withhold from any consideration or other payments payable or otherwise deliverable to any Person hereunder or under the Amalgamation, including for the avoidance of doubt, the Redemption Amount upon the redemption of the Amalco Redeemable Preferred Shares for cash at the Time of Redemption, such amounts as Armada, Acquiror, Amalco or the Depositary determine, or reasonably believe, are required to be deducted and withheld therefrom under any provision of any applicable laws or the interpretation or administration thereof in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted to the relevant Governmental Entity, such amounts shall be treated as having been paid to the Person to whom such amounts would otherwise have been paid.

26. Dissenting Shareholders

Armada Shares which are held by a Dissenting Shareholder shall not be converted or exchanged into Amalco Redeemable Preferred Shares at the Effective Time, and a Dissenting Shareholder shall, subject to the BCBCA, cease to have any rights as a Armada Shareholder other than the right to be paid fair value for their Armada Shares by Amalco, as determined in accordance with the BCBCA. However, in the event that a Armada Shareholder fails to perfect or effectively withdraws that Armada Shareholder's claim under Section 246 of the BCBCA or forfeits that Armada Shareholder's right to make a claim under Section 246 of the BCBCA or their rights as a shareholder of Armada are otherwise reinstated, each Armada Share held by that Armada Shareholder shall thereupon be deemed to have been converted or exchanged as of the Effective Time into an Amalco Redeemable Preferred Share, which Amalco Redeemable Preferred Share will be deemed to have been redeemed at the Time of Redemption.

27. Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of British Columbia and the laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the non- exclusive jurisdiction of the courts of British Columbia in respect of all matters arising under and in relation to this Agreement and waives any defences to the maintenance of an action in the courts of British Columbia.

28. Further Assurances

Each of the Parties to this Agreement agrees to execute and deliver such further instruments and to do such further acts and things as may be necessary or appropriate to carry out the terms of this Agreement.

29. Time of Essence

Time shall be of the essence in this Agreement.

9.

30. Termination

Subject to the terms of the Acquisition Agreement, without prejudice to any other rights or recourse of the Parties, the directors of each Amalgamating Corporation, in their sole and unfettered discretion without further approval or action by the shareholders of both or either Amalgamating Corporation, may at any time before the issuance of the Certificate of Amalgamation by the Registrar, terminate this Agreement, notwithstanding approval of the Agreement by the shareholders of both or either Amalgamating Corporation.

31. Amendment

The Amalgamating Corporations may, by agreement in writing approved by resolution of their respective directors (and without any further resolutions of their respective shareholders), amend this Agreement as required by the Registrar or as their directors deem necessary or desirable, and all such amendments shall be binding upon the Amalgamating Corporations and their respective shareholders.

32. Entire Agreement and Binding Effect

This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective successors and permitted assigns.

33. Execution and Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon the delivery of an executed electronic copy of this Agreement, and such executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF this Agreement has been executed and delivered as of the date first stated above, by the duly authorized representatives of the Parties.

1498798 B.C. LTD.

By:

      ____________________________________
       Name: James Matthews

       Title: Director

I HAVE THE AUTHORITY TO BIND THE

CORPORATION

ARMADA DATA CORPORATION

By:

       ____________________________________
       Name: Fred Marotta

       Title: Director

I HAVE THE AUTHORITY TO BIND THE

CORPORATION

[Signature Page - Amalgamation Agreement]

EXHIBIT A

ARTICLES OF AMALCO

See attached.

Incorporation Number: ____________________

Effective Date: ____________________

PROVINCE OF BRITISH COLUMBIA

BUSINESS CORPORATIONS ACT

ARTICLES OF

ARMADA DATA CORPORATION

Harris + Harris LLP

Barristers and Solicitors

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PROVINCE OF BRITISH COLUMBIA

BUSINESS CORPORATIONS ACT

ARTICLES

OF

ARMADA DATA CORPORATION

(the ''Company'')

Incorporation Number:
__________________

ARTICLE 1

INTERPRETATION

1.1 Definitions. Without limiting Article 1.2, in these articles, unless the context requires otherwise: ''adjourned meeting'' means the meeting to which a meeting is adjourned under Article 11.8 or 11.12;

''board'', ''board of directors'' and ''directors'' mean the directors or sole director of the Company for the time being and include a committee or other delegate, direct or indirect, of the directors or director;

''Business Corporations Act'' means the Business Corporations Act, S.B.C. 2002, c.57 as amended, restated or replaced from time to time, and includes its regulations;

''Interpretation Act'' means the Interpretation Act, R.S.B.C. 1996, c. 238;

''legal personal representative'' means the personal or other legal representative of the shareholder; and

''seal'' means the seal of the Company, if any.

1.2 Business Corporations Act Definitions Apply. The definitions in the Business Corporations Act apply to these articles.

1.3 Interpretation Act Applies. The Interpretation Act applies to the interpretation of these articles as if these articles were an enactment.

1.4 Conflict in Definitions. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these articles.

1.5 Conflict Between Articles and Legislation. If there is a conflict between these articles and the Business Corporations Act, the Business Corporations Act will prevail.

ARTICLE 2

SHARES AND SHARE CERTIFICATES

2.1 Authorized Share Structure. The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

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2.2 Form of Share Certificate. Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3 Right to Share Certificate or Acknowledgement. Each shareholder is entitled, without charge, to:

(a) one certificate representing the share or shares of each class or series of shares registered in the shareholder's name; or

(b) a non-transferable written acknowledgment of the shareholder's right to obtain such a share certificate, provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate or acknowledgement and delivery of a share certificate or acknowledgment for a share to one of several joint shareholders or to one of the shareholder's duly authorized agents will be sufficient delivery to all. The Company may refuse to register more than three persons as joint holders of a share.

2.4 Sending of Share Certificate. Any share certificate or non-transferable written acknowledgment of the shareholder's right to obtain such a share certificate to which a shareholder is entitled may be sent to the shareholder by mail at the shareholder's registered address, and neither the Company nor any agent is liable for any loss to the shareholder because the share certificate or acknowledgment sent is lost in the mail or stolen.

2.5 Replacement of Worn Out or Defaced Certificate. If the board of directors, or any officer or agent designated by the directors, is satisfied that a share certificate is worn out or defaced, they must, on production to them of the certificate and on such other terms, if any, as they think fit:

(a) order the certificate to be cancelled; and

(b) issue a replacement share certificate.

2.6 Replacement of Lost, Stolen or Destroyed Certificate. If a share certificate is lost, stolen or destroyed, a replacement share certificate must be issued to the person entitled to that certificate if the board of directors, or any officer or agent designated by the directors, receives:

(a) proof satisfactory to them that the certificate is lost, stolen or destroyed; and

(b) any indemnity the board of directors, or any officer or agent designated by the directors, considers adequate.

2.7 Splitting Share Certificates. If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder's name two or more certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the certificate so surrendered, the Company must cancel the surrendered certificate and issue replacement share certificates in accordance with that request. The Company may refuse to issue a certificate with respect to a fraction of a share.

2.8 Certificate Fee. There must be paid to the Company, in relation to the issue of any share certificate under Article 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.9 Recognition of Trusts. Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

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ARTICLE 3

ISSUE OF SHARES

3.1 Directors Authorized to Issue Shares. Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the directors may issue, allot, sell or otherwise dispose of the unissued shares, and previously issued shares that are subject to reissuance or held by the Company, whether with par value or without par value, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares may be issued) that the directors, in their absolute discretion, may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2 Commissions and Discounts. The directors may, at any time, authorize the Company to pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3 Brokerage. The directors may authorize the Company to pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4 Conditions of Issue. Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(a) consideration is provided to the Company for the issue of the share by one or more of the following:

(i) past services performed for the Company;

(ii) property; or

(iii) money; and

(b) the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5 Warrants, Options and Rights. Subject to the Business Corporations Act, the Company may issue warrants, options and rights upon such terms and conditions as the directors determine, which warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

3.6 Fractional Shares. A person holding a fractional share does not have, in relation to the fractional share, the rights of a shareholder in proportion to the fraction of the share held.

ARTICLE 4

SHARE REGISTERS

4.1 Central Securities Register. As required by and subject to the Business Corporations Act, the Company must maintain in British Columbia a central securities register.

4.2 Branch Registers. In addition to the central securities register, the Company may maintain branch securities registers.

4.3 Appointment of Agents. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register and any branch securities registers. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

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4.4 Closing Register. The Company must not at any time close its central securities register.

ARTICLE 5

SHARE TRANSFERS

5.1 Recording or Registering Transfer. Except to the extent that the Business Corporations Act otherwise provides, a transfer of a share of the Company must not be recorded or registered unless:

(a) a duly signed instrument of transfer in respect of the share has been received by the Company;

(b) if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company; and

(c) if a non-transferable written acknowledgment of the shareholder's right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment has been surrendered to the Company.

5.2 Form of Instrument of Transfer. The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company's share certificates or in any other form that may be approved by the directors from time to time.

5.3 Transferor Remains Shareholder. Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4 Signing of Instrument of Transfer. If a shareholder, or his or her duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer, or, if no number is specified, all the shares represented by share certificates deposited with the instrument of transfer:

(a) in the name of the person named as transferee in that instrument of transfer; or

(b) if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the share certificate is deposited for the purpose of having the transfer registered.

5.5 Enquiry as to Title Not Required. Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

5.6 Transfer Fee. There must be paid to the Company, in relation to the registration of any transfer, the amount determined by the directors.

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ARTICLE 6

TRANSMISSION OF SHARES

6.1 Legal Personal Representative Recognized on Death. In the case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder's interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2 Rights of Legal Personal Representative. The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

ARTICLE 7

PURCHASE OF SHARES

7.1 Company Authorized to Purchase Shares. Subject to the special rights and restrictions attached to any class or series of shares and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and on the terms specified in such resolution.

7.2 Purchase When Insolvent. The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a) the Company is insolvent; or

(b) making the payment or providing the consideration would render the Company insolvent.

7.3 Sale and Voting of Purchased Shares. If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a) is not entitled to vote the share at a meeting of its shareholders;

(b) must not pay a dividend in respect of the share; and

(c) must not make any other distribution in respect of the share.

ARTICLE 8

BORROWING POWERS

8.1 Powers of Directors. The Company, if authorized by the directors, may from time to time:

(a) borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that the directors consider appropriate;

(b) issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person;

(c) guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

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(d) mortgage or charge, whether by way of specific or floating charge, or give other security on the whole or any part of the present and future undertaking of the Company.

8.2 Terms of Debt Instruments. Any bonds, debentures or other debt obligations of the Company may be issued at a discount, premium or otherwise, and with any special privileges on the redemption, surrender, drawing, allotment of or conversion into or exchange for shares or other securities, attending and voting at general meetings of the Company, appointment of directors or otherwise, and may by their terms be assignable free from any equities between the Company and the person to whom they were issued or any subsequent holder, all as the directors may determine.

8.3 Delegation by Directors. For greater certainty, the powers of the directors under this Article 8 may be exercised by a committee or other delegate, direct or indirect, of the board authorized to exercise such powers.

ARTICLE 9

ALTERATIONS

9.1 Alteration of Authorized Share Structure. Subject to Article 9.2 and the Business Corporations Act, the Company may by special resolution:

(a) create one or more classes or series of shares or, if none of the shares of a class or series of shares is allotted or issued, eliminate that class or series of shares;

(b) increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(c) subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(d) if the Company is authorized to issue shares of a class of shares with par value:

(i) decrease the par value of those shares; or

(ii) if none of the shares of that class of shares is allotted or issued, increase the par value of those shares;

(e) change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(f) alter the identifying name of any of its shares; or

(g) otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.

9.2 Special Rights and Restrictions. Subject to the Business Corporations Act, the Company may by special resolution:

(a) create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b) vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

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9.3 Change of Name. The Company may by special resolution authorize an alteration of its Notice of Articles in order to change its name.

9.4 Alterations to Articles. If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by special resolution alter these Articles.

9.5 Alterations to Notice of Articles. If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by special resolution alter its Notice of Articles.

ARTICLE 10

MEETINGS OF SHAREHOLDERS

10.1 Annual General Meetings. Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold an annual general meeting, for the first time, not more than 18 months after the date on which it was recognized, and after its first annual reference date, at least once in each calendar year and not more than 15 months after the annual reference date for the preceding calendar year at such date, time and location as may be determined by the directors.

10.2 Resolution Instead of Annual General Meeting. If all of the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company's annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3 Calling of Shareholder Meetings. The directors may, whenever they think fit, call a meeting of shareholders.

10.4 Location of Shareholder Meetings. The directors may, by director's resolution, approve a location outside of British Columbia for the holding of a meeting of shareholders.

10.5 Notice for Meetings of Shareholders. The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting: (a) if and for so long as the Company is a public company, 21 days; and (b) otherwise, 10 days.

10.6 Record Date for Notice. The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than: (a) if and for so long as the Company is a public company, 21 days; and (b) otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7 Record Date for Voting. The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

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10.8 Failure to Give Notice and Waiver of Notice. The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to receive notice does not invalidate any proceedings at that meeting. Any person entitled to receive notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.9 Notice of Special Business at Meetings of Shareholders. If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(a) state the general nature of the special business; and

(b) if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by the shareholders:

(i) at the Company's records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(ii) during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

ARTICLE 11

PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1 Special Business. At a meeting of shareholders, the following business is special business:

(a) at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(b) at an annual general meeting, all business is special business except for the following:

(i) business relating to the conduct of, or voting at, the meeting;

(ii) consideration of any financial statements of the Company presented to the meeting;

(iii) consideration of any reports of the directors or auditor;

(iv) the setting or changing of the number of directors;

(v) the election or appointment of directors;

(vi) the appointment of an auditor;

(vii) business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution; and

(viii) any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

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11.2 Special Majority. The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3 Quorum. Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting.

11.4 One Shareholder May Constitute Quorum. If there is only one shareholder entitled to vote at a meeting of shareholders:

(a) the quorum is one person who is, or who represents by proxy, that shareholder; and (b) that shareholder, present in person or by proxy, may constitute the meeting.

11.5 Meetings by Telephone or Other Communications Medium. A shareholder or proxy holder who is entitled to participate in, including vote at, a meeting of shareholders may participate in person or by telephone or other communications medium if all shareholders and proxy holders participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A shareholder who participates in a meeting in a manner contemplated by this Article 11.5 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner. Nothing in this Article 11.5 obligates the Company to take any action or provide any facility to permit or facilitate the use of any communications medium at a meeting of shareholders.

11.6 Other Persons May Attend. The directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum, and is not entitled to vote at the meeting, unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.7 Requirement of Quorum. No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting.

11.8 Lack of Quorum. If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(a) in the case of a general meeting convened by requisition of shareholders, the meeting is dissolved; and

(b) in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place, or at such other date, time or location as the chair specifies on the adjournment.

11.9 Lack of Quorum at Succeeding Meeting. If, at the meeting to which the first meeting referred to in Article 11.8(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.10 Chair. The following individual is entitled to preside as chair at a meeting of shareholders:

(a) the chair of the board, if any; and

(b) if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

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11.11 Selection of Alternate Chair. If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.12 Adjournments. The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.13 Notice of Adjourned Meeting. It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.14 Decisions by Show of Hands or Poll. Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.15 Declaration of Result. The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.14, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.16 Motion Need Not Be Seconded. No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.17 Casting Vote. In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.18 Manner of Taking a Poll. Subject to Article 11.19, if a poll is duly demanded at a meeting of shareholders:

(a) the poll must be taken:

(i) at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(ii) in the manner, at the time and at the place that the chair of the meeting directs;

(b) the result of the poll is deemed to be a resolution of and passed at the meeting at which the poll is demanded; and

(c) the demand for the poll may be withdrawn by the person who demanded it.

11.19 Demand for a Poll on Adjournment. A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

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11.20 Chair Must Resolve Dispute. In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and his or her determination made in good faith is final and conclusive.

11.21 Casting of Votes. On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.22 Demand for Poll. No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.23 Demand for a Poll Not to Prevent Continuation of Meeting. The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.24 Retention of Ballots and Proxies. The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during statutory business hours by any shareholder or proxy holder entitled to vote at the meeting. At the end of such three-month period, the Company may destroy such ballots and proxies.

ARTICLE 12

VOTES OF SHAREHOLDERS

12.1 Number of Votes by Shareholder or by Shares. Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint registered holders of shares under Article 12.3:

(a) on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote at the meeting has one vote, and

(b) on a poll, every shareholder entitled to vote has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2 Votes of Persons in Representative Capacity. A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is the legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3 Votes by Joint Shareholders. If there are joint shareholders registered in respect of any share:

(a) any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b) if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4 Legal Personal Representatives as Joint Shareholders. Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5 Representative of a Corporate Shareholder. If a corporation that is not a subsidiary of the Company is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

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(a) for that purpose, the instrument appointing a representative must:

(i) be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies or, if no number is specified, two days before the day set for the holding of the meeting; or

(ii) be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting; and

(b) if a representative is appointed under this Article 12.5:

(i) the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii) the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6 Proxy Provisions Do Not Apply to All Companies. If and for so long as the Company is a public company, Articles 12.7 to 12.15 apply to the Company only insofar as they are not inconsistent with any securities legislation of any province or territory of Canada applicable to the Company.

12.7 Appointment of Proxy Holder. Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.8 Alternate Proxy Holders. A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.9 When Proxy Holder Need Not Be Shareholder. A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(a) the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;

(b) the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting;

(c) the shareholders present in person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting; or

(d) the Company is a public company.

12.10 Deposit of Proxy. A proxy for a meeting of shareholders must:

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(a) be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(b) unless the notice provides otherwise, be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.11 Validity of Proxy Vote. A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a) at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or (b) by the chair of the meeting, before the vote is taken.

12.12 Form of Proxy. A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[Name of Company]

(the ''Company'')

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy is given in respect of all shares registered in the name of the shareholder):

_______________________________________________

Signed this ________ day of _________________, _____.

_______________________________________________

Signature of shareholder

__________________________________

Name of shareholder - printed

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12.13 Revocation of Proxy. Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is:

(a) received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or (b) provided, at the meeting, to the chair of the meeting.

12.14 Revocation of Proxy Must Be Signed. An instrument referred to in Article 12.13 must be signed as follows:

(a) if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative or trustee in bankruptcy; or

(b) if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15 Production of Evidence of Authority to Vote. The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

ARTICLE 13

DIRECTORS

13.1 Number of Directors. The number of directors, excluding additional directors appointed under Article 14.8, is set at:

(a) if the Company is a public company, the greater of three and the most recently set of:

(i) the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii) the number of directors set under Article 14.4;

(b) if the Company is not a public company, the most recently set of:

(i) the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii) the number of directors set under Article 14.4.

13.2 Change in Number of Directors. If the number of directors is set under Article 13.1(a)(i) or 13.1(b)(i):

(a) the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number;

(b) if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3 Directors' Acts Valid Despite Vacancy.An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4 Qualifications of Directors. A director is not required to hold a share in the capital of the Company as qualification for his or her office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

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13.5 Remuneration of Directors. The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

13.6 Reimbursement of Expenses of Directors. The Company must reimburse each director for the reasonable expenses that he or she may incur in his or her capacity as director in and about the business of the Company.

13.7 Special Remuneration for Directors. If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company's business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

13.8 Gratuity, Pension or Allowance on Retirement of Director. Unless otherwise determined by ordinary resolution, the directors may authorize the Company to pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

ARTICLE 14

ELECTION AND REMOVAL OF DIRECTORS

14.1 Election at Annual General Meeting. At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(a) the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(b) all the directors cease to hold office immediately before the election or appointment of directors under paragraph (a), but are eligible for re-election or re-appointment.

14.2 Consent to be a Director. No election, appointment or designation of an individual as a director is valid unless:

(a) that individual consents to be a director in the manner provided for in the Business Corporations Act; or

(b) that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director.

14.3 Failure to Elect or Appoint Directors. If:

(a) the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(b) the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors; then each director then in office continues to hold office until the earlier of:

(c) the date on which his or her successor is elected or appointed; and

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(d) the date on which he or she otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4 Places of Retiring Directors Not Filled. If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5 Directors May Fill Casual Vacancies. Any casual vacancy occurring in the board of directors may be filled by the directors.

14.6 Remaining Directors Power to Act. The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.

14.7 Shareholders May Fill Vacancies. If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.8 Additional Directors. Notwithstanding Article 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:

(a) one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b) in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(a), but is eligible for re-election or re-appointment.

14.9 Ceasing to be a Director. A director ceases to be a director when:

(a) the term of office of the director expires;

(b) the director dies;

(c) the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(d) the director is removed from office pursuant to Article 14.10 or 14.11.

14.10 Removal of Director by Shareholders. The Company may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

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14.11 Removal of Director by Directors. The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

ARTICLE 15

POWERS AND DUTIES OF DIRECTORS

15.1 Powers of Management. The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

15.2 Appointment of Attorney of Company. The directors exclusively may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

ARTICLE 16

DISCLOSURE OF INTEREST OF DIRECTORS

16.1 Obligation to Account for Profits. A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

16.2 Restrictions on Voting by Reason of Interest. A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors' resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

16.3 Interested Director Counted in Quorum. A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

16.4 Disclosure of Conflict of Interest or Property. A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual's duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

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16.5 Director Holding Other Office in the Company. A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

16.6 No Disqualification. No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

16.7 Professional Services by Director or Officer. Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

16.8 Director or Officer in Other Corporations. A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

ARTICLE 17

PROCEEDINGS OF DIRECTORS

17.1 Meetings of Directors. The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the board held at regular intervals may be held at the place, at the time and on the notice, if any, that the board may by resolution from time to time determine.

17.2 Voting at Meetings. Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

17.3 Chair of Meetings. Meetings of directors are to be chaired by:

(a) the chair of the board, if any;

(b) in the absence of the chair of the board, the president, if any, if the president is a director; or

(c) any other director chosen by the directors if:

(i) neither the chair of the board nor the president, if a director, is present at the meeting within15 minutes after the time set for holding the meeting;

(ii) neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(iii) the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

17.4 Meetings by Telephone or Other Communications Medium. A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone or other communications medium if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director who participates in a meeting in a manner contemplated by this Article 17.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

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17.5 Calling of Meetings. A director may, and the secretary or an assistant secretary, if any, on the request of a director must, call a meeting of the directors at any time.

17.6 Notice of Meetings. Other than for meetings held at regular intervals as determined by the directors pursuant to Article 17.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in Article 23.1 or orally or by telephone.

17.7 When Notice Not Required. It is not necessary to give notice of a meeting of the directors to a director if:

(a) the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed or is the meeting of the directors at which that director is appointed; or (b) the director has waived notice of the meeting.

17.8 Meeting Valid Despite Failure to Give Notice. The accidental omission to give notice of any meeting of directors to any director, or the non-receipt of any notice by any director, does not invalidate any proceedings at that meeting.

17.9 Waiver of Notice of Meetings. Any director may file with the Company a document signed by the director waiving notice of any past, present or future meeting of the directors and may at any time withdraw that waiver with respect to meetings of the directors held after that withdrawal. After sending a waiver with respect to all future meetings of the directors, and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director.

17.10 Quorum. The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at a majority of the directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

17.11 Validity of Acts Where Appointment Defective. Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

17.12 Consent Resolutions in Writing. A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it, whether by signed document, fax, email or any other method of transmitting legibly recorded messages, is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held. Such resolution may be in two or more counterparts which together are deemed to constitute one resolution in writing. A resolution passed in that manner is effective on the date stated in the resolution or, if no date is stated in the resolution, on the latest date stated on any counterpart. A resolution of the directors or of any committee of the directors passed in accordance with this Article 17.12 is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

ARTICLE 18

EXECUTIVE AND OTHER COMMITTEES

18.1 Appointment and Powers of Executive Committee. The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors' powers, except:

(a) the power to fill vacancies in the board of directors;

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(b) the power to remove a director;

(c) the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d) such other powers, if any, as may be set out in the resolution or any subsequent directors' resolution.

18.2 Appointment and Powers of Other Committees. The directors may, by resolution,

(a) appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(b) delegate to a committee appointed under paragraph (a) any of the directors' powers, except:

(i) the power to fill vacancies in the board of directors;

(ii) the power to remove a director;

(iii) the power to change the membership of, or fill vacancies in, any committee of the board, and

(iv) the power to appoint or remove officers appointed by the board; and

(c) make any delegation referred to in paragraph (b) subject to the conditions set out in the resolution.

18.3 Obligations of Committee. Any committee appointed under Article 18.1 or 18.2, in the exercise of the powers delegated to it, must

(a) conform to any rules that may from time to time be imposed on it by the directors; and (b) report every act or thing done in exercise of those powers as the directors may require.

18.4 Powers of Board. The directors may, at any time, with respect to a committee appointed under Article 18.1 or 18.2:

(a) revoke or alter the authority given to a committee, or override a decision made by a committee, except as to acts done before such revocation, alteration or overriding;

(b) terminate the appointment of, or change the membership of, a committee; and(c) fill vacancies on a committee.

18.5 Committee Meetings. Subject to Article 18.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Article 18.1 or 18.2:

(a) the committee may meet and adjourn as it thinks proper;

(b) the committee may elect a chair of its meetings but, if no chair of the meeting is elected, or if at any meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c) a majority of the members of a directors' committee constitutes a quorum of the committee; and

(d) questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting has no second or casting vote.

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ARTICLE 19

OFFICERS

19.1 Appointment of Officers. The directors may, from time to time, appoint such officers, if any, as the directors determine, and the directors may, at any time, terminate any such appointment.

19.2 Functions, Duties and Powers of Officers. The directors may, for each officer:

(a) determine the functions and duties of the officer;

(b) entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c) revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

19.3 Qualifications. No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any officer need not be a director.

19.4 Remuneration. All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors think fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

ARTICLE 20

INDEMNIFICATION

20.1 Definitions. In this Article 20:

(a) ''eligible penalty'' means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(b) ''eligible proceeding'' means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director of the Company or an affiliate of the Company (an ''eligible party'') or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director of the Company or an affiliate of the Company:

(i) is or may be joined as a party; or

(ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(c) ''expenses'' has the meaning set out in the Business Corporations Act.

20.2 Mandatory Indemnification of Directors and Former Directors. Subject to the Business Corporations Act, the Company must indemnify and advance expenses of a director or former director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 20.2.

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20.3 Indemnification of Other Persons. Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

20.4 Non-Compliance with Business Corporations Act. The failure of a director or former director of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

20.5 Company May Purchase Insurance. The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(a) is or was a director, officer, employee or agent of the Company;

(b) is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(c) at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

(d) at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

ARTICLE 21

DIVIDENDS

21.1 Payment of Dividends Subject to Special Rights. The provisions of this Article 21 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

21.2 Declaration of Dividends. Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

21.3 No Notice Required. The directors need not give notice to any shareholder of any declaration under Article

21.4 Record Date. The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

21.5 Manner of Paying Dividend. A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of paid-up shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

21.6 Settlement of Difficulties. If any difficulty arises in regard to a distribution under Article 21.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(a) set the value for distribution of specific assets;

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(b) determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c) vest any such specific assets in trustees for the persons entitled to the dividend.

21.7 When Dividend Payable. Any dividend may be made payable on such date as is fixed by the directors.

21.8 Dividends to be Paid in Accordance with Number of Shares. All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

21.9 Receipt by Joint Shareholders. If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

21.10 Dividend Bears No Interest. No dividend bears interest against the Company.

21.11 Fractional Dividends. If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

21.12 Payment of Dividends. Any dividend or other distribution payable in cash in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed to the address of the shareholder, or in the case of joint shareholders, to the address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. The mailing of such cheque will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

21.13 Capitalization of Surplus. Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time-to-time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

ARTICLE 22

DOCUMENTS, RECORDS AND REPORTS

22.1 Recording of Financial Affairs. The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the provisions of the Business Corporations Act.

22.2 Inspection of Accounting Records. Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

22.3 Remuneration of Auditors. The remuneration of the auditors, if any, shall be set by the directors regardless of whether the auditor is appointed by the shareholders, by the directors or otherwise. For greater certainty, the directors may delegate to the audit committee or other committee the power to set the remuneration of the auditors.

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ARTICLE 23

NOTICES

23.1 Method of Giving Notice. Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(a) mail addressed to the person at the applicable address for that person as follows:

(i) for a record mailed to a shareholder, the shareholder's registered address;

(ii) for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(iii) in any other case, the mailing address of the intended recipient;

(b) delivery at the applicable address for that person as follows, addressed to the person:

(i) for a record delivered to a shareholder, the shareholder's registered address;

(ii) for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(iii) in any other case, the delivery address of the intended recipient;

(c) sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(d) sending the record, or a reference providing the intended recipient with immediate access to the record, as follows:

(i) by email to the email address provided by the intended recipient; or

(ii) by other means of electronic communication to an address provided by the intended recipient for the sending of that record or records of that class;

(e) sending the record by any method of transmitting legibly recorded messages, including without limitation by digital medium, magnetic medium, optical medium, mechanical reproduction or graphic imaging, to an address provided by the intended recipient for the sending of that record or records of that class; or

(f) physical delivery to the intended recipient.

23.2 Deemed Receipt. A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 23.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during statutory business hours on the day which statutory business hours next occur if not given during such hours on any day.

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23.3 Certificate of Sending. A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 23.1, prepaid and mailed or otherwise sent as permitted by Article 23.1 is conclusive evidence of that fact.

23.4 Notice to Joint Shareholders. A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

23.5 Notice to Trustees. A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a) mailing the record, addressed to them:

(i) by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii) at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b) if an address referred to in paragraph 23.5(a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

ARTICLE 24

SEAL

24.1 Who May Attest Seal. Except as provided in Article 24.2 and 24.3, the Company's seal, if any, must not be impressed on any record except when that impression is attested by the signature or signatures of:

(a) any two directors;

(b) any officer, together with any director;

(c) if the Company only has one director, that director; or

(d) any one or more directors or officers or persons as may be determined by resolution of the directors.

24.2 Sealing Copies. For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 24.1, the impression of the seal may be attested by the signature of any director or officer.

24.3 Mechanical Reproduction of Seal. The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary- treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

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ARTICLE 25

PROHIBITIONS

25.1 Definitions. In this Article 25:

(a) ''designated security'' means:

(i) a voting security of the Company;

(ii) a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(iii) a security of the Company convertible, directly or indirectly, into a security described in paragraph (a) or (b);

(b) ''security'' has the meaning assigned in the Securities Act (British Columbia); (c) ''voting security'' means a security of the Company that:

(i) is not a debt security, and

(ii) carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

25.2 Application. Article 25.3 does not apply to the Company if and for so long as it is a public company.

25.3 Consent Required for Transfer of Shares or Designated Securities. No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

ARTICLE 26

SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO THE COMMON SHARES

26.1 Voting. The holders of the common shares (the ''Common Shares'') shall be entitled to receive notice of and to attend all meetings of shareholders of the Company and shall be entitled to one vote for each Common Share held at such meeting, except a meeting of holders of a particular class or series of shares other than the Common Shares who are entitled to vote separately as a class or series at such meeting.

26.2 Dividends. Subject to the rights of the holders of any class of shares of the Company entitled to receive dividends in priority to or rateably with the holders of Common Shares, the holders of the Common Shares shall be entitled to receive dividends if, as and when declared by the directors of the Company out of the assets of the Company properly available for the payment of dividends of such amounts and payable in such manner as the directors may from time to time determine.

26.3 Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Company, voluntary or involuntary, or in the event of any other distribution of the property or assets of the Company among its shareholders for the purpose of winding-up its affairs, the holders of the Common Shares shall, subject always to the rights of the holders of any other class of shares of the Company entitled to receive the property or assets of the Company upon such distribution in priority to or rateably with the holders of the Common Shares, be entitled to receive and the Company shall pay to such holders, the remaining property and assets of the Company as are available for distribution.

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ARTICLE 27

SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO THE REDEEMABLE PREFERRED

SHARES

27.1 Voting. The holders of Redeemable Preferred Shares shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Company, except as otherwise required under the Business Corporations Act, in which case each Redeemable Preferred Share shall entitle the holder thereof to one vote at each such meeting.

27.2 Redemption

(a) Subject to the requirements of the Business Corporations Act, the Company shall redeem all of the Redeemable Preferred Shares at the time that is immediately following the issuance thereof, without any further act or formality on the part of the Company or any holder of Redeemable Preferred Shares, in accordance with the following provisions of this Section 27.2 (the ''Time of Redemption''). Except as hereinafter provided, no notice of redemption or other act or formality on the part of the Company shall be required to call the Redeemable Preferred Shares for redemption.

(b) From and after the Time of Redemption:

(i) upon surrender by a holder of Redeemable Preferred Shares to such person as may be appointed by the Company to act as depositary for the redemption of the Redeemable Preferred Shares (the ''Depositary'') of such documents and instruments as the Depositary may reasonably require, the Depositary shall pay and deliver or cause to be paid and delivered to such holder, by way of wire transfer or cheque payable to the holder, CAD$0.04 (the ''Redemption Amount'') for each Redeemable Preferred Share held by such holder, less any amounts the Company or the Depositary determines or reasonably believes are required to be deducted and withheld from such consideration in accordance with any applicable law; and

(ii) the holders of Redeemable Preferred Shares shall not be entitled to exercise any of the rights of shareholders in respect thereof except to receive the Redemption Amount therefor, without interest.

(c) At and from the Time of Redemption, the Redeemable Preferred Shares shall be deemed to be redeemed and cancelled, the Company shall be fully and completely discharged from its obligations with respect to the payment of the Redemption Amount to such holders of Redeemable Preferred Shares, and the rights of such holders shall be limited to receiving the Redemption Amount payable to them upon the surrender of the documents described in Section 27.2(b)(i). Subject to the requirements of applicable law with respect to unclaimed property, any Redemption Amount held by the Depositary that has not been claimed in accordance with the provisions described above prior to the sixth anniversary of the date on which the Time of Redemption occurs shall be forfeited to the Company or its successor and shall cease to represent a right or claim by or interest of any kind or nature, and the right of a former holder of Redeemable Preferred Shares to receive such Redemption Amount shall terminate and be deemed to be surrendered and forfeited for no consideration, and any person who surrenders certificate(s), and the other documents described in Section 27.2(b)(i), on or after the sixth anniversary of the date on which the Time of Redemption occurs, will not be entitled to such Redemption Amount or other compensation. nature, and the right of a former holder of Redeemable Preferred Shares to receive such payment shall terminate and be deemed to be surrendered and forfeited for no consideration.

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27.3 Priority. The Common Shares shall rank junior to the Redeemable Preferred Shares and shall be subject in all respects to the rights, privileges, restrictions and conditions attaching to the Redeemable Preferred Shares.

27.4 Dividends. The holders of the Redeemable Preferred Shares shall not be entitled to receive any dividends thereon.

27.5 Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of the property or assets of the Company among its shareholders for the purpose of winding-up its affairs, and subject to the extinguishment of the rights of holders of Redeemable Preferred Shares upon satisfaction of the Redemption Amount in respect of the Redeemable Preferred Shares, the holders of Redeemable Preferred Shares shall be entitled to receive and the Company shall pay to such holders, before any amount shall be paid or any property or assets of the Company shall be distributed to the holders of any class of shares ranking junior to the Redeemable Preferred Shares as to such entitlement, an amount equal to the Redemption Amount for each Redeemable Preferred Share held by them and no more. After payment to the holders of the Redeemable Preferred Shares of the amounts so payable to them as hereinbefore provided, they shall not be entitled to share in any further distribution of the property or assets of the Company.

[Remainder of this page intentionally left blank.]

29

Dated ________________, 2024.

ARMADA DATA CORPORATION

_______________________________

       Per: Authorized Signatory

TABLE OF CONTENTS

EXHIBIT B

AMALGAMATION APPLICATION

See attached.

BC Registry Services
BRITISH COLUMBIA

BC Limited Company

AMALGAMATION APPLICATION

BUSINESS CORPORATIONS ACT, section 275

Telephone: 1 877 526-1526
www.bcreg.ca
Mailing Address: PO Box 9431 Stn Prov Govt Victoria BC V8W 9V3
Courier Address: 200 – 940 Blanshard Street Victoria BC V8W 3E6

DO NOT MAIL THIS FORM to BC Registry Services unless you are instructed to do so by registry staff. The Regulation under the *Business Corporations Act* requires the electronic version of this form to be filed on the Internet at www.corporateonline.gov.bc.ca

Freedom of Information and Protection of Privacy Act (FOIPPA): Personal information provided on this form is collected, used and disclosed under the authority of the *FOIPPA* and the *Business Corporations Act* for the purposes of assessment. Questions regarding the collection, use and disclosure of personal information can be directed to the Manager of Registries Operations at 1 877 526-1526, PO Box 9431 Stn Prov Govt, Victoria BC V8W 9V3.

A INITIAL INFORMATION – *When the amalgamation is complete, your company will be a BC limited company.*

What kind of company(ies) will be involved in this amalgamation?
(Check all applicable boxes.)

- [x] BC company
- [ ] BC unlimited liability company

B NAME OF COMPANY – *Choose **one** of the following:*

- [ ] The name ______________________ is the name reserved for the amalgamated company. The name reservation number is: ______________,

OR

- [ ] The company is to be amalgamated with a name created by adding "B.C. Ltd." after the incorporation number,

OR

- [ ] The amalgamated company is to adopt, as its name, the name of one of the amalgamating companies.

The name of the amalgamating company being adopted is:
Armada Data Corporation

The incorporation number of that company is: BC0587401

Please note: If you want the name of an amalgamating corporation that is a foreign corporation, you must obtain a name approval before completing this amalgamation application.

C AMALGAMATION STATEMENT – *Please indicate the statement applicable to this amalgamation.*

- [ ] **With Court Approval:**
This amalgamation has been approved by the court and a copy of the entered court order approving the amalgamation has been obtained and has been deposited in the records office of each of the amalgamating companies.

OR

- [ ] **Without Court Approval:**
This amalgamation has been effected without court approval. A copy of all of the required affidavits under section 277(1) have been obtained and the affidavit obtained from each amalgamating company has been deposited in that company's records office.

FORM 13 LTD (SEP 2017) Page 1

D AMALGAMATION EFFECTIVE DATE – *Choose **one** of the following:*

☐ The amalgamation is to take effect at the time that this application is filed with the registrar.

☐ The amalgamation is to take effect at 12:01a.m. Pacific Time on [YYYY / MM / DD] being a date that is not more than ten days after the date of the filing of this application.

☐ The amalgamation is to take effect at ______ ☐ a.m. or ☐ p.m. Pacific Time on [YYYY / MM / DD] being a date and time that is not more than ten days after the date of the filing of this application.

E AMALGAMATING CORPORATIONS

Enter the name of each amalgamating corporation below. For each company, enter the incorporation number. If the amalgamating corporation is a foreign corporation, enter the foreign corporation's jurisdiction and if registered in BC as an extraprovincial company, enter the extraprovincial company's registration number. Attach an additional sheet if more space is required.

	NAME OF AMALGAMATING CORPORATION	BC INCORPORATION NUMBER, OR EXTRAPROVINCIAL REGISTRATION NUMBER IN BC	FOREIGN CORPORATION'S JURISDICTION
1.	Armada Data Corporation	BC0587401	
2.	1498798 B.C. Ltd.	BC1498798	
3.			
4.			
5.			

F FORMALITIES TO AMALGAMATION

If any amalgamating corporation is a foreign corporation, section 275 (1)(b) requires an authorization for the amalgamation from the foreign corporation's jurisdiction to be filed.

☐ This is to confirm that each authorization for the amalgamation required under section 275(1)(b) is being submitted for filing concurrently with this application.

G CERTIFIED CORRECT – I have read this form and found it to be correct.

This form must be signed by an authorized signing authority for each of the amalgamating companies as set out in Item E.

	NAME OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	DATE SIGNED YYYY / MM / DD
1.	James Matthews	X	
2.	Fred Marotta	X	
3.		X	
4.		X	
5.		X	

FORM 13 LTD (SEP 2017)

Page 2

NOTICE OF ARTICLES

A NAME OF COMPANY

Set out the name of the company as set out in Item B of the Amalgamation Application.

Armada Data Corporation

B TRANSLATION OF COMPANY NAME

Set out every translation of the company name that the company intends to use outside of Canada.

C DIRECTOR NAME(S) AND ADDRESS(ES)

Set out the full name, delivery address and mailing address (if different) of every director of the company. The director may select to provide either (a) the delivery address and, if different, the mailing address for the office at which the individual can usually be served with records between 9 a.m. and 4 p.m. on business days or (b) the delivery address and, if different, the mailing address of the individual's residence. The delivery address must not be a post office box. Attach an additional sheet if more space is required.

LAST NAME	FIRST NAME	MIDDLE NAME	
Oszlak	Eli		
DELIVERY ADDRESS	**PROVINCE/STATE**	**COUNTRY**	**POSTAL CODE/ZIP CODE**
125 Bronte Road, Suite 1101, Oakville	ON	Canada	L6L 0H1
MAILING ADDRESS	**PROVINCE/STATE**	**COUNTRY**	**POSTAL CODE/ZIP CODE**
125 Bronte Road, Suite 1101, Oakville	ON	Canada	L6L 0H1
LAST NAME	**FIRST NAME**	**MIDDLE NAME**	
Matthews	James		
DELIVERY ADDRESS	**PROVINCE/STATE**	**COUNTRY**	**POSTAL CODE/ZIP CODE**
778 Perseden Road, Mississauga	ON	Canada	L5J 2T7
MAILING ADDRESS	**PROVINCE/STATE**	**COUNTRY**	**POSTAL CODE/ZIP CODE**
778 Perseden Road, Mississauga	ON	Canada	L5J 2T7
LAST NAME	**FIRST NAME**	**MIDDLE NAME**	
DELIVERY ADDRESS	**PROVINCE/STATE**	**COUNTRY**	**POSTAL CODE/ZIP CODE**
MAILING ADDRESS	**PROVINCE/STATE**	**COUNTRY**	**POSTAL CODE/ZIP CODE**
LAST NAME	**FIRST NAME**	**MIDDLE NAME**	
DELIVERY ADDRESS	**PROVINCE/STATE**	**COUNTRY**	**POSTAL CODE/ZIP CODE**
MAILING ADDRESS	**PROVINCE/STATE**	**COUNTRY**	**POSTAL CODE/ZIP CODE**

FORM 13 LTD (SEP 2017) Page 3

B-1.

SCHEDULE B -

REPRESENTATIONS AND WARRANTIES OF ARMADA

1. Organization and Qualification. Armada and each of the Armada Subsidiaries is a corporation or other entity duly incorporated, formed or organized, as applicable, validly existing and in good standing (or equivalent) under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, and has all requisite power and authority to own, lease and operate its assets and properties and conduct its business as now owned and conducted. Armada and each of the Armada Subsidiaries is duly qualified, registered, licensed or otherwise authorized to carry on business and has complied, in all material respects, with all such qualifications and licenses and is in good standing in each jurisdiction in which the character of its assets and properties, whether owned, leased, licensed or otherwise held, or the nature of its activities make such qualification, registration, licensing or other authorization necessary, and has all Authorizations required to own, lease and operate its properties and assets and to conduct its business as now owned, leased, operated and conducted except where the failure to be so registered or licensed would not, individually or in the aggregate, have a Material Adverse Effect.

2. Corporate Authorization. Armada has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by Armada of its obligations under this Agreement and the completion of the Amalgamation and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Armada and no other corporate proceedings on the part of Armada are necessary to authorize this Agreement or the completion of the Amalgamation and the other transactions contemplated hereby and thereby other than approval by the Shareholders.

3. Execution and Binding Obligation. This Agreement has been duly executed and delivered by Armada, and constitutes a legal, valid and binding agreement of Armada enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors' rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

4. Governmental Authorization. The execution, delivery and performance by Armada of its obligations under this Agreement and the completion of the Amalgamation and the other transactions contemplated hereby and thereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by Armada or by any of the Armada Subsidiaries other than: (a) filings under the BCBCA, (b) the Required Regulatory Approvals and (c) filings with the Securities Authorities or the TSXV.

5. Non-Contravention. The execution, delivery and performance by Armada of its obligations under this Agreement and the completion of the Amalgamation and the other transactions contemplated hereby and thereby do not and will not (or would not with the giving of notice, the lapse of time or both):

(a) contravene, conflict with, or result in any violation or breach of the Armada Governing Documents or the organizational documents of any of the Armada Subsidiaries;

(b) contravene, conflict with or result in a violation or breach of any Law applicable to Armada or any of the Armada Subsidiaries, or any of their respective properties or assets;

B-2.

(c) allow any person to exercise any rights, require any consent or notice under or other action by any person, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Armada or any of the Armada Subsidiaries is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any Material Contract or any material Authorization to which Armada or any of the Armada Subsidiaries is a party or by which Armada or any of the Armada Subsidiaries is bound; or

(d) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Armada or the Armada Subsidiaries.

6. Capitalization.

(a) The authorized capital of Armada consists of an unlimited number of Common Shares. As at the date hereof, (i) 17,670,265 Common Shares are issued and outstanding; and (ii) no Common Shares are issuable pursuant to the exercise of Options. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Armada to issue or sell any shares or other securities of its own issue or any other obligations of any kind convertible into or exchangeable or exercisable for any shares or other securities of Armada.

(b) All outstanding Common Shares and the Common Shares issuable on the exercise of Options have been duly authorized. The outstanding Common Shares are, and the Common Shares issuable upon the exercise of Options when issued will be, validly issued and outstanding as fully paid and non-assessable shares of Armada, except as disclosed in the Armada Public Documents.

(c) There are no issued, outstanding or authorized notes, bonds, debentures or other evidences of Indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any person, directly or indirectly, the right to vote with holders of Common Shares on any matter except as required by Law.

7. Subsidiaries. Except as previously disclosed to the Acquiror Parent Group, Armada is, directly or indirectly, the registered and beneficial owner of all of the outstanding common shares or other equity interests of each of the Armada Subsidiaries, free and clear of all Encumbrances, all such shares or other equity interests so owned by Armada have been validly issued and are fully paid and non-assessable, as the case may be, and no such shares or other equity interests: (i) have been issued in violation of any Law or any pre-emptive or similar rights; or (ii) are subject to pre-emptive rights, rights of first refusal or similar rights created by statute, such Armada Subsidiary's organizational documents or any agreement binding upon Armada or any of the Armada Subsidiaries. Except for the shares or other equity interests owned by Armada or by any of the Armada Subsidiaries, directly or indirectly, in any Armada Subsidiary, neither Armada nor any of the Armada Subsidiaries is the registered or beneficial owner of any equity interest of any kind in, voting debt of, or any interest convertible into or exchangeable or exercisable for any equity interest in, any other person.

8. Shareholders' and Similar Agreements. Neither Armada nor any of the Armada Subsidiaries is subject to, or affected by, any unanimous shareholders agreement and is not a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership, registration, transfer or voting of any of the securities of Armada or of any of the Armada Subsidiaries.

B-3.

9. Securities Law Matters.

(a) Armada is a "reporting issuer" or equivalent thereof and not on the list of reporting issuers in default under applicable Securities Laws in British Columbia, Alberta and Ontario and is not in default of any material requirements of any Securities Laws or the policies of the TSXV. No delisting, suspension of trading in or cease trading order with respect to any of its securities and, to the knowledge of Armada, no inquiry or investigation of any Securities Authority, is pending, in effect or ongoing or threatened. The Common Shares are listed on the TSXV and trading of the Common Shares is not as at the date hereof halted or suspended. Armada does not have any securities listed for trading on any securities exchange other than the TSXV. None of Armada's Subsidiaries is subject to any continuous disclosure requirements under any securities laws in any jurisdiction in which such Armada Subsidiary is formed or otherwise organized or operates that are of the nature of or substantially equivalent to the continuous disclosure requirements of the Securities Authorities.

(b) The Armada Public Documents were filed in all material respects with the requirements of applicable Securities Laws and, where applicable, the policies of the TSXV and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any misrepresentation. Armada has, since January 1, 2022, complied and is in compliance with applicable Securities Laws and policies of the TSXV in all material respects. Armada has not filed any confidential material change report with the Securities Authorities which at the date hereof remains confidential. There are no outstanding or unresolved comments in comment letters that Armada has received from any Securities Authority with respect to any of Armada Public Documents and, to the knowledge of Armada, neither Armada nor any of the Armada Public Documents are subject of an ongoing audit, review, comment or investigation by any Securities Authority or, in the case of Armada, the TSXV.

(c) Armada is not subject to any cease trade or other order of the TSXV or any Securities Authority, and, to the knowledge of Armada, no investigation or other proceedings involving Armada that may operate to prevent or restrict trading of any securities of Armada are currently in progress or pending before the TSXV, or any Securities Authority.

10. Financial Statements.

(a) The Financial Statements: (i) were prepared in accordance with IFRS, (ii) fairly present, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated statements of financial position, consolidated statements of loss and comprehensive loss and consolidated statements of cash flows of Armada and the Armada Subsidiaries as of the dates set out in such statements and the consolidated statements financial position, consolidated statements of loss and comprehensive loss and consolidated statements of cash flows of Armada and the Armada Subsidiaries as at the dates and for the respective periods covered by such financial statements (except as may be expressly indicated in the notes to such financial statements) and (iii) reflect appropriate reserves in respect of contingent liabilities, if any. Armada does not intend to make any material correction or restatement of, nor, to the knowledge of Armada, is there any basis for any material correction or restatement of, any aspect of any of the financial statements referred to in this Paragraph. There has been no material change in Armada's accounting policies since May 31, 2023. There are no, nor are there any commitments to become a party to, any off-balance sheet transactions of Armada or of any of the Armada Subsidiaries with unconsolidated entities or other persons.

B-4.

(b) The financial books, records and accounts of Armada and each of the Armada Subsidiaries:

(i) have been maintained, in all material respects, in accordance with IFRS, except where local accounting standards are required; (ii) to the knowledge of Armada, are stated in reasonable detail; (iii) accurately and fairly reflect all the material transactions, acquisitions and dispositions of Armada and the Armada Subsidiaries; and (iv) accurately and fairly reflect the basis of Armada's financial statements for periods beginning on or after May 31, 2023.

11. Disclosure Controls and Internal Control over Financial Reporting. To the knowledge of Armada, none of Armada, any of the Armada Subsidiaries, or any of their respective directors, officers, auditors, accountants or representatives has received or otherwise obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding accounting, internal accounting controls or auditing matters, including any material complaint, allegation, assertion, or claim that Armada or any of the Armada Subsidiaries has engaged in questionable accounting or auditing practices, or any expression of concern from its employees regarding questionable accounting or auditing matters.

12. Auditors. The auditors of Armada are independent of Armada in accordance with the ethical requirements that are relevant to their audit of the consolidated financial statements in Canada and there is not now, and, to the knowledge of Armada, there has never been, any reportable event (as defined in National Instrument 51-102 - Continuous Disclosure Obligations) with the present or any former auditors of Armada.

13. No Undisclosed Liabilities. There are no material liabilities or obligations of Armada or of any of the Armada Subsidiaries of any type whatsoever, whether accrued, contingent or absolute, other than liabilities or obligations: (a) reflected or reserved against in the Financial Statements (including any notes or schedules thereto and related management's discussions and analysis); (b) disclosed in the Armada Public Documents; (c) incurred in the ordinary course of business since May 31, 2023; or (d) incurred in connection with this Agreement (including Transaction Costs).

14. Related Party Transactions. Except as disclosed in the Armada Public Documents, neither Armada nor any of the Armada Subsidiaries is indebted to any director, officer, employee or agent of, or independent contractor to, Armada, any of the Armada Subsidiaries or any of their respective Affiliates (except for amounts due in the ordinary course as salaries, bonuses, director's fees, under Employee Plans or amounts owing under any contracting agreement with any such independent contractor or the reimbursement of ordinary course expenses). Except as disclosed in the Armada Public Documents, there are no Contracts (other than employment arrangements or independent contractor arrangements) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer or director of Armada, any of the Armada Subsidiaries or any of their respective affiliates.

B-5.

15. No "Collateral Benefit". To the knowledge of Armada, other than the Acquiror Parent Group, no related party (within the meaning of MI 61-101) of Armada together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Common Shares, except for related parties who will not receive a "collateral benefit" (within the meaning of such instrument) as a consequence of the transactions contemplated by this Agreement.

16. Compliance with Laws. Armada and each of the Armada Subsidiaries is, and, to the knowledge of Armada, since January 1, 2022 has been, in material compliance with all applicable Laws, and neither Armada nor any of the Armada Subsidiaries is, to the knowledge of Armada, under any investigation with respect to, has been charged or to the knowledge of Armada threatened to be charged with, or has received notice of, any violation or potential violation of any Law or a disqualification by a Governmental Entity except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

17. Intellectual Property.

(a) Armada and/or the Armada Subsidiaries own all right, title and interest in and to, or have validly licensed (and are not in material breach of such licenses), all Intellectual Property that is material to the business, as presently conducted, of Armada and the Armada Subsidiaries and all rights of Armada and the Armada Subsidiaries in and to such Intellectual Property are unexpired and, to the knowledge of Armada, valid and enforceable.

(b) The Intellectual Property that is owned or licensed by Armada or the Armada Subsidiaries is sufficient, in all material respects, for conducting the business, as presently conducted, of Armada and the Armada Subsidiaries.

(c) To the knowledge of Armada, the conduct of the business of Armada and the Armada Subsidiaries (including pursuant to the transactions contemplated by this Agreement) and the use by Armada and the Armada Subsidiaries of any of the Intellectual Property owned by them did not and do not breach, violate, infringe or interfere with any Intellectual Property or other rights of any other person.

(d) To the knowledge of Armada, no third party is breaching, violating, infringing upon or interfering with the Intellectual Property owned by or licensed to Armada or any of the Armada Subsidiaries.

(e) Armada and the Armada Subsidiaries own or have validly licensed or leased (and are not in material breach of such licenses or leases) all IT Assets (including Software) that are material to the conduct of the business, as presently conducted, of Armada and the Armada Subsidiaries. Neither Armada nor any of the Armada Subsidiaries has licensed others to use any material Intellectual Property or IT Assets, other than on a non-exclusive basis and in the ordinary course.

18. Data Privacy and Cybersecurity. Armada and the Armada Subsidiaries have established and implemented policies, programs, and procedures that are commercially reasonable to protect the confidentiality, integrity, and/or availability of the trade secrets and other information in their possession, custody, or control, and of their Software, IT Assets, products and services customary for similar companies. Upon the closing of the Amalgamation, and to the knowledge of Armada, Armada and the Armada Subsidiaries will continue to have the right to use personal information on the same basis that Armada and the Armada Subsidiaries were entitled to use such information immediately prior to such closing. To the knowledge of Armada, (i) there has been no loss, damage, or unauthorized access, disclosure, transfer or use of any personal information, trade secret, or otherwise protected business information in the possession, custody, or control of Armada or any Armada Subsidiary, or maintained or processed on any of their behalf and (ii) there have been no material outages or breaches of, and to their knowledge there are no bugs, defects, backdoors, or malicious code in, any Software, IT Assets, product, or service owned, sold, licensed or used by Armada or any Armada Subsidiary except as would not be reasonably expected to have a Material Adverse Effect. Neither Armada nor any of the Armada Subsidiaries has notified in writing, or been required to notify in writing, any person of any personal data or network security-related incident, nor has Armada or any of the Armada Subsidiaries received any written notice of any claims, investigations, or alleged violations of Law with respect to data security, personal data rights or privacy.

B-6.

19. Title and Rights to Assets. Armada and the Armada Subsidiaries, as applicable, have good and valid title to all material assets reflected in Armada's audited consolidated financial statements as at and for the fiscal year ended May 31, 2023, free and clear of all material Encumbrances, other than the Permitted Encumbrances, and there are no purchase options, rights to first refusal or similar provisions which would affect the interest of Armada or any of the Armada Subsidiaries in any of the foregoing material assets. No person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Armada or any of the Armada Subsidiaries of any of the material assets of Armada or any of the Armada Subsidiaries other than with Armada or as described or contemplated in this Agreement.

20. Litigation. Except as previously disclosed to the Acquiror Parent Group, there are no claims, actions, suits, arbitrations, inquiries, or proceedings pending, or, to the knowledge of Armada threatened, against Armada or any of the Armada Subsidiaries, or, affecting any of their respective properties or assets, nor, to the knowledge of Armada, are there any events or circumstances which would reasonably be expected to give rise to any such claim, action, suit, arbitration, inquiry or proceeding. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of Armada, threatened against or relating to Armada or any of the Armada Subsidiaries. Neither Armada nor any of the Armada Subsidiaries, nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree.

21. Environmental Matters.

(a) Armada and each of the Armada Subsidiaries is, and since January 1, 2022 has been, in compliance, in all material respects, with all Environmental Laws;

(b) the operation of the businesses of Armada and the Armada Subsidiaries, the property and assets owned or used by Armada and the Armada Subsidiaries and the use, maintenance and operation thereof have been and are in compliance, in all material respects, with all Environmental Laws;

(c) none of Armada or any of the Armada Subsidiaries have released, and, to the knowledge of Armada, no other person has released, any Hazardous Substances in violation of Environmental Laws on, at, in, under or from any real property currently owned or leased by Armada or the Armada Subsidiaries or, to the knowledge of Armada, real property previously owned or leased by Armada or any of the Armada Subsidiaries;

B-7.

(d) there are no pending claims or, to the knowledge of Armada, threatened claims, against Armada or any of the Armada Subsidiaries, arising out of any Environmental Laws;

(e) Armada is not aware of, nor has it received: (i) any order or directive from a Governmental Entity which relates to environmental matters that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of Armada; or (ii) any written regulatory demand or notice with respect to the material breach of any Environmental Law applicable to Armada or any of the Armada Subsidiaries.

22. Employees.

(a) Armada and the Armada Subsidiaries are in material compliance with all terms and conditions of all Laws respecting employment, including pay equity, employment equity, employment standards, labour, human rights, privacy, workers' compensation and occupational health and safety, and there are no material pending or outstanding contractual, statutory, civil law and/or common law claims, demands, actions, applications, proceedings or orders, or to Armada's knowledge, complaints or investigations, under any such Law and to the knowledge of Armada there is no basis for such claims.

(b) All amounts due or accrued for all salary, wages, bonuses, commissions and benefits under Employee Plans, Taxes, deductions and remittances and/or other similar accruals have either been paid or properly accrued and are accurately reflected in the books and/or records of Armada or the applicable Armada Subsidiary.

(c) Except as disclosed in the Armada Public Disclosure, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of Armada or any of the Armada Subsidiaries to severance pay, any material increase in severance pay or any change of control payment, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause Armada or any of the Armada Subsidiaries to transfer or set aside any assets to fund any material benefits under any Employee Plan, (iv) otherwise give rise to any material liability under any Employee Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Plan on or following the Effective Time.

(d) To the knowledge of Armada, neither Armada nor any of the Armada Subsidiaries is subject to any material claim for wrongful dismissal, constructive dismissal or any other material claim, complaint or litigation relating to employment, discrimination or termination of employment of any current or former employee or relating to any failure to hire a candidate for employment.

23. Employee Plans.

(a) There are no Employee Plans except for the Option Plan.

(b) Except as required by Law, no Employee Plan provides for retiree or post-employment medical, disability, life insurance or other welfare benefits to any person, and none of Armada or any of the Armada Subsidiaries has any obligation to provide such benefits.

B-8.

24. Insurance.

(a) Armada and each of the material Armada Subsidiaries is and has been continuously insured by reputable third-party insurers with reasonable and prudent policies appropriate for the size and nature of the business of Armada, the material Armada Subsidiaries and their respective assets.

(b) Each insurance policy currently in effect that insures the physical properties, business, operations and assets of Armada and the material Armada Subsidiaries, is valid and binding and in full force and effect and there is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed. There is no material claim pending under any insurance policy of Armada or of any of the material Armada Subsidiaries that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claims. All proceedings covered by any insurance policy of Armada or of any of the material Armada Subsidiaries, have been properly reported to and accepted by the applicable insurer.

25. Taxes.

(a) Armada and each of the Armada Subsidiaries has duly and timely filed all Tax Returns required to be filed by them prior to the date hereof and all such Tax Returns are complete and correct in all material respects.

(b) Armada and each of the Armada Subsidiaries has paid on a timely basis all Taxes which are due and payable, all assessments and reassessments, and all other Taxes due and payable by them on or before the date hereof, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the most recently published consolidated financial statements of Armada in accordance with IFRS. Armada and the Armada Subsidiaries have provided adequate accruals in accordance with IFRS in the most recently published consolidated financial statements of Armada for any Taxes of Armada and each of the Armada Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course.

(c) No material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of Armada or any of the Armada Subsidiaries, and neither Armada, nor any of the Armada Subsidiaries, is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or threatened in writing against Armada or any of the Armada Subsidiaries, or any of their respective assets.

(d) No claim has been made by any Governmental Entity in a jurisdiction where Armada and any of the Armada Subsidiaries does not file Tax Returns that Armada, or any of the Armada Subsidiaries, is or may be subject to Tax by that jurisdiction and none of Armada nor any of the Armada Subsidiaries carries on business in a jurisdiction in which it does not file a Tax Return in respect of income.

B-9.

(e) There are no Encumbrances (other than Permitted Encumbrances) with respect to Taxes upon any of the assets of Armada or any of the Armada Subsidiaries.

(f) Each of Armada and the Armada Subsidiaries has withheld, deducted or collected all material amounts required to be withheld, deducted or collected by it on account of Taxes, has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so, and complied in all material respects with all applicable Laws relating to reporting of such Taxes.

(g) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of Taxes due from Armada or any of the Armada Subsidiaries, for any taxable period and no request for any such waiver or extension is currently pending.

26. Bankruptcy and Insolvency. None of Armada or any of the Armada Subsidiaries has made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof nor has any petition for a receiving order been presented in respect of it. None of Armada or any of the Armada Subsidiaries has initiated any Legal Proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution and, to the knowledge of Armada, no such Legal Proceedings have been threatened by any other person. No receiver has been appointed in respect of Armada or any of the Armada Subsidiaries or any of their respective property or assets and no execution or distress has been levied upon any of their respective property or assets and, to the knowledge of Armada, no such Legal Proceedings have been threatened by any other person.

27. Opinion of Financial Advisor. The Board has received the Fairness Opinion and such Fairness Opinion has not been withdrawn or modified as of the date of this Agreement.

28. Brokers. Except for the engagement letter between Armada and the Financial Advisor and the fees payable under or in connection with such engagement, no investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of Armada or any of the Armada Subsidiaries or is entitled to any fee, commission or other payment from Armada or any of the Armada Subsidiaries in connection with this Agreement or any other transaction contemplated by this Agreement.

29. Board Approval. The Board after consultation with the financial and legal advisors, has (i) determined that the Consideration to be received by Armada Shareholders (other than the Acquiror Parent Group) pursuant to the Amalgamation is fair to such holders and that the Amalgamation is in the best interests of Armada; (ii) resolved to recommend that Armada Shareholders vote in favour of the Amalgamation Resolution; and (iii) authorized the entering into of this Agreement and the performance by Armada of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations.

30. Anti-Bribery and Corruption. None of Armada nor any of the Armada Subsidiaries, nor to the knowledge of Armada, any of their respective directors, officers or employees nor, to the knowledge of Armada, any of their respective agents or representatives, have directly or indirectly, (i) offered, promised, made or authorized, or agreed to offer, promise, make or authorize, any contribution, expense, payment or gift of funds, property or anything else of value to or for the use or benefit of any Government Official for the purpose of securing action or inaction or a decision of a Governmental Entity or a Government Official, influence over such action, inaction or decision, or any improper advantage; or (ii) taken any action which is or would be otherwise inconsistent with or prohibited by any Anti-Corruption Law applicable to Armada or any of the Armada Subsidiaries. The operations of Armada and the Armada Subsidiaries have been conducted at all times in compliance with all applicable Anticorruption Laws and over the past six years there has been no suit, action, litigation or proceeding, or to the knowledge of Armada, investigation or inquiry, by or before any Governmental Entity, customer, business partner or any arbitrator or any internal investigation involving Armada or any of the Armada Subsidiaries or, to the knowledge of Armada, any of their directors, officers, employees, agents or representatives with respect to applicable Anticorruption Laws, and, to the knowledge of Armada, there are no circumstances likely to lead or give rise to any such suit, action, investigation, inquiry, litigation or proceeding and none are pending or have been threatened. Armada and the Armada Subsidiaries are not ineligible nor considered by any Governmental Entity to be ineligible, to tender for any contract or business with, or be awarded any contract or business by, such Governmental Entity, or to tender for or perform any sub-contracting work under a contract with such Governmental Entity.

B-10.

31. Absence of Certain Changes or Events. Except as disclosed in the Armada Public Documents, since May 31, 2023:

(a) Armada and each of the Armada Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice;

(b) there has not been any acquisition or sale by Armada or any Armada Subsidiary of any interest in any material property or assets;

(c) Armada has not declared or paid any dividends or made any other distributions on any of the Common Shares;

(d) Armada has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Common Shares;

(e) neither Armada nor any Armada Subsidiary has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except in the ordinary course of business consistent with past practice;

(f) there has not been any incurrence, assumption or guarantee by Armada or any Armada Subsidiary of any debt for borrowed money, any creation or assumption by Armada or any Armada Subsidiary of any Encumbrance (other than Permitted Encumbrances);

(g) neither Armada nor any Armada Subsidiary has made any material loan, advance or capital contribution to, or investment in, any other person;

(h) neither Armada nor any Armada Subsidiary has entered into, created, declared, adopted, amended, varied, modified or taken any other action with respect to any bonus, target bonus, profit sharing, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change in control, employment or other employee benefit plan, agreement, trust fund, award or arrangement for the benefit or welfare of any officer, director or employee, or similar rights or other benefits, except for employees (other than officers) in the ordinary course of business consistent with past practice;

B-11.

B-11.

(i) Armada has not effected any change in its accounting methods, principles or practices; and

(j) no Material Adverse Effect has occurred.

32. Required Contractual Consents. There are no Required Contractual Consents required to be obtained by Armada in respect of this Agreement and the transactions contemplated hereby or the Amalgamation.

C-1

SCHEDULE C -

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR PARENT GROUP AND THE

ACQUIROR

1. Organization and Qualification. Each of the Acquiror and Matthews Holdco is a corporation duly incorporated, formed or organized as applicable, validly existing and in good standing (or equivalent) under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, and has all requisite power and authority to own, lease and operate its assets and properties and conduct its business as now owned and conducted.

2. Authority Relative to this Agreement.

(a) Each of the Acquiror and Matthews Holdco has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of the Acquiror and Matthews Holdco, and the consummation by the Acquiror of the Amalgamation and the other transactions contemplated hereunder have been duly authorized by the board of directors of each of the Acquiror and Matthews Holdco and no other corporate proceedings on its part are necessary to authorize this Agreement or the Amalgamation or the completion by the Acquiror and Matthews Holdco of the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by each of the Acquiror Parent Group and the Acquiror and constitutes a legal, valid and binding obligation of each of the Acquiror Parent Group and the Acquiror, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity.

(c) The authorization of this Agreement, the execution and delivery by each of the Acquiror Parent Group and the Acquiror of this Agreement and the performance by each of the Acquiror Parent Group and the Acquiror of its obligations under this Agreement and the consummation of the Amalgamation do not and will not result in a violation or breach of or constitute a default under (with or without notice or the passage of time), or require an Authorization to be obtained under, any provision of:

(a) the articles, by-laws or other constating documents of the Acquiror or Matthews Holdco;

(b) any applicable Laws;

(c) any Contract or Authorization to which the Acquiror Parent Group or the Acquiror is party or by which it is bound; or

(d) any judgment, decree, order or award of any Governmental Entity or arbitrator.

3. Required Approvals. No licence, permit, certificate, consent, approval, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Entity is required to be obtained by the Acquiror Parent Group or the Acquiror in connection with the execution and delivery by the Acquiror Parent Group and the Acquiror of this Agreement, the consummation of the Amalgamation and the other transactions contemplated hereunder, other than:

(a) the Required Regulatory Approvals relating to the Acquiror Parent Group and the Acquiror; and

C-2

(b) any other authorizations, licences, permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make same would not reasonably be expected to prevent or significantly impede or materially delay the completion of the Amalgamation.

4. Sufficient Funds. The Acquiror Parent Group has the financial resources to fund the Consideration and the Acquiror Parent Group and the Acquiror will have, no later than one Business Day before the Effective Date, immediately available funds on hand that will be sufficient to pay in full the aggregate Consideration payable in cash upon the terms contemplated by the Amalgamation Agreement.

5. Ownership of Common Shares. As of the date hereof, the Acquiror Parent Group has beneficial ownership of, or control or direction over, directly or indirectly, 5,462,760 Common Shares.

6. Litigation. There is no suit, action or proceeding pending against or, to the knowledge of Acquiror Parent Group or the Acquiror, threatened against or affecting the Acquiror Parent Group or the Acquiror, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Amalgamation or any of the other transactions contemplated by this Agreement.

7. Other Agreements. Neither the Acquiror Parent Group, the Acquiror nor any of their affiliates is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting, disposing of or otherwise in respect of any of the Common Shares, other than the Support Agreements.

8. No Agreement with Shareholders. Neither the Acquiror Parent Group, the Acquiror nor any of their affiliates has entered into any agreements with Shareholders in respect of the Amalgamation, other than the Support Agreements.

SCHEDULE "D"

DISSENT RIGHTS

DIVISION 2 OF PART 8 OF THE BCBCA

Definitions and application

237 (1) In this Division:

''dissenter'' means a shareholder who, being entitled to do so, sends written notice of dissent when and as required by section 242;

''notice shares'' means, in relation to a notice of dissent, the shares in respect of which dissent is being exercised under the notice of dissent;

''payout value'' means,

in the case of a dissent in respect of a resolution, the fair value that the notice shares had immediately before the passing of the resolution,

in the case of a dissent in respect of an arrangement approved by a court order made under section 291 (2) (c) that permits dissent, the fair value that the notice shares had immediately before the passing of the resolution adopting the arrangement, in the case of a dissent in respect of a matter approved or authorized by any other court order that permits dissent, the fair value that the notice shares had at the time specified by the court order, or in the case of a dissent in respect of a community contribution company, the value of the notice shares set out in the regulations,

excluding any appreciation or depreciation in anticipation of the corporate action approved or authorized by the resolution or court order unless exclusion would be inequitable.

(2) This Division applies to any right of dissent exercisable by a shareholder except to the extent that

(a) the court orders otherwise, or

(b) in the case of a right of dissent authorized by a resolution referred to in section 238 (1) (g), the court orders otherwise or the resolution provides otherwise.

Right to dissent

238 (1) A shareholder of a company, whether or not the shareholder's shares carry the right to vote, is entitled to dissent as follows:

(a) under section 260, in respect of a resolution to alter the articles

(i) to alter restrictions on the powers of the company or on the business the company is permitted to carry on;

(ii) without limiting subparagraph (i), in the case of a community contribution company, to alter any of the company's community purposes within the meaning of section 51.91; or

(iii) without limiting subparagraph (i), in the case of a benefit company, to alter the company's benefit provision;

(b) under section 272, in respect of a resolution to adopt an amalgamation agreement;

(c) under section 287, in respect of a resolution to approve an amalgamation under Division 4 of Part 9;

(d) in respect of a resolution to approve an arrangement, the terms of which arrangement permit dissent;

(e) under section 301 (5), in respect of a resolution to authorize or ratify the sale, lease or other disposition of all or substantially all of the company's undertaking;

(f) under section 309, in respect of a resolution to authorize the continuation of the company into a jurisdiction other than British Columbia;

(g) in respect of any other resolution, if dissent is authorized by the resolution;

(h) in respect of any court order that permits dissent.

(1.1) A shareholder of a company, whether or not the shareholder's shares carry the right to vote, is entitled to dissent under section 51.995 (5) in respect of a resolution to alter its notice of articles to include or to delete the benefit statement.

(2) A shareholder wishing to dissent must

(a) prepare a separate notice of dissent under section 242 for

(i) the shareholder, if the shareholder is dissenting on the shareholder's own behalf, and

(ii) each other person who beneficially owns shares registered in the shareholder's name and on whose behalf the shareholder is dissenting,

(b) identify in each notice of dissent, in accordance with section 242 (4), the person on whose behalf dissent is being exercised in that notice of dissent, and

(c) dissent with respect to all of the shares, registered in the shareholder's name, of which the person identified under paragraph (b) of this subsection is the beneficial owner.

(3) Without limiting subsection (2), a person who wishes to have dissent exercised with respect to shares of which the person is the beneficial owner must

(a) dissent with respect to all of the shares, if any, of which the person is both the registered owner and the beneficial owner, and

(b) cause each shareholder who is a registered owner of any other shares of which the person is the beneficial owner to dissent with respect to all of those shares.

Waiver of right to dissent

239 (1) A shareholder may not waive generally a right to dissent but may, in writing, waive the right to dissent with respect to a particular corporate action.

(2) A shareholder wishing to waive a right of dissent with respect to a particular corporate action must

(a) provide to the company a separate waiver for

(i) the shareholder, if the shareholder is providing a waiver on the shareholder's own behalf, and

(ii) each other person who beneficially owns shares registered in the shareholder's name and on whose behalf the shareholder is providing a waiver, and

(b) identify in each waiver the person on whose behalf the waiver is made.

(3) If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on the shareholder's own behalf, the shareholder's right to dissent with respect to the particular corporate action terminates in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and this Division ceases to apply to

(a) the shareholder in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and

(b) any other shareholders, who are registered owners of shares beneficially owned by the first mentioned shareholder, in respect of the shares that are beneficially owned by the first mentioned shareholder.

(4) If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on behalf of a specified person who beneficially owns shares registered in the name of the shareholder, the right of shareholders who are registered owners of shares beneficially owned by that specified person to dissent on behalf of that specified person with respect to the particular corporate action terminates and this Division ceases to apply to those shareholders in respect of the shares that are beneficially owned by that specified person.

Notice of resolution

240 (1) If a resolution in respect of which a shareholder is entitled to dissent is to be considered at a meeting of shareholders, the company must, at least the prescribed number of days before the date of the proposed meeting, send to each of its shareholders, whether or not their shares carry the right to vote,

(a) a copy of the proposed resolution, and

(b) a notice of the meeting that specifies the date of the meeting, and contains a statement advising of the right to send a notice of dissent.

(2) If a resolution in respect of which a shareholder is entitled to dissent is to be passed as a consent resolution of shareholders or as a resolution of directors and the earliest date on which that resolution can be passed is specified in the resolution or in the statement referred to in paragraph (b), the company may, at least 21 days before that specified date, send to each of its shareholders, whether or not their shares carry the right to vote,

(a) a copy of the proposed resolution, and

(b) a statement advising of the right to send a notice of dissent.

(3) If a resolution in respect of which a shareholder is entitled to dissent was or is to be passed as a resolution of shareholders without the company complying with subsection (1) or (2), or was or is to be passed as a directors' resolution without the company complying with subsection (2), the company must, before or within 14 days after the passing of the resolution, send to each of its shareholders who has not, on behalf of every person who beneficially owns shares registered in the name of the shareholder, consented to the resolution or voted in favor of the resolution, whether or not their shares carry the right to vote,

(a) a copy of the resolution,

(b) a statement advising of the right to send a notice of dissent, and

(c) if the resolution has passed, notification of that fact and the date on which it was passed.

(4) Nothing in subsection (1), (2) or (3) gives a shareholder a right to vote in a meeting at which, or on a resolution on which, the shareholder would not otherwise be entitled to vote.

Notice of court orders

241 If a court order provides for a right of dissent, the company must, not later than 14 days after the date on which the company receives a copy of the entered order, send to each shareholder who is entitled to exercise that right of dissent

(a) a copy of the entered order, and

(b) a statement advising of the right to send a notice of dissent.

Notice of dissent

242 (1) A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (a), (b), (c), (d), (e) or (f) or (1.1) must,

(a) if the company has complied with section 240 (1) or (2), send written notice of dissent to the company at least 2 days before the date on which the resolution is to be passed or can be passed, as the case may be,

(b) if the company has complied with section 240 (3), send written notice of dissent to the company not more than 14 days after receiving the records referred to in that section, or

(c) if the company has not complied with section 240 (1), (2) or (3), send written notice of dissent to the company not more than 14 days after the later of

(i) the date on which the shareholder learns that the resolution was passed, and

(ii) the date on which the shareholder learns that the shareholder is entitled to dissent.

(2) A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (g) must send written notice of dissent to the company

(a) on or before the date specified by the resolution or in the statement referred to in section 240 (2) (b) or

(3) (b) as the last date by which notice of dissent must be sent, or

(b) if the resolution or statement does not specify a date, in accordance with subsection (1) of this section.

(3) A shareholder intending to dissent under section 238 (1) (h) in respect of a court order that permits dissent must send written notice of dissent to the company

(a) within the number of days, specified by the court order, after the shareholder receives the records referred to in section 241, or

(b) if the court order does not specify the number of days referred to in paragraph (a) of this subsection, within 14 days after the shareholder receives the records referred to in section 241.

(4) A notice of dissent sent under this section must set out the number, and the class and series, if applicable, of the notice shares, and must set out whichever of the following is applicable:

(a) if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner and the shareholder owns no other shares of the company as beneficial owner, a statement to that effect;

(b) if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner but the shareholder owns other shares of the company as beneficial owner, a statement to that effect and

(i) the names of the registered owners of those other shares,

(ii) the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii) a statement that notices of dissent are being, or have been, sent in respect of all of those other shares;

(c) if dissent is being exercised by the shareholder on behalf of a beneficial owner who is not the dissenting shareholder, a statement to that effect and

(i) the name and address of the beneficial owner, and

(ii) a statement that the shareholder is dissenting in relation to all of the shares beneficially owned by the beneficial owner that are registered in the shareholder's name.

(5) The right of a shareholder to dissent on behalf of a beneficial owner of shares, including the shareholder, terminates and this Division ceases to apply to the shareholder in respect of that beneficial owner if subsections (1) to (4) of this section, as those subsections pertain to that beneficial owner, are not complied with.

Notice of intention to proceed

243 (1) A company that receives a notice of dissent under section 242 from a dissenter must,

(a) if the company intends to act on the authority of the resolution or court order in respect of which the notice of dissent was sent, send a notice to the dissenter promptly after the later of

(i) the date on which the company forms the intention to proceed, and

(ii) the date on which the notice of dissent was received, or

(b) if the company has acted on the authority of that resolution or court order, promptly send a notice to the dissenter.

(2) A notice sent under subsection (1) (a) or (b) of this section must

(a) be dated not earlier than the date on which the notice is sent,

(b) state that the company intends to act, or has acted, as the case may be, on the authority of the resolution or court order, and

(c) advise the dissenter of the manner in which dissent is to be completed under section 244.

Completion of dissent

244 (1) A dissenter who receives a notice under section 243 must, if the dissenter wishes to proceed with the dissent, send to the company or its transfer agent for the notice shares, within one month after the date of the notice,

(a) a written statement that the dissenter requires the company to purchase all of the notice shares,

(b) the certificates, if any, representing the notice shares, and

(c) if section 242 (4) (c) applies, a written statement that complies with subsection (2) of this section.

(2) The written statement referred to in subsection (1) (c) must

(a) be signed by the beneficial owner on whose behalf dissent is being exercised, and

(b) set out whether or not the beneficial owner is the beneficial owner of other shares of the company and, if so, set out

(i) the names of the registered owners of those other shares,

(ii) the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii) that dissent is being exercised in respect of all of those other shares.

(3) After the dissenter has complied with subsection (1),

(a) the dissenter is deemed to have sold to the company the notice shares, and

(b) the company is deemed to have purchased those shares, and must comply with section 245, whether or not it is authorized to do so by, and despite any restriction in, its memorandum or articles.

(4) Unless the court orders otherwise, if the dissenter fails to comply with subsection (1) of this section in relation to notice shares, the right of the dissenter to dissent with respect to those notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares.

(5) Unless the court orders otherwise, if a person on whose behalf dissent is being exercised in relation to a particular corporate action fails to ensure that every shareholder who is a registered owner of any of the shares beneficially owned by that person complies with subsection (1) of this section, the right of shareholders who are registered owners of shares beneficially owned by that person to dissent on behalf of that person with respect to that corporate action terminates and this Division, other than section 247, ceases to apply to those shareholders in respect of the shares that are beneficially owned by that person.

(6) A dissenter who has complied with subsection (1) of this section may not vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, other than under this Division.

Payment for notice shares

245 (1) A company and a dissenter who has complied with section 244 (1) may agree on the amount of the payout value of the notice shares and, in that event, the company must

(a) promptly pay that amount to the dissenter, or

(b) if subsection (5) of this section applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(2) A dissenter who has not entered into an agreement with the company under subsection (1) or the company may apply to the court and the court may

(a) determine the payout value of the notice shares of those dissenters who have not entered into an agreement with the company under subsection (1), or order that the payout value of those notice shares be established by arbitration or by reference to the registrar, or a referee, of the court,

(b) join in the application each dissenter, other than a dissenter who has entered into an agreement with the company under subsection (1), who has complied with section 244 (1), and

(c) make consequential orders and give directions it considers appropriate.

(3) Promptly after a determination of the payout value for notice shares has been made under subsection (2) (a) of this section, the company must

(a) pay to each dissenter who has complied with section 244 (1) in relation to those notice shares, other than a dissenter who has entered into an agreement with the company under subsection (1) of this section, the payout value applicable to that dissenter's notice shares, or

(b) if subsection (5) applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(4) If a dissenter receives a notice under subsection (1) (b) or (3) (b),

(a) the dissenter may, within 30 days after receipt, withdraw the dissenter's notice of dissent, in which case the company is deemed to consent to the withdrawal and this Division, other than section 247, ceases to apply to the dissenter with respect to the notice shares, or

(b) if the dissenter does not withdraw the notice of dissent in accordance with paragraph (a) of this subsection, the dissenter retains a status as a claimant against the company, to be paid as soon as the company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the company but in priority to its shareholders.

(5) A company must not make a payment to a dissenter under this section if there are reasonable grounds for believing that

(a) the company is insolvent, or

(b) the payment would render the company insolvent.

Loss of right to dissent

246 The right of a dissenter to dissent with respect to notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares, if, before payment is made to the dissenter of the full amount of money to which the dissenter is entitled under section 245 in relation to those notice shares, any of the following events occur:

(a) the corporate action approved or authorized, or to be approved or authorized, by the resolution or court order in respect of which the notice of dissent was sent is abandoned;

(b) the resolution in respect of which the notice of dissent was sent does not pass;

(c) the resolution in respect of which the notice of dissent was sent is revoked before the corporate action approved or authorized by that resolution is taken;

(d) the notice of dissent was sent in respect of a resolution adopting an Business Combination agreement and the Business Combination is abandoned or, by the terms of the agreement, will not proceed;

(e) the arrangement in respect of which the notice of dissent was sent is abandoned or by its terms will not proceed;

(f) a court permanently enjoins or sets aside the corporate action approved or authorized by the resolution or court order in respect of which the notice of dissent was sent;

(g) with respect to the notice shares, the dissenter consents to, or votes in favor of, the resolution in respect of which the notice of dissent was sent;

(h) the notice of dissent is withdrawn with the written consent of the company;

(i) the court determines that the dissenter is not entitled to dissent under this Division or that the dissenter is not entitled to dissent with respect to the notice shares under this Division.

Shareholders entitled to return of shares and rights

247 If, under section 244 (4) or (5), 245 (4) (a) or 246, this Division, other than this section, ceases to apply to a dissenter with respect to notice shares,

(a) the company must return to the dissenter each of the applicable share certificates, if any, sent under section 244 (1) (b) or, if those share certificates are unavailable, replacements for those share certificates,

(b) the dissenter regains any ability lost under section 244 (6) to vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, and the dissenter must return any money that the company paid to the dissenter in respect of the notice shares under, or in purported compliance with, this Division.

SCHEDULE "E"

FAIRNESS OPINION

See attached.

KOGER VALUATIONS INC.
Business Valuation and
Litigation Support
45 Coalport Dr.
Toronto, Ontario
M1N 4B5
Bus/Fax 416-690-7717
Res. 416-694-4633
email: tkvaluator@aol.com

PRIVATE & CONFIDENTIAL

August 27, 2024

Dear Sirs:

Armada Data Corporation ("Armada" or the "Corporation"), acting though the Special Committee of the Board of Directors of Armada (the "Committee"), retained Koger Valuations Inc. ("Koger") to provide an opinion as to the fairness from a financial point of view (the "Fairness Opinion") of the proposed amalgamation of the Corporation with 1498798 B.C. Inc. (the "Transaction").

The terms of the Transaction will be fully described in a management information circular of Armada (the "Circular") which is expected to be distributed to shareholders of Armada in order to seek shareholder approval of the Transaction.

This Fairness Opinion has been prepared in accordance with the standards of the Canadian Institute of Chartered Business Valuators and was presented to the Committee.

All amounts in this fairness opinion are in Canadian dollars unless indicated otherwise.

CREDENTIALS OF KOGER

Koger is a business valuation firm in its thirty-fourth year of operation. The firm has broad based experience in providing valuations and fairness opinions and other services to both private and public companies operating in a variety of different industries.

ENGAGEMENT OF KOGER BY THE COMMITTEE

The Committee formally retained Koger by letter dated July 12, 2024 to provide this Fairness Opinion. Pursuant to the terms of this engagement Armada has agreed to pay Koger a fee based on the estimated hours for providing this Fairness Opinion. No portion of the fee payable to Koger is contingent on the completion of the Transaction or on the conclusions reached herein.

Koger consents to providing this Fairness Opinion in its entirety to shareholders of Armada, to the courts and to regulatory authorities in connection with the Transaction which will be accomplished by including the Fairness Opinion in the Circular.

2.

INDEPENDENCE OF KOGER

The analyses and research used in preparing the Fairness Opinion were carried out solely by Thomas A. Koger, the President of Koger, as an independent and neutral expert. No one has put any restriction on the scope of his work, opinion or conclusions. We, and Mr. Koger in his personal capacity, also confirm that we are independent for the purposes of this engagement and, without limiting the foregoing, have no financial interest or future expected financial interest in Armada, the Transaction or from dealings with any shareholders of Armada.

ARMADA

Armada is a public Canadian corporation listed on the TSX Venture Exchange. The Corporation is an information services company that operates in the following segments: Insurance Services, CarCost Canada and Information (IT) Services. The headquarters of the Corporation is located in Mississauga, Ontario.

THE TRANSACTION

The equity of Armada consists solely of 17,670,265 issued and outstanding common shares.

The Transaction involves an acquisition of 100% of the Common Shares of Armada through an amalgamation transaction between Armada and 1498798 B.C. Inc. 1498798 B.C. Inc. is a corporation controlled by Messrs. James Matthews and Eli Oszlak who are insiders of Armada. The Transaction reflects a purchase price of $0.04 per Armada share (the "Consideration") and, accordingly, a value of $700,000 (rounded) for Armada.

SCOPE OF REVIEW

Prior to preparing our Fairness Opinion we reviewed the terms of the Transaction and assessed, among other things, whether the terms of the Transaction are fair from a financial point of view to the minority shareholders of Armada. We assessed the fair market value of the assets and liabilities of Armada. We met with the Special Committee regarding the Transaction and assessed whether the Transaction was fair from a financial point of view to the common shareholders of Armada. In carrying out this assignment we were provided with all documents we requested. We reviewed and relied on the following information:

1. The draft Circular and the draft acquisition agreement outlining the Transaction;

2. The financial statements of Armada for the years ended May 31, 2019 to 2023 as audited by Philip Gigan, CPA;

3. The most recently filed 3rd Quarter financial statement of Armada for the quarter ended February 29, 2024;

3.

4. The draft financial statements of Armada for the year ended May 31, 2024 prepared by management;

5. Publicly traded share values were confirmed through Bloomberg;

6. Discussions with management regarding Armada;

7. A list of the significant shareholders of Armada;

8. Documents filed by Armada and that are available on Sedar Plus; and,

9. A management letter wherein it is confirmed that Koger has been provided with all relevant documents with respect to the Transaction and that there are no material issues that have not been disclosed to them which could impact the Fairness Opinion.

QUALIFICATIONS AND RESTRICTIONS

Koger understands that the Fairness Opinion will be contained in the Circular being sent to all the common shareholders of Armada. We do not assume any responsibility to the parties to the Transaction or to third parties if this Fairness Opinion is used in ways other than for its intended purpose. We reserve the right (but will be under no obligation) to review our Fairness Opinion in the light of any new facts, trends, or changing conditions subsequently brought to our attention and which may have existed at the date of this Fairness Opinion.

ASSUMPTIONS

In preparing this Fairness Opinion, we have assumed that all the information supplied to us by the management of Armada is accurate and complete. We have further assumed that all significant factors, contracts or agreements in effect at the date hereof that would have an impact as to the conclusions arrived at in this report have been disclosed to us and there are no material undisclosed liabilities. We have further assumed that all consents and required authorizations to complete the Transaction will be obtained. We have also assumed that Armada does not have any material contingent liabilities other than those disclosed in its financial statements and/or by management and that no undisclosed material litigation is pending or threatened which may have an impact on this Fairness Opinion.

APPROACH TO FAIRNESS

The analyses we prepared in issuing this Fairness Opinion must be considered as a whole.

In assessing the fairness of the Transaction, from a financial point of view to shareholders of Armada, we considered a number of factors including, but not limited to, the following:

4.

- In the year ended May 31, 2023 and subsequently to the date of this Fairness Opinion Armada incurred losses. We calculated the EBITDA of Armada in those periods and found EBITDA to be negative. Accordingly, there is no basis for any capitalization of earnings, cash flow or EBITDA approach to determining value or an enterprise value based on reported audited results. The audited financial statements draw attention to Armada having difficulty as a going concern;

- Although Armada is thinly traded and the recent share price is not necessarily indicative of the share value for Armada, the Consideration of $0.04 per share is a cash offer and is in excess of recent trading prices for Armada;

- We calculated a value per common share of Armada based on an enterprise value for Armada that is below the Consideration of $0.04 per share; and

- At the date of this report the net asset value of Armada is approximately $100,000 (rounded). The Transaction, with Consideration of $0.04 per share, reflects a value in excess of $700,000 for Armada which is above the indicated net asset value of Armada;

CONCLUSION

Based upon and subject to the foregoing, we are of the opinion that the Consideration to be paid pursuant to the Transaction is fair from a financial point of view, to the common shareholders of Armada (other than James Matthews, Eli Oszlak, 2190960 Ontario Ltd. and their affiliates or associates).

Yours truly,

Koger Valuations Inc.

Koger Valuations Inc.